As filed with the Securities and Exchange Commission on January 18, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form S-11

Registration Statement

under

the Securities Act of 1933

of certain real estate companies

AG MORTGAGE INVESTMENT TRUST, INC.

New York, New York 10167

(212) 692-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Allan Krinsman, Esq.

General Counsel

AG Mortgage Investment Trust, Inc.

245 Park Avenue, 26th floor

New York, New York 10167

(212) 692-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Thomas P. Conaghan, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Tel. (212) 547-5400 Fax (212) 547-5444	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel. (212) 735-3000 Fax (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion

Preliminary prospectus dated January 18, 2012

PROSPECTUS

4,000,000 Shares

AG Mortgage Investment Trust, Inc.

Common stock

AG Mortgage Investment Trust, Inc. is a Maryland real estate investment trust focused on investing in, acquiring and managing a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets, which we refer to as our target assets. We are externally managed by AG REIT Management, LLC, or our Manager, a subsidiary of Angelo, Gordon & Co., L.P., or Angelo, Gordon, a privately-held, SEC-registered investment adviser with approximately $22 billion under management as of September 30, 2011.

We are offering 4,000,000 shares of our common stock as described in this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “MITT.” The last reported sale price of our common stock on the NYSE was $19.60 on January 17, 2012.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2011. To assist us in qualifying as a REIT, among other reasons, ownership of our outstanding common stock by any person is limited to 9.8%, subject to certain exceptions. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock. See “Description of Common Stock—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 20 of this prospectus for a discussion of risks.

	Per share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, to us, before expenses	$	$

The underwriters may also purchase up to an additional 600,000 shares of common stock from us at the public offering price within 30 days after the date of this prospectus to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about                     , 2012.

Joint Book-Running Managers

Deutsche Bank Securities	BofA Merrill Lynch	Stifel Nicolaus Weisel

The date of this prospectus is                     , 2012.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TRADEMARKS AND TRADENAMES

All references in this prospectus to trademarks lacking the ™ symbol are defined terms that reference the products, technologies or businesses bearing the trademark with this symbol. Angelo, Gordon & Co., L.P. licenses the Angelo, Gordon & Co., L.P. name and logo to us and our Manager in perpetuity for use in our business.

PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. References to “Company,” “we,” “us” and “our” refer to AG Mortgage Investment Trust, Inc., a Maryland real estate investment trust; references to “Manager” refer to AG REIT Management, LLC, our external manager; and references to “Angelo, Gordon” refer to Angelo, Gordon & Co., L.P., the parent of our Manager. References to “common stock” refer to our common stock, $0.01 par value per share. Unless otherwise indicated, the information contained in this prospectus assumes that the underwriters’ over-allotment option to purchase additional common stock is not exercised.

Our company

We are a Maryland real estate investment trust focused on investing in, acquiring and managing a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets, which we refer to as our target assets.

We are currently invested substantially in RMBS for which a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally-chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. Our Agency RMBS investments include mortgage pass-through securities and may include collateralized mortgage obligations, or CMOs. We expect our portfolio, over time, will include a more significant portion of residential mortgage-backed securities, or RMBS, that are not issued or guaranteed by a U.S. government agency or a U.S. government-sponsored entity, or non-Agency RMBS. Our non-Agency RMBS investments may include fixed- and floating-rate securities, including investment grade and non-investment grade. We also have the discretion to invest in other target assets, including commercial mortgage-backed securities, or CMBS, residential and commercial mortgage loans and asset-backed securities, or ABS.

We were incorporated in Maryland on March 1, 2011, and commenced operations in July 2011. On July 6, 2011, we successfully completed our initial public offering, or IPO, pursuant to which we sold 5,500,000 shares of our common stock to the public at a price of $20.00 per share for gross proceeds of $110.0 million. Concurrently with the consummation of our IPO, we completed a private placement in which we sold 3,205,000 units, with each unit consisting of one share of our common stock and one warrant to purchase 0.5 of a share of our common stock, at a price of $20.00 per unit. Each warrant has an exercise price of $20.50 per share. In addition, we sold 500,000 private placement shares of our common stock to AG Funds, an affiliate of Angelo, Gordon, and two of our officers, at a price of $20.00 per share. We refer to the concurrent July 6, 2011 private placement in this prospectus as the “private placement.” The gross proceeds to us from the private placement were $74.1 million. On July 20, 2011, the underwriters in our IPO exercised their over-allotment option to purchase an additional 800,000 shares of our common stock at a price of $20.00 per share for gross proceeds of $16.0 million. Collectively, we received net proceeds from our IPO, the private placement and the exercise of the underwriters’ over-allotment option of approximately $198.1 million after subtracting expenses incurred in connection with formation of $2.0 million.

The net proceeds from our IPO and private offering, as well as monies that we have borrowed under repurchase agreements have been deployed to purchase a $1.3 billion investment portfolio as of September 30, 2011, which primarily consisted of $1.2 billion in Agency RMBS, $58.4 million in non-Agency RMBS, $12.7 million in CMBS and $5.0 million in ABS. We have also entered into $728.0 million notional amount of pay-fixed receive-LIBOR swaps.

We are externally managed by AG REIT Management LLC, our Manager, a subsidiary of Angelo, Gordon, and we benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel of Angelo, Gordon. Angelo, Gordon, is a privately-held, SEC-registered investment adviser with approximately $22 billion under management as of September 30, 2011. We believe the Angelo, Gordon platform, with extensive experience in RMBS, combined with extensive experience in CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity, enables us to selectively acquire assets to construct a diversified investment portfolio of target assets designed to produce attractive risk-adjusted returns through a combination of dividends and capital appreciation across a variety of market conditions and economic cycles.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our current taxable year ending December 31, 2011. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our stockholders as long as we maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended.

Our Manager

We are externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon. Angelo, Gordon was founded in 1988 by John Angelo and Michael Gordon and is a privately-held firm with over 250 employees, including more than 90 investment professionals. Angelo, Gordon specializes in alternative investment activities for over 1,000 institutional and high net worth clients. Angelo, Gordon is an SEC-registered investment adviser with approximately $22 billion under management as of September 30, 2011. Angelo, Gordon’s platform is composed of a broad range of alternative investment strategies, including RMBS, CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity. Angelo, Gordon is an established leader in the alternative investment field and its overall investment philosophy is credit and value-centric in that its investment process is based on a highly analytical framework and, with respect to RMBS, takes into account factors such as loan-level cash flows, historical and current borrower performance and collateral valuation. Angelo, Gordon’s investment team is composed of complementary professionals with broad-based experience including buy-side and sell-side investment firms, rating agencies, accounting, derivatives, banking, public company, private equity and trading firms.

Pursuant to the terms of our management agreement with AG REIT Management LLC, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of our Manager. We do not have any employees. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as our board of directors delegates to it.

Our strategies

Our investment strategy

We invest in a diversified pool of mortgage assets that generate attractive risk-adjusted returns to our investors over the long-term through a combination of dividends and capital appreciation. Our target assets include Agency RMBS, non-Agency RMBS, CMBS and other real estate-related assets. Since our IPO, the risk-reward profile of investment opportunities supported the deployment of a majority of our capital in Agency RMBS. Current labor, housing and economic fundamentals, together with U.S. monetary policy designed to keep interest rates low, have been supportive of our Agency RMBS investments. Overweighting of these investments was also favored by the relative ease of funding and superior liquidity. We also acquired a limited amount of Non-Agency RMBS, CMBS and ABS assets for our investment portfolio. We expect to gradually and opportunistically allocate more capital among Non-Agency RMBS, CMBS and ABS assets when we are presented with compelling investment returns.

As of September 30, 2011, 94.1% of our equity was invested in Agency RMBS, 4.5% in non-Agency RMBS, 1.0% in CMBS and 0.4% in other assets.

Our financing and hedging strategy

We expect to generate income principally from the yields earned on our investments and, to the extent that leverage is deployed, on the difference between the yields earned on our investments and our cost of borrowing and any hedging activities. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our Investment Company Act exemption, to the extent leverage is deployed, we may use a number of sources to finance our investments.

We use leverage to increase potential returns to our stockholders and to fund the acquisition of our assets. Generally, we intend to use, on a debt-to-equity basis, up to 6 to 9 times leverage on our Agency RMBS assets. With respect to our non-Agency RMBS and CMBS assets, we intend to use 2 to 3 times leverage, except in conjunction with securitizations which provide term financings that may be available to us depending upon market conditions. For these asset classes based upon the equity allocation as of September 30, 2011 and on an aggregate debt-to-equity basis, we do not generally expect to exceed, on a debt-to-equity basis, an 8-to-1 leverage ratio. As of September 30, 2011 our aggregate debt-to-equity leverage ratio was 5.7-to-1, which reflects our current mix of Agency RMBS, non-Agency RMBS, CMBS and other assets. A lower leverage ratio reflects our Manager’s consideration of a possible European sovereign debt and banking crisis which may subsequently impact U.S. capital funding markets.

We finance our investments in real estate securities primarily through short-term borrowings structured as repurchase agreements.

As of September 30, 2011, we had entered into master repurchase agreements, or MRAs, with sixteen counterparties, under which we have borrowed an aggregate $1.1 billion from thirteen of these counterparties. As of September 30, 2011, the borrowings under repurchase agreements had maturities between October 4, 2011 and January 20, 2012.

Subject to maintaining our qualification as a REIT and our Investment Company Act exemption, to the extent leverage is deployed, we utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements and interest rate cap agreements, in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we may seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing. As of September 30, 2011, we had entered into $728.0 million notional of pay-fixed receive-LIBOR swaps that have variable maturities between February 2012 and July 2016.

Risk management strategy

Our overall portfolio strategy is designed to generate attractive returns through various phases of the economic cycle. We believe that our broad approach within the real estate market, which considers all major categories of real estate assets, allows us to invest in a variety of attractive investment opportunities and help insulate our portfolio from some of the risks that arise in a single collateral type or single risk strategy. The components of our risk management strategy are more fully described in “Business—Risk Management.”

Our investments

Our target asset classes

We have thus far invested the preponderance of the proceeds of our IPO in Agency RMBS. We expect our portfolio, over time, will include a more significant portion of non-Agency RMBS. We also have the discretion to invest in other target assets (as described below).

Our target asset classes and the principal investments in which we invest are as follows:

Asset classes	Principal investments
Agency RMBS

•    RMBS for which a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally-chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities.

Non-Agency RMBS

•    Fixed- and floating-rate residential non-Agency RMBS, including investment grade and non-investment grade classes. The mortgage loan collateral for residential non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by U.S. government agencies or U.S. government-sponsored entities.

Other real estate-related assets and financial assets

•    Fixed- and floating-rate CMBS, including investment grade and non-investment grade classes. CMBS will be secured by, or evidence ownership interest in, a single commercial mortgage loan or a pool of commercial mortgage loans.

• Residential mortgage loans secured by residential real property, including prime, Alt-A and subprime mortgage loans.

•    First or second lien loans, subordinate interests in first mortgages, bridge loans to be used in the acquisition, construction or redevelopment of a property and mezzanine financing secured by interests in commercial real estate.

• Other real estate structured finance products, mortgage servicing rights, other real estate-related loans and securities and other financial assets.

Asset classes	Principal investments

•    Investment grade and non-investment grade debt and equity tranches of securitizations backed by various asset classes including, but not limited to, small balance commercial mortgages, aircraft, automobiles, credit cards, equipment, manufactured housing, franchises, recreational vehicles and student loans. Investments in ABS generally are not qualifying income for purposes of the 75% asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% income test applicable to REITs. As a result we may be limited in our ability to invest in such assets.

Our board of directors has adopted a set of investment guidelines that outline our target assets and other criteria which are used by our Manager to evaluate specific investment opportunities as well as our overall portfolio composition. Our Manager makes day-to-day determinations as to the timing and percentage of our assets that will be invested in each of the approved asset classes. Our decisions depend upon prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. As a result, we cannot predict the percentage of our assets that will be invested in any one of our approved asset classes at any given time. We may change our strategy and policies without a vote of our stockholders. We believe that the diversification of our portfolio of assets and the flexibility of our strategy combined with our Manager’s and its affiliates’ experience will enable us to achieve attractive risk-adjusted returns under a variety of market conditions and economic cycles.

Our investment portfolio

The following table summarizes our investment portfolio as of September 30, 2011:

	Current Face	Premium (Discount)	Amortized Cost	Gross Unrealized (1)			Weighted Average
				Gains	Losses	Fair Value	Coupon	Yield
Agency RMBS:
15 Year Fixed Rate	$878,441,239	$27,200,550	$905,641,789	$13,553,579	$(309,386)	$918,885,982	3.50%	2.76%
20 Year Fixed Rate	82,389,263	2,536,978	84,926,241	2,046,442	—	86,972,683	4.06%	3.40%
30 Year Fixed Rate	184,581,876	9,247,516	193,829,392	753,370	—	194,582,762	4.00%	3.25%
Interest Only	46,178,111	(36,137,763)	10,040,348	—	(3,209,024)	6,831,324	5.50%	6.65%
Non-Agency RMBS	81,815,722	(23,089,388)	58,726,334	597,354	(946,989)	58,376,699	4.20%	7.00%
CMBS	20,000,000	(4,467,852)	15,532,148	—	(2,790,888)	12,741,260	5.82%	11.28%
ABS	5,000,000	(593)	4,999,407	—	(2)	4,999,405	3.68%	3.69%

Total	$1,298,406,211	$(24,710,552)	$1,273,695,659	$16,950,745	$(7,256,289)	$1,283,390,115	3.76%	3.18%

(1)	We have chosen to make a fair value election pursuant to ASC 825 for our securities portfolios. Unrealized gains and losses are recognized in current period earnings in the unrealized gain (loss) on real estate securities line item.

Financing and hedging activities

The following table presents certain information regarding our repurchase agreements as of September 30, 2011:

	Agency RMBS		Non-Agency RMBS /CMBS /ABS
Repurchase Agreements Maturing Within:	Balance	Weighted Average Rate	Balance	Weighted Average Rate
30 days or less	$806,763,885	0.26%	$2,134,000	1.72%
31-60 days	224,086,000	0.30%	15,696,000	1.47%
61-90 days	—	—	14,440,000	1.50%
Greater than 90 days	25,616,000	0.33%	—	—

Total / Weighted Average	$1,056,465,885	0.27%	$32,270,000	1.50%

We entered into MRAs with sixteen counterparties, under which we have outstanding debt with thirteen of these counterparties at September 30, 2011. At September 30, 2011, we did not have greater than 10% of stockholders’ equity at risk with any individual counterparty.

The following table presents information about our currently-paying and forward-starting, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements, as of September 30, 2011:

Maturity	Notional Amount		Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
2012	$100,000,000		0.354%	0.230%	0.39
2013	182,000,000	*	0.535%	0.231%	2.06
2014	204,500,000	*	1.000%	0.248%	2.83
2015	174,025,000		1.436%	0.243%	3.84
2016	67,500,000	*	1.738%	0.233%	4.88

Total / Weighted Average	$728,025,000		0.968%	0.239%	2.74

*	These figures include forward starting swaps with a total notional amount of $130.0 million and a weighted average start date of December 9, 2011. Weighted average rates shown are inclusive of rates corresponding to the terms of the swap as if the swap were effective as of September 30, 2011.

Investment policies

We comply with investment policies and procedures and investment guidelines that are approved by our board of directors and implemented by our Manager. We review our investment portfolio and our compliance with our investment policies, procedures and guidelines at each regularly scheduled meeting of our board of directors. Our independent directors do not review or approve individual investment, leverage or hedging decisions made by our Manager.

Our board of directors has adopted the following guidelines, among others, for our investments and borrowings:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•	our investments will be in our target assets.

These investment guidelines may be changed by our board of directors without the approval of our stockholders.

Distribution policy

On September 19, 2011, we declared a dividend of $0.40 per share of common stock to stockholders of record as of September 30, 2011 and paid such dividend on October 27, 2011. On December 14, 2011, we declared a dividend of $0.70 per share of common stock to stockholders of record as of December 30, 2011 and expect to pay such dividend on January 27, 2012. Investors in this offering will not be entitled to receive this dividend.

We intend to continue to make regular quarterly distributions to holders of our common stock. We generally need to distribute at least 90% of our ordinary taxable income each year (subject to certain adjustments) to our stockholders in order to qualify as a REIT under the Internal Revenue Code. Our ability to make distributions to our stockholders depends, in part, upon the performance of our investment portfolio. For additional details, see “Distribution Policy.” Distributions to our stockholders will be generally taxable to our stockholders as ordinary income, although a portion of our distributions may be designated by us as capital gain or qualified dividend income or may constitute a return of capital. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

Our competitive advantages

We believe that our competitive advantages include the following:

Investment team with extensive RMBS experience

The experience of Angelo, Gordon investment professionals provides competitive advantages to us. Angelo, Gordon has over 90 investment professionals across its lines of investment disciplines. Of those, over 50 are involved in one of Angelo, Gordon’s real estate investment disciplines—RMBS, CMBS, commercial real estate and net lease real estate. The insights, experience, and contacts of these professionals are available to us as a resource. Our Manager’s dedicated RMBS investment team is led by Jonathan Lieberman and has ten investment professionals, including portfolio managers, traders, analysts, and statisticians. The senior investment professionals have broad experience in managing residential mortgage-related assets through a variety of market cycles and credit and interest rate environments. The RMBS team has oversight from Michael Gordon, John Angelo and David Roberts who have an average of over 35 years of investment experience. Angelo, Gordon is an established leader in the alternative investment field and its overall investment philosophy is credit and value-centric in that its investment process is based on a highly analytical framework and, with respect to RMBS, takes into account factors such as loan-level cash flows, historical and current borrower performance and collateral valuation.

Through a joint venture with an affiliate of General Electric Capital Corporation, Angelo, Gordon is the manager of the AG GECC PPIF, a private investment partnership formed to make investments under the U.S. Treasury-sponsored Public-Private Investment Program. AG GECC PPIF invests primarily in non-Agency RMBS and CMBS issued prior to 2009 that were originally rated AAA or an equivalent rating by two or more nationally-recognized statistical rating organizations without ratings enhancements and that are secured by actual mortgage loans, leases or other assets and not other securities.

At Angelo, Gordon the investment team has acquired approximately $7.3 billion of RMBS as of September 30, 2011 and the market value of Angelo, Gordon’s RMBS portfolio was approximately $3.6 billion.

Breadth of Angelo, Gordon’s experience

Although our core investment strategy is focused on RMBS, Angelo, Gordon’s expertise in related investment disciplines such as CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity provides our Manager with both (i) valuable investment insights to our RMBS investment selection and strategy and (ii) flexibility to invest in target assets other than RMBS opportunistically as market conditions warrant.

Angelo, Gordon is a significant and experienced investor in commercial real estate across all sectors, including residential land and multi-family apartment buildings, both of which can provide insight into the single-family residential market. Since 1993, Angelo, Gordon has acquired approximately $14 billion in real estate transactions and has a dedicated real estate team of 33 professionals. Angelo, Gordon’s real estate team has invested in most major markets in the U.S. and maintains close relationships with over 35 local operating partners. Within its private equity business, Angelo, Gordon has invested in a number of financial services companies that originate and service loans to consumers; this background can provide valuable insight to the RMBS team as to the state of the consumer. Angelo, Gordon has been a significant purchaser of CMBS (over $9.5 billion invested since 2006) as well as other ABS and was an early and major participant in the TALF program, having acquired over $4.1 billion of TALF-eligible assets. As market conditions change and new opportunities are created that are consistent with our strategy and are structurally appropriate for us, we believe Angelo, Gordon’s extensive experience can assist our Manager in moving quickly to take advantage of those opportunities on our behalf.

Access to our Manager’s relationships

Angelo, Gordon has created a broad network of deal sources, including relationships with major issuers of residential debt securities and the broker-dealers that trade these securities, augmented by ongoing dialogue with a substantial number of smaller, regional firms that tend to find investment opportunities that are often priced and sold on an off-market basis. Our Manager’s investment team has extensive industry contacts and client relationships which have generated proprietary deal flow.

Disciplined investment approach and granular credit analysis

We seek to maximize our risk-adjusted returns through our Manager’s disciplined investment approach, which relies on rigorous quantitative and qualitative analysis. Our investment thesis is predicated upon in-depth loan-level analysis and our proprietary analytics, which allow us to underwrite loans individually based on updated borrower credit information and property attributes. Our focus on fundamental granular analysis remains the cornerstone of our investment philosophy, and we believe that through this approach we can identify attractive investment opportunities.

Access to Angelo, Gordon’s well developed infrastructure and asset management systems.

Angelo, Gordon has invested and continues to invest in the technology, analytics and systems that we believe are required to effectively and comprehensively evaluate potential RMBS investments. The Manager’s investment team and Angelo, Gordon’s technology group have developed proprietary databases, portfolio systems and quantitative models to enhance valuation analytics (pipeline modeling, roll rates and severity of loss). Most recently, Angelo, Gordon selected TransUnion as a data provider for its Consumer Risk Indicator. This product provides borrower information representing what we believe is the next step in loan-level analysis and that we expect will provide a deeper, more current understanding of borrower credit than available before in the RMBS sector.

Our Manager’s RMBS investment team has developed proprietary prepayment, default, delinquency roll rate and loss severity models to analyze current mark-to-market home values on a loan-by-loan basis using borrower monthly performance statistics, credit characteristics and home price appreciation (or depreciation) by metropolitan statistical area for most of the RMBS market.

Access to Angelo, Gordon’s accounting, tax and internal risk control management systems

Our Manager utilizes Angelo, Gordon’s well developed accounting, tax and internal control departments, comprising over 35 certified public accountants. Additionally, our Manager has access to Angelo, Gordon’s technology, client service, disaster recovery and operational infrastructure to support our operations. We believe that Angelo, Gordon has a strong reputation for risk management and compliance.

Alignment of interests between our stockholders and our Manager

AG Funds, L.P., an affiliate of Angelo, Gordon, purchased 400,000 shares of our common stock in the private placement. These shares and any other shares acquired by AG Funds, L.P. during the two years following the consummation of our IPO are subject to a lock-up agreement under which AG Funds has agreed, subject to the terms and conditions of the lock-up agreement, not to sell the shares until June 29, 2013. As a result, the economic interests of our Manager are significantly aligned with those of our stockholders.

Summary risk factors

An investment in our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•

We are dependent upon our Manager, its affiliates and their key personnel and may not find a suitable replacement if the management agreement with our Manager is terminated or such key personnel are no longer available to us.

•

There are potential conflicts of interest in our relationship with our Manager and its affiliates, which could result in decisions that are not in the best interests of our stockholders, such as conflicts in allocating investments that may also be suitable for entities or accounts managed by Angelo, Gordon, and conflicts in allocating time of officers and other employees between us and other operations or funds managed by Angelo, Gordon.

•

We have a limited operating history, and our Manager’s senior management team has limited experience operating a REIT or a public company. Accordingly, we may not operate successfully or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

•	We may not terminate or elect not to renew the management agreement, even in the event of our Manager’s poor performance, without having to pay substantial termination fees.

•

We may change our targeted class of investments without stockholder notice or consent, which could result in investments that are different, and possibly riskier, than those we describe in this prospectus.

•

The management agreement was not negotiated on an arm’s-length basis and the terms, including the fees payable to our Manager, may not be as favorable to us than if the agreement was negotiated with unaffiliated third parties. Termination of our management agreement would be costly and, in certain cases, not permitted.

•	Our board of directors has approved very broad investment policies for our Manager and does not approve each investment decision made by our Manager.

•

As a result of difficult conditions in the financial markets and the economy generally, the risks to our business strategies are high and there are no assurances that we will be successful in implementing our business strategies. We generally rely on short-term financing and thus are especially exposed to changes in the availability of financing.

•

There is no assurance that we will be able to make investments from time to time on favorable terms, or at all, that satisfy our investment strategy or otherwise generate attractive risk-adjusted returns.

•	Continuing to qualify for an exemption under the Investment Company Act imposes limits on our business.

•	Our target asset classes involve residential mortgage securities and other mortgage-related and financial assets that are subject to various risks that can affect their value and performance.

•	Changes in prepayment rates could negatively affect the value of our investment portfolio.

•

Our investment portfolio may be concentrated by geography, asset, property type and/or borrower, increasing our risk of loss if there are adverse developments or greater risks affecting the particular concentration.

•	Access to financing sources may not be available on favorable terms, or at all, which could adversely affect our ability to maximize our returns.

•

We may incur significant debt in the future, which may subject us to restrictive covenants and increased risk of loss and may reduce the cash available for distributions to our stockholders. There is no limitation on the amount of leverage we may utilize.

•

Interest rate fluctuations could significantly decrease our results of operations and cash flows and the market value of our assets, and our ability to use derivative and hedging instruments may be limited by our qualification as a REIT and our plans to satisfy the requirements for an exemption from registration as an investment company under the Investment Company Act.

•

Future issuances of equity securities by us or sales of common stock eligible for resale in the public market or otherwise after the completion of this offering, or the perception that such issuances or sales may occur, could depress the market price of our common stock.

•	Share ownership limits that are imposed by our charter may reduce the liquidity of our common stock and restrict business combination opportunities.

•	The REIT distribution requirements will limit our ability to retain earnings and will therefore affect our liquidity and ability to finance operations from earnings.

•	Complying with the REIT requirements can be difficult and may cause us to forego otherwise attractive business opportunities.

•

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders and may have significant adverse consequences on the market price of our common stock.

•

If we have substantial non-cash taxable income, in order to meet the REIT distribution requirement, we may have to sell assets, borrow funds or make taxable stock distributions. The REIT distribution requirement will limit our ability to retain earnings and thereby replenish or increase capital for operations.

•	Certain provisions of our organizational documents and Maryland law may delay or prevent a change in our control, which could have significant consequences on the market price of our common stock.

•	There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult for purchasers in this offering to sell their shares.

•

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

•

Until our portfolio of assets generates sufficient income and cash flow, we may be required to sell assets, borrow funds or use a portion of the net proceeds of this offering to make quarterly distributions to our stockholders.

Our relationship with our Manager

On June 29, 2011, we entered into a management agreement with AG REIT Management, LLC, pursuant to which we are externally managed by our Manager. The management agreement with our Manager requires our Manager to oversee our business affairs in conformity with the investment policies that are approved and monitored by our board of directors. Our Manager, pursuant to the delegation agreement dated as of June 29, 2011, has delegated to Angelo, Gordon the overall responsibility with respect to our Manager’s day-to-day duties and obligations arising under our management agreement.

The initial term of the management agreement expires on June 30, 2014 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least two-thirds of our outstanding common stock (other than those shares held by our Manager or by an affiliate of our Manager), in each case based upon (i) unsatisfactory performance by our Manager that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days’ prior notice of any such termination. Upon termination without cause, our Manager will be paid a termination fee. We may also terminate the management agreement without payment of any termination fee to our Manager, upon at least 30 days’ prior written notice from our board of directors, at any time for “cause” as defined in the management agreement. Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act with termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our Manager. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days’ written notice, in which case we would not be required to pay a termination fee to our Manager. Our Manager may also terminate the management agreement upon at least 60 days’ prior written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay to our Manager the termination fee.

Our Manager is entitled to receive a management fee, a termination fee in certain cases and reimbursement of certain expenses as described in the management agreement. The following summarizes the calculation of the fees payable to our Manager pursuant to the management agreement, as well as the expenses to be reimbursed to our Manager:

Fee	Description and method of computation
Management fee to our Manager	Our Manager is entitled to a management fee equal to 1.50% per annum, calculated and paid quarterly, of our Stockholders’ Equity. For purposes of calculating the management fee, our “Stockholders’ Equity” means the sum of the net proceeds from any issuances of our equity securities (including preferred securities) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance, and excluding any future equity issuance to our Manager), plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense or other non-cash items described below incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the U.S., or GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP, and certain other non-cash charges after discussions between our Manager and our

Fee	Description and method of computation
independent directors and after approval by a majority of our independent directors. Our Stockholders’ Equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements.

Termination fee to our Manager	The termination fee, payable for (1) our termination of the management agreement without cause or (2) our Manager’s termination of the management agreement upon a default in the performance of any material term of the management agreement, will be equal to three times the average annual management fee during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

Expense reimbursement to our Manager	We are required to reimburse our Manager for operating expenses related to us that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. Our reimbursement obligation is not subject to any dollar limitation. Expenses are reimbursed in cash on a monthly basis. We do not reimburse our Manager for the salaries and other compensation of its personnel except that we are responsible for expenses incurred by our Manager in employing our chief financial officer, general counsel and other employees as further described below.

We reimburse our Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus any related withholding taxes and employee benefits paid to (1) our chief financial officer based on the percentage of his time spent on our affairs, (2) our general counsel based on the percentage of his time spent on our affairs, and (3) other corporate finance, tax accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs. In their capacities as officers or personnel of our Manager or its affiliates, they devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Currently, our Manager waives its right to receive reimbursement from us of these expenses until such time as it determines to rescind the waiver in whole or in part.

Conflicts of interest

Our Manager experiences conflicts of interest in connection with the management of our business. We are dependent on our Manager for our day-to-day management and do not have any independent officers or other employees. Our officers and our non-independent directors are also employees of Angelo, Gordon. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if our management agreement had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Angelo, Gordon, may reduce the time our Manager and its officers and personnel spend managing us.

In addition, Angelo, Gordon serves as investment adviser to our Manager and to funds and accounts (referred to as clients) that are actively investing in our target assets. These clients include co-mingled private funds, separate accounts and structured investment vehicles which may be dedicated to a specific strategy or may be multi-strategy clients that have investment mandates broader than our target assets. As of September 30, 2011, the net asset value of the eleven clients Angelo, Gordon manages that primarily invest in non-Agency RMBS,

CMBS and other ABS was $5.3 billion. These clients pay a base management fee based upon net asset value or committed capital and an incentive fee which is based upon a percentage of the profits. The base management fees and incentive fees for these clients range up to 1.5% and 20.0%, respectively. As of September 30, 2011, the net asset value of the seven multi-strategy clients that may make investments in non-Agency RMBS, CMBS and other ABS was $3.3 billion. The base management fees and incentive fees for the multi-strategy clients range up to 1.5% and 20.0%, respectively. We compete for investment opportunities directly with these clients. Angelo, Gordon has discretionary investment authority for these clients, and Angelo, Gordon does and may in the future manage other entities and accounts that compete with us for investment opportunities.

Angelo, Gordon has an investment allocation policy that governs the allocations of investment opportunities among itself and its clients, and this investment allocation policy also applies to our Manager and us. Pursuant to this policy, Angelo, Gordon and our Manager allocate investment opportunities among clients in a manner which is fair and equitable over time and does not favor one client or group of clients.

Investment opportunities in our target assets are generally allocated among us and the Angelo, Gordon funds and accounts that are eligible to purchase target assets, on a pro rata basis based upon relative amounts of investment capital (including undrawn capital commitments) available for new investments by us or such Angelo, Gordon funds or accounts, respectively. In addition to capital availability, Angelo, Gordon considers the following additional factors, among others, when assigning investment opportunities among us and its other clients:

•	existing ownership and target position size,

•	investment objective or strategies,

•	tax considerations,

•	risk or investment concentration parameters,

•	supply or demand for an investment at a given price level,

•	cash availability and liquidity requirements,

•	regulatory restrictions,

•	minimum investment size,

•	relative size or “buying power,”

•	regulatory considerations, including the impact on our status under the Investment Company Act and our REIT status, and

•	such other factors as may be relevant to a particular transaction.

In addition, our Manager may be precluded from transacting in particular investments in certain situations, including but not limited to situations where Angelo, Gordon or its affiliates may have a prior contractual commitment with other accounts or clients or as to which Angelo, Gordon or any of its affiliates possess material, non-public information. Consistent with Angelo, Gordon’s fiduciary duty to all of its clients, it may give priority in the allocation of investment opportunities to certain clients to the extent necessary to apply regulatory requirements, client guidelines and/or contractual obligations. Angelo, Gordon or our Manager may determine that an investment opportunity is appropriate for a particular account, but not for another. In addition, Angelo, Gordon or its employees may invest in opportunities declined by our Manager for us. The investment allocation policy may be amended by Angelo, Gordon at any time without our consent. As the investment programs of the various entities and accounts managed by Angelo, Gordon change and develop over time, additional issues and considerations may affect Angelo, Gordon’s allocation policy and its expectations with respect to the allocation of investment opportunities. Our independent directors periodically review Angelo, Gordon’s compliance with the investment allocation policy. To the extent permitted by law, Angelo, Gordon is permitted to bunch or aggregate orders or to elect not to bunch or aggregate orders for a particular client account with orders for other accounts, notwithstanding that the effect of such bunching, aggregation or lack thereof may operate to the disadvantage of some clients.

Our Manager and Angelo, Gordon and their employees also may have ongoing relationships with the obligors of investments or the clients’ counterparties and they or their clients may own equity or other securities or obligations issued by such parties. In addition, Angelo, Gordon, either for its own accounts or for the accounts of other clients, may hold securities or obligations that are senior to, or have interests different from or adverse to, the securities or obligations that are acquired for us. Employees may also invest in other entities managed by other managers which are eligible to purchase target assets. Angelo, Gordon or our Manager and their respective employees may make investment decisions for us that may be different from those undertaken for their personal accounts or on behalf of other clients (including the timing and nature of the action taken). Angelo, Gordon and its affiliates may at certain times be simultaneously seeking to purchase or sell the same or similar investments for clients or for themselves. Likewise, our Manager may on our behalf purchase or sell an investment in which another Angelo, Gordon client or affiliate is already invested or has co-invested. We have not adopted any policy which would allow us to, or prohibit us from, buying or otherwise obtaining assets from any Angelo, Gordon client or selling or transferring any assets to such clients. We are limited in our ability to acquire assets that are not “qualifying real estate assets” and/or real estate-related assets as described under “Business—Operating and Regulatory Structure—Investment Company Act Exemption,” whereas other Angelo, Gordon funds are not so limited.

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Furthermore, during turbulent conditions in the real estate industry, distress in the credit markets or other times when we will need focused support and assistance from Angelo, Gordon, other entities for which Angelo, Gordon also acts as an investment manager will likewise require greater focus and attention, placing Angelo, Gordon’s resources in high demand. In these situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if Angelo, Gordon did not act as a manager for other entities.

Operating and regulatory structure

REIT qualification

We intend to elect and qualify to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending on December 31, 2011. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our manner of operation enables us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. In addition, subject to maintaining our qualification as a REIT, a significant portion of our business is expected to be conducted through, and a significant portion of our income may be earned in, one or more taxable REIT subsidiaries, or TRSs, such as AG MIT II, LLC that are subject to corporate income taxation.

Investment Company Act exemption

We conduct our operations so that we and each of our subsidiaries are not investment companies under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an investment company if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” do not include (A) U.S. government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries that (i) are not investment companies and (ii) are not relying on the exceptions from the definition of investment company provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act (the so-called “private investment company” exemptions).

While we directly engage to a minor extent in actively investing, reinvesting or trading in securities, we do not do so as our primary activity. Rather, we are primarily engaged in the business of owning or holding the securities of our wholly owned or majority-owned subsidiaries that are in real estate-related businesses. Therefore, we believe that we are not an investment company as defined in Section 3(a)(1)(A).

We also believe we are not considered an investment company under Section 3(a)(1)(C) of the Investment Company Act. We generally conduct our wholly owned or majority-owned subsidiaries’ (including AG MIT, LLC’s) operations so that they are exempted from investment company status in reliance upon Section 3(c)(5)(C) or Section 3(c)(6) of the Investment Company Act. We describe Sections 3(c)(5)(C) and 3(c)(6) further below. Because entities relying on Section 3(c)(5)(C) or Section 3(c)(6) are not investment companies, our interests in those subsidiaries generally do not constitute “investment securities.” To the extent that our subsidiaries qualify only for either the Section 3(c)(1) or 3(c)(7) exemptions from the Investment Company Act, however, we limit our holdings in those kinds of entities so that, together with other investment securities, we satisfy the 40% test. We continuously monitor our holdings on an ongoing basis to determine our compliance with that test.

As discussed, we generally conduct our wholly owned or majority-owned subsidiaries’ (including AG MIT, LLC’s) operations so that they are exempted from investment company status in reliance upon Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) exempts from the definition of “investment company” entities primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. The staff of the Securities and Exchange Commission, or SEC, generally requires an entity relying on Section 3(c)(5)(C) to invest at least 55% of its portfolio in “qualifying assets” and at least another 25% in additional qualifying assets or in “real estate-related” assets (with no more than 20% comprised of miscellaneous assets). We take the position that qualifying assets for this purpose include mortgage loans and other assets, such as the entire ownership in whole pool RMBS, that the SEC staff in various no-action letters or other pronouncements has determined are the functional equivalent of whole mortgage loans for purposes of the Investment Company Act. While the SEC staff has issued a no-action letter that permits the treatment of such interests in Agency whole pool RMBS as qualifying assets, no such SEC staff guidance is available with respect to non-Agency whole pool RMBS. Accordingly, we rely on our own judgment and analysis in treating non-Agency whole pool RMBS as qualifying assets by analogy to Agency whole pool RMBS.

We treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses, Agency partial pool certificates and non-Agency partial pool RMBS.

As noted above, certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through wholly owned or majority-owned subsidiaries that rely on Section 3(c)(5)(C). Section 3(c)(6) exempts entities (among others) that primarily engage, directly or through majority-owned subsidiaries, in the businesses described in Section 3(c)(5)(C). We refer to a subsidiary that relies on Section 3(c)(6) as a 3(c)(6) subsidiary. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), and any guidance published by the staff could require us to adjust our strategy to reflect that advice. Although the SEC staff has issued little Section 3(c)(6) interpretive guidance, we believe that our 3(c)(6) subsidiaries may rely on Section 3(c)(6) if, among other things, at least 55% of a 3(c)(6) subsidiary’s assets consist of, and at least 55% of a 3(c)(6) subsidiary’s income are derived from, qualifying assets owned by a 3(c)(6) subsidiary’s wholly owned or majority-owned subsidiaries. We note that if we inadvertently fall within one of the definitions of “investment company” in Section 3(a)(1) of the Investment Company Act, we also may ourselves rely on the exclusion provided by Section 3(c)(6) of the Investment Company Act.

The method we use to classify our and our subsidiaries’ assets for purposes of the Investment Company Act is based in large measure upon no-action positions taken by the SEC staff. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued decades ago. No assurance can be given that the SEC or its staff will concur with our classification of our or our subsidiaries’ assets or that the SEC or its staff will not, in the future, issue further guidance that may require us to reclassify those assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. For example, in August 2011 the SEC issued a concept release seeking, among other things, comments on the SEC’s staff’s historical interpretive positions concerning the application of Section 3(c)(5)(C). In that release the SEC requested comments about how Section 3(c)(5)(C) is interpreted by, and affects investors in, REITs, whether the SEC should take action to provide greater clarity, consistency or regulatory certainty regarding the application of Section 3(c)(5)(C) and whether it would be advisable for the SEC to engage in rulemaking with regard to Section 3(c)(5)(C) (such as by defining terms or establishing a safe harbor), to issue an interpretive release concerning the application of Section 3(c)(5)(C) to REITs, to provide exemptive relief or to engage in no further action at this time. To the extent that the SEC or its staff provides more specific guidance regarding Section 3(c)(5)(C) or any of the other matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Qualification for exemption from the definition of investment company under the Investment Company Act limits our ability to make certain investments. For example, these restrictions limit our and our subsidiaries’ ability to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations, certain real estate companies or assets not related to real estate. Although we monitor our and our subsidiaries’ portfolios, there can be no assurance that we will be able to maintain the exemptions from registration for us and each of our subsidiaries.

Restrictions on ownership and transfer of shares

Our charter, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by vote or value, whichever is more restrictive, of our outstanding common stock, referred to in this prospectus collectively as the share ownership limits. Our articles of incorporation also prohibit any person from directly or indirectly owning our common stock of any class if such ownership would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT.

Our charter generally provides that any common stock owned or transferred in violation of the foregoing restrictions will be deemed to be transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee will acquire no rights in such shares. If the foregoing is ineffective for any reason to prevent a violation of these restrictions, then the transfer of such shares will be void ab initio.

No person may transfer our common stock or any interest in our common stock if the transfer would result in our common stock being owned by fewer than 100 persons. Any attempt to transfer our common stock in violation of this minimum will be void ab initio.

Our information

Our principal executive offices are located at 245 Park Avenue, New York, New York 10167. Our telephone number is (212) 692-2000. Our website is http://www.agmortgageinvestmenttrust.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

SUMMARY SELECTED FINANCIAL DATA

The balance sheet and statement of operations data set forth below for the period from March 7, 2011 (date of inception) to September 30, 2011 and the three months ended September 30, 2011, respectively, have been derived from our third quarter consolidated financial statements. Our consolidated financial statements, and the related consolidated statements of operations, stockholders’ equity, and cash flows from March 7, 2011 (date of inception) to September 30, 2011 and consolidated statements of operations for the three months ended September 30, 2011 are included in this prospects. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. We commenced operations only upon completion of our IPO on July 6, 2011, and therefore, the selected financial data presented below are not comparable or indicative of our future financial condition or results of operations.

	September 30, 2011	April 1, 2011
Balance Sheet Data—At Period End:
Real estate securities, at fair value
Agency—$1,127,762,195 pledged as collateral	$1,207,272,751	$—
Non-Agency—$29,911,229 pledged as collateral	58,376,699	—
CMBS—$6,444,820 pledged as collateral	12,741,260	—
ABS—$4,999,405 pledged as collateral	4,999,405	—
Repurchase agreements	1,088,735,885	—
Derivative liabilities, net, at fair value	6,748,871	—
Stockholders’ Equity	207,413,703	1,000

	Three Months Ended September 30, 2011	Period from March 7, 2011 to September 30, 2011
Statement of Operations Data:
Net Interest Income
Interest income	$8,726,394	$8,726,394
Interest expense	590,247	590,247

	8,136,147	8,136,147

Other Income (Loss)
Net realized gain	4,291,139	4,291,139
Gain (loss) on linked transactions, net	204,727	204,727
Realized loss on periodic interest settlements of interest rate swaps, net	(986,502)	(986,502)
Unrealized gain (loss) on derivative instruments, net	(6,562,093)	(6,562,093)
Unrealized gain (loss) on real estate securities	9,694,455	9,694,455

	6,641,726	6,641,726

Expenses
Management fee to affiliate	742,557	742,557
Other operating expenses	818,274	834,092

	1,560,831	1,576,649

Net income (loss)	$13,217,042	$13,201,224

Share Data:
Earnings Per Share of Common Stock:
Basic	$1.42	$3.20
Diluted	$1.41	$3.18

THE OFFERING

Common stock offered by us	4,000,000 shares of common stock (plus up to an additional shares of common stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option).

Common stock to be outstanding after this offering	14,005,000 shares. (1)

Use of proceeds	We plan to use the net proceeds from this offering as described above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business—Our Investment Strategy.” Our focus will be on purchasing Agency RMBS, non-Agency RMBS, CMBS and other real estate-related assets, in each case subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. Our Manager will make determinations as to the percentage of our equity that will be invested in each of our target assets. Its determinations will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, our Manager may decide to use all or a portion of the net proceeds to pay off our short-term debt or invest the net proceeds in interest-bearing short-term investments, including funds which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

NYSE symbol	“MITT”

Ownership and transfer restrictions	Our charter, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by vote or value, whichever is more restrictive, of our outstanding common stock. See “Description of Common Stock—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

(1)	Includes, in addition to the shares offered by us in this offering: (i) 6,300,000 shares issued through the IPO, and (ii) 3,705,000 private placement shares purchased through the private placement. Excludes (i) 1,602,500 shares of our common stock issuable upon the exercise of the private placement warrants received by the investors in the private placement, (ii) 9,092 shares of restricted common stock granted to our independent directors under our Equity Incentive Plan and (iii) 40,250 shares of restricted common stock granted to our Manager under our Manager Equity Incentive Plan upon completion of the IPO. Also excludes 228,158 shares of our common stock available for future grant under our equity incentive plans. See “Management—Equity Incentive Plans.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making a decision to purchase our common stock in this offering. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, cash flows, liquidity, results of operations, funds from operations, share price, ability to service our indebtedness and ability to make cash distributions to our stockholders and could cause you to lose all or a significant part of your investment in our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

Risks associated with our management and relationship with our Manager and its affiliates

We are dependent upon our Manager, its affiliates and their key personnel and may not find a suitable replacement if the management agreement with our Manager is terminated or such key personnel are no longer available to us, which would materially and adversely affect us.

In accordance with our management agreement, we are externally advised by our Manager, and all of our officers are employees of our Manager or its affiliates. We have no separate facilities and we have no employees. Pursuant to our management agreement, our Manager is obligated to supply us with our senior management team, and the members of that team may have conflicts in allocating their time and services between us and other entities or accounts managed by our Manager, now or in the future, including other Angelo, Gordon funds. Substantially all of our investment, financing and risk management decisions are made by our Manager and not by us, and our Manager also has significant discretion as to the implementation of our operating policies and strategies. Furthermore, our Manager has the sole discretion to hire and fire its employees, and our board of directors and stockholders have no authority over the individual employees of our Manager, although our board of directors does have authority over our officers who are supplied by our Manager. Accordingly, we are completely reliant upon, and our success depends exclusively on, our Manager’s personnel, services, resources, facilities, relationships and contacts. No assurance can be given that our Manager will act in our best interests with respect to the allocation of personnel, services and resources to our business. In addition, the management agreement does not require our Manager to dedicate specific personnel to us or to require personnel servicing our business to allocate a specific amount of time to us. The failure of any of our Manager’s key personnel to service our business with the requisite time and dedication, or the departure of such personnel from our Manager, or the failure of our Manager to attract and retain key personnel, would materially and adversely affect our ability to execute our business plan. Further, when there are turbulent conditions in the real estate industry, distress in the credit markets or other times when we will need focused support and assistance from our Manager, the attention of our Manager’s personnel and executive officers and the resources of Angelo, Gordon will also be required by the other funds and accounts managed by our Manager and its affiliates, placing our Manager’s resources in high demand. In such situations, we may not receive the level of support and assistance that we may receive if we were internally managed or if our Manager did not act as a manager for other entities. If the management agreement is terminated and a suitable replacement is not secured in a timely manner or at all, we would likely be unable to execute our business plan, which would materially and adversely affect us.

The management agreement was not negotiated on an arm’s length basis and the terms, including the fees payable to our Manager, may not be as favorable to us than if the agreement was negotiated with unaffiliated third parties.

All of our officers and our non-independent directors are employees of our Manager, Angelo, Gordon or its affiliates. The management agreement was negotiated between related parties, and we did not have the benefit of arm’s length negotiations of the type normally conducted with an unaffiliated third party and the terms, including the fees payable to our Manager, may not be as favorable to us. We may choose not to enforce, or to enforce less vigorously, our rights under the management agreement because of our desire to maintain our ongoing relationship with our Manager.

We expect that our Manager will source all of our investments, and existing or future entities or accounts managed by our Manager may compete with us for, or may participate in, some of those investments, which could result in conflicts of interest.

Although we are subject to Angelo, Gordon’s allocation policy which specifically addresses some of the conflicts relating to our investment opportunities, which are described under “Business—Conflicts of Interest,” there is no assurance that this policy will be adequate to address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. Our Manager may be precluded from transacting in particular investments in certain situations, including but not limited to situations where Angelo, Gordon or its affiliates may have a prior contractual commitment with other accounts or clients or as to which Angelo, Gordon or any of its affiliates possess material, non-public information. Consistent with Angelo, Gordon’s fiduciary duty to all of its clients, it may give priority in the allocation of investment opportunities to certain clients to the extent necessary to apply regulatory requirements, client guidelines and/or contractual obligations. Angelo, Gordon or our Manager may determine that an investment opportunity is appropriate for a particular account, but not for another. In addition, Angelo, Gordon or its employees may invest in opportunities declined by our Manager for us. The investment allocation policy may be amended by Angelo, Gordon at any time without our consent. As the investment programs of the various entities and accounts managed by Angelo, Gordon change and develop over time, additional issues and considerations may affect Angelo, Gordon’s allocation policy and its expectations with respect to the allocation of investment opportunities.

Our Manager and Angelo, Gordon and their employees also may have ongoing relationships with the obligors of investments or the clients’ counterparties and they or their clients may own equity or other securities or obligations issued by such parties. In addition, Angelo, Gordon, either for its own accounts or for the accounts of other clients, may hold securities or obligations that are senior to, or have interests different from or adverse to, the securities or obligations that are acquired for us. Employees may also invest in other entities managed by other managers which are eligible to purchase target assets. Angelo, Gordon or our Manager and their respective employees may make investment decisions for us that may be different from those undertaken for their personal accounts or on behalf of other clients (including the timing and nature of the action taken). Angelo, Gordon and its affiliates may at certain times be simultaneously seeking to purchase or sell the same or similar investments for clients or for themselves. Likewise, our Manager may on our behalf purchase or sell an investment in which another Angelo, Gordon client or affiliate is already invested or has co-invested. We have not adopted any policy which would allow us to, or prohibit us from, buying or otherwise obtaining assets from any Angelo, Gordon client or selling or transferring any assets to such clients. We are limited in our ability to acquire assets that are not “qualifying real estate assets” and/or real estate-related assets, as described under “Business—Operating and Regulatory Structure—Investment Company Act Exemption,” whereas other Angelo, Gordon funds and other entities or accounts that Angelo, Gordon currently manages and may manage in the future are not so limited.

Our results are dependent upon the efforts of our Manager.

Our Manager’s success, which will be largely determinative of our own success, depends on many factors, including the availability of attractive risk-adjusted investment opportunities that satisfy our targeted investment strategies and then identifying and consummating them on favorable terms, the level and volatility of interest rates, its ability to access on our behalf short-term and long-term financing on favorable terms and conditions in the financial markets, real estate market and the economy, as to which no assurance can be given. In addition, our Manager faces substantial competition for attractive investment opportunities. We cannot assure you that our Manager will be able to cause us to make investments with attractive risk-adjusted returns or will not seek on our behalf investments with greater risk to obtain the same level of returns or that the value of our investments in the future will not decline substantially.

Our Manager’s senior management team has limited experience operating a REIT or a public company.

Our Manager’s senior management team has limited experience operating a REIT or a public company. The REIT provisions of the Internal Revenue Code are complex, and any failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or force us to pay unexpected taxes and penalties. In such events, our net income would be reduced and we would incur a loss. In addition, our Manager has no experience operating a business in compliance with the numerous requirements and limitations of the Investment Company Act applicable to REITs. Our Manager’s lack of experience in managing a portfolio of assets under REIT and Investment Company Act limitations may limit our ability to achieve our investment objectives. Our Manager’s senior management team may not operate us successfully or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

Our board of directors has approved very broad investment policies for our Manager and does not review or approve each investment decision made by our Manager.

Our Manager is authorized to follow very broad investment policies and, therefore, has great latitude in determining the types of assets that are proper investments for us, allocations among asset classes and individual investment decisions. In the future, our Manager may make investments with lower rates of return than those anticipated under current market conditions and/or may make investments with greater risks to achieve those anticipated returns. Our board of directors periodically reviews our investment policies and our investment portfolio but does not review or approve each proposed investment by our Manager. In addition, in conducting periodic reviews, our board of directors relies primarily on information provided to it by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of directors.

The manner of determining the management fee may not provide sufficient incentive to our Manager to maximize risk-adjusted returns on our investment portfolio because it is based on our Stockholders’ Equity and not on our performance.

Our Manager is entitled to receive a management fee that is based on our Stockholders’ Equity at the end of each quarter. Accordingly, the possibility exists that significant management fees could be payable to our Manager for a given quarter despite the fact that we could experience a net loss during that quarter. Our Manager’s entitlement to such significant non-performance-based compensation may not provide sufficient incentive to our Manager to devote its time and effort to source and maximize risk-adjusted returns on our investment portfolio, which could, in turn, adversely affect our ability to make distributions to our stockholders and the market price of our common stock. The compensation payable to our Manager will increase as a result of any future issuances of our equity securities, including this offering, even if the issuance are dilutive to existing stockholders.

Termination of our management agreement would be costly and, in certain cases, not permitted.

It is difficult and costly to terminate the management agreement we have entered into with our Manager without cause. Our independent directors review our Manager’s performance and the management fees annually, and following the initial term ending June 30, 2014, the management agreement provides that it may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least two-thirds of our outstanding common stock, in each case based upon (i) our Manager’s unsatisfactory performance that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Our Manager must be provided 180-days’ prior notice of any such termination. We may not terminate or elect not to renew the management agreement, even in the event of our Manager’s poor performance, without having to pay substantial termination fees. Upon any such termination without cause, the management agreement provides that we will pay our Manager a termination fee equal to three times the average annual management fee earned by our Manager during the prior 24-month period before termination, calculated as of the end of the most recently completed fiscal quarter. While under certain circumstances the obligation to make such a payment might not be enforceable, this provision may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause. These provisions may increase the cost to us of terminating the management agreement and adversely affect our ability to terminate our Manager without cause.

Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act with termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our Manager. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days’ written notice, in which case we would not be required to pay a termination fee to our Manager. Our Manager may also terminate the management agreement upon at least 60 days’ prior written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay to our Manager the termination fee described above. If the management agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

The management agreement provides that our Manager does not assume any responsibility other than to provide the services specified in such agreement. The agreement further provides that our Manager is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. In addition, our Manager, Angelo, Gordon and its respective affiliates, managers, officers, directors, directors, employees and members are held harmless from, and indemnified by us against, certain liabilities on customary terms.

Our Manager has waived its right to certain reimbursements pursuant to the management agreement. If our Manager decides in the future not to grant such waiver, our operating expenses would increase.

We are required to reimburse our Manager for operating expenses related to the Company that are incurred by our Manager, including expenses relating to legal, accounting, due diligence and other services. For a description of these reimbursement obligations, see “Our Manager and the Management Agreement—Management Fees.” As of September 30, 2011, the Manager had accrued approximately $750,000 of reimbursable expenses. Currently, our Manager waives its right to request reimbursement from us of these expenses until such time as it determines to rescind the waiver in part or in whole. If our Manager decides to rescind the waiver in part or in whole, our operating expenses would increase and such increase may be substantial.

Risks related to our business

We have a limited operating history and may not be able to successfully operate our business or generate sufficient operating cash flows to make or sustain distributions to our stockholders.

We were organized in March 2011 and commenced operations upon completion of our IPO on July 6, 2011. We cannot assure you that we will be able to operate our business successfully or execute our operating policies and strategies as described in this prospectus. The results of our operations depend on several factors, including the availability of attractive risk-adjusted investment opportunities that satisfy our investment strategies and our Manager’s success in identifying and consummating them on favorable terms, the level and volatility of interest rates, readily accessible short-term and long-term financing on favorable terms and conditions in the financial markets, real estate market and the economy, as to which no assurance can be given. In addition, we face substantial competition in acquiring attractive investments. We cannot assure you that we will be able to make investments with attractive risk-adjusted returns or will not seek investments with greater risk to obtain the same level of returns or that the value of our investments in the future will not decline substantially.

Furthermore, there can be no assurance that we will be able to generate sufficient returns to pay our operating expenses and make distributions to our stockholders.

As a result of difficult conditions in the financial markets and the economy generally, the risks to our business strategies are high and there are no assurances that we will be successful in implementing our business strategies.

The implementation of our business strategies may be materially affected by conditions in the mortgage market, the financial markets and the economy generally. Continuing concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the mortgage market and a declining real estate market have contributed to increased volatility and diminished expectations for the economy and markets. The residential and commercial mortgage markets have been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or that they will not worsen. The severity of the liquidity limitation was largely unanticipated by the markets, and access to mortgages was and continues to be substantially limited. This has an impact on new demand for homes, which will compress the home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies.

A continuation or increase in the volatility and deterioration in the RMBS, CMBS and residential or commercial mortgage markets, or the broader ABS market may adversely affect our ability to acquire assets and implement our business strategy and our results of operation may be negatively impacted.

Compliance with our Investment Company Act exemption imposes limits on our operations.

We conduct our business and the business of each of our subsidiaries so as not to become regulated as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an investment company if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” do not include (A) U.S. government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries that (i) are not investment companies and (ii) are not relying on the exceptions from the definition of investment company provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act (the so-called “private investment company” exemptions).

While we directly engage to a minor extent in actively investing, reinvesting or trading in securities, we do not do so as our primary activity. Rather, we are primarily engaged in the business of owning or holding the securities of our wholly owned or majority-owned subsidiaries that are in real-estate related businesses. Therefore, we believe that we are not an investment company as defined in Section 3(a)(1)(A).

We also believe we are not considered an investment company under Section 3(a)(1)(C) of the Investment Company Act. We generally conduct our wholly owned or majority-owned subsidiaries’ (including AG MIT, LLC’s) operations so that they are exempted from investment company status in reliance upon Section 3(c)(5)(C) or Section 3(c)(6) of the Investment Company Act. We describe Sections 3(c)(5)(C) and 3(c)(6) further below. Because entities relying on Section 3(c)(5)(C) or Section 3(c)(6) are not investment companies, our interests in those subsidiaries generally do not constitute “investment securities.” To the extent that our subsidiaries qualify only for either the Section 3(c)(1) or 3(c)(7) exemptions from the Investment Company Act, however, we limit our holdings in those kinds of entities so that, together with other investment securities, we will satisfy the 40% test. We continuously monitor our holdings on an ongoing basis to determine our compliance with that test.

As discussed, we generally conduct our wholly owned or majority-owned subsidiaries’ (including AG MIT, LLC’s) operations so that they are exempted from investment company status in reliance upon Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) exempts from the definition of “investment company” entities primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. The staff of the Securities and Exchange Commission, or SEC, generally requires an entity relying on Section 3(c)(5)(C) to invest at least 55% of its portfolio in “qualifying assets” and at least another 25% in additional qualifying assets or in “real estate-related” assets (with no more than 20% comprised of miscellaneous assets). We take the position that qualifying assets for this purpose include mortgage loans and other assets, such as the entire ownership in whole pool RMBS, that the SEC staff in various no-action letters or other pronouncements has determined are the functional equivalent of whole mortgage loans for purposes of the Investment Company Act. While the SEC staff has issued a no-action letter that permits the treatment of such interests in Agency whole pool RMBS as qualifying assets, no such SEC staff guidance is available with respect to non-Agency whole pool RMBS. Accordingly, we rely on our own judgment and analysis in treating non-Agency whole pool RMBS as qualifying assets by analogy to Agency whole pool RMBS.

We treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses, Agency partial pool certificates and non-Agency partial pool RMBS.

As noted above, certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through wholly owned or majority-owned subsidiaries that rely on Section 3(c)(5)(C). Section 3(c)(6) exempts entities (among others) that primarily engage, directly or through majority-owned subsidiaries, in the businesses described in Section 3(c)(5)(C). We refer to a subsidiary that relies on Section 3(c)(6) as a 3(c)(6) subsidiary. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), and any guidance published by the staff could require us to adjust our strategy to reflect that advice. Although the SEC staff has issued little Section 3(c)(6) interpretive guidance, we believe that our 3(c)(6) subsidiaries may rely on Section 3(c)(6) if, among other things, at least 55% of a 3(c)(6) subsidiary’s assets consist of, and at least 55% of a 3(c)(6) subsidiary’s income are derived from, qualifying assets owned by a 3(c)(6) subsidiary’s wholly owned or majority-owned subsidiaries. We note that if we inadvertently fall within one of the definitions of “investment company” in Section 3(a)(1) of the Investment Company Act, we also may ourselves rely on the exclusion provided by Section 3(c)(6) of the Investment Company Act.

The method we use to classify our and our subsidiaries’ assets for purposes of the Investment Company Act is based in large measure upon no-action positions taken by the SEC staff. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued decades ago. No assurance can be given that the SEC or its staff will concur with our classification of our or our subsidiaries’ assets or that the SEC or its staff will not, in the future, issue further guidance that may require us to reclassify those assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. For example, in August 2011 the SEC issued a concept release seeking, among other things, comments on the SEC’s staff’s historical interpretive positions concerning the application of Section 3(c)(5)(C). In that release the SEC requested comments about how Section 3(c)(5)(C) is interpreted by, and affects investors in, REITs, whether the SEC should take action to provide greater clarity, consistency or regulatory certainty regarding the application of Section 3(c)(5)(C) and whether it would be advisable for the SEC to engage in rulemaking with regard to Section 3(c)(5)(C) (such as by defining terms or establishing a safe harbor), to issue an interpretive release concerning the application of Section 3(c)(5)(C) to REITs, to provide exemptive relief or to engage in no further action at this time. To the extent that the SEC or its staff provides more specific guidance regarding Section 3(c)(5)(C) or any of the other matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Qualification for exemption from the definition of investment company under the Investment Company Act limits our ability to make certain investments. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations, certain real estate companies or assets not related to real estate. Although we monitor our and our subsidiaries’ portfolios, there can be no assurance that we will be able to maintain the exemptions from registration for us and each of our subsidiaries.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business. If we were required to register as an investment company under the Investment Company Act and did so register, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act) and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan and substantially reduce our ability to use leverage.

Failure to maintain our exemption from registration under the Investment Company Act could negatively affect the value of our common stock, the sustainability of our business model and our ability to make distributions to stockholders.

If we fail to qualify for one of the foregoing exemptions in the future, we could be required to restructure our activities in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of our common stock, the sustainability of our business model, and our ability to make distributions. For example, in the case of a subsidiary that uses the Section 3(c)(5)(C) Investment Company Act exemption, if the market value of that subsidiary’s investments in miscellaneous securities were to increase by an amount that resulted in less than 55% of its assets being invested in qualifying real estate assets or in less than 80% of its assets being invested in qualifying real estate assets and real estate-related assets together, that subsidiary might have to sell securities and redeploy its investments to continue to qualify for the Section 3(c)(5)(C) exemption. The sale could occur during adverse market conditions, and the subsidiary could be forced to accept a price below that which we believed acceptable. In addition, there can be no assurance that the laws and regulations governing REITs, including interpretations of the SEC’s Division of Investment Management relating to the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations.

A loss of our Investment Company Act exemption would allow our Manager to terminate the management agreement with us, without the payment of a termination fee. In addition, because affiliate transactions generally are prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we fail to maintain our exemption and may be required to terminate any other agreements with affiliates. The termination of any of these agreements would have a material adverse effect on our ability to execute our business strategy. If any of these agreements were terminated, we would have to obtain the services on our own. We might not be able to replace these services in a timely manner or on favorable terms, or at all.

Competition may limit the availability of desirable investments and result in reduced risk-adjusted returns.

Our profitability depends, in part, on our ability to acquire our targeted investments at favorable prices. We compete with other mortgage REITs, specialty finance companies, private funds, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, depository institutions, governmental bodies and other entities. These other entities increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than we are and have stronger balance sheets and access to greater capital and other resources than we have and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments and may not be subject to the operating restraints associated with REIT tax compliance or maintenance of an exemption from registration under the Investment Company Act, which could allow them to consider a wider variety of investments and establish more relationships than we can. Competition may result in fewer investments, higher prices, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could materially and adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objective or to achieve positive investment results or investment results that allow any or a specified level of distributions to our stockholders, and our failure to accomplish any of the foregoing would materially and adversely affect us.

We may change our investment and operational policies without stockholder consent, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise such policies, including our policies with respect to our REIT qualification, acquisitions, dispositions, operations, indebtedness and distributions, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders. Operational policy changes could adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

We may also change our investment strategies and policies and target asset classes at any time without the consent of our stockholders, which could result in our making investments that are different in type from, and possibly riskier than, the investments contemplated in this prospectus. A change in our investment strategies and policies and target asset classes may increase our exposure to interest rate risk, default risk and real estate market fluctuations, which could adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which could have a material adverse effect on our results of operations and cash flows.

Our business is highly dependent on the communications and information systems of Angelo, Gordon. Any failure or interruption of these systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our results of operations and cash flows and negatively affect the market price of our common stock and ability to make distributions to our stockholders.

We may be affected by deficiencies in foreclosure practices of third parties, as well as related delays in the foreclosure process.

Recent announcements of deficiencies in foreclosure documentation by, among others, several large mortgage servicers have raised various concerns relating to foreclosure practices. A number of mortgage servicers have temporarily suspended foreclosure proceedings in some or all states in which they do business while they review and correct their foreclosure practices. In addition, a group consisting of state attorneys general and state bank and mortgage regulators in all 50 states and the District of Columbia has announced it is reviewing foreclosure practices in their various jurisdictions. The extension of foreclosure timelines increases the inventory backlog of distressed homes on the market and creates greater uncertainty about housing prices. Prior to making investments in RMBS, the Manager carefully considers many factors, including housing prices and foreclosure timelines, and estimate loss assumptions. The concerns about deficiencies in foreclosure practices of servicers and related delays in the foreclosure process may impact our loss assumptions and affect the values of, and our returns on, our investments in RMBS. The Manager is actively reviewing and monitoring the deficiencies and delays in the foreclosure process and assessing its potential impact on our business, financial condition, and results of operations.

Risks related to U.S. government programs

The federal conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between these agencies and the U.S. government, may adversely affect our business.

The payments of principal and interest we receive on our Agency RMBS, which depend directly upon payments on the mortgages underlying such securities, are guaranteed by Fannie Mae, Freddie Mac and Ginnie

Mae. Fannie Mae and Freddie Mac are U.S. government-sponsored entities, or GSEs, but their guarantees are not backed by the full faith and credit of the U.S. Ginnie Mae is part of a U.S. government agency and its guarantees are backed by the full faith and credit of the U.S.

In response to general market instability and, more specifically, the financial conditions of Fannie Mae and Freddie Mac, in July 2008, the Housing and Economic Recovery Act of 2008, or HERA, established a new regulator for Fannie Mae and Freddie Mac, the U.S. Federal Housing Finance Agency, or the FHFA. In September 2008, the U.S. Treasury, the FHFA and the U.S. Federal Reserve announced a comprehensive action plan to help stabilize the financial markets, support the availability of mortgage financing and protect taxpayers. Under this plan, among other things, the FHFA was appointed as conservator of both Fannie Mae and Freddie Mac, allowing the FHFA to control the actions of the two GSEs, without forcing them to liquidate, which would be the case under receivership. Importantly, the primary focus of the plan was to increase the availability of mortgage financing by allowing these GSEs to continue to grow their guarantee business without limit, while limiting the size of their retained mortgage and RMBS portfolios and requiring that these portfolios are reduced over time.

In an effort to further stabilize the U.S. mortgage market, the U.S. Treasury pursued three additional initiatives beginning in 2008. First, it entered into preferred stock purchase agreements, which have been subsequently amended, with each of the GSEs to ensure that they maintain a positive net worth. Second, it established a new secured short-term credit facility, which was available to Fannie Mae and Freddie Mac (as well as Federal Home Loan Banks) when other funding sources were unavailable. Third, it established an agency security purchase program under which the U.S. Treasury purchased Agency RMBS in the open market. The U.S. Federal Reserve also established a program of purchasing Agency RMBS.

Those efforts resulted in significant U.S. government financial support and increased control of the GSEs. In December 2010, the FHFA reported that, from the time of execution of the preferred stock purchase agreements through September 30, 2010, funding provided to Fannie Mae and Freddie Mac under the preferred stock purchase agreements amounted to approximately $88 billion and $63 billion, respectively. The U.S. Treasury has committed to support the positive net worth of Fannie Mae and Freddie Mac, through preferred stock purchases as necessary, through 2012. Those agreements, as amended, also require the reduction of Fannie Mae’s and Freddie Mac’s mortgage and Agency RMBS portfolios (they were limited to $900 billion as of December 31, 2009, and to $810 billion as of December 31, 2010, and must be reduced each year until their respective mortgage assets reach $250 billion).

Both the secured short-term credit facility and the Agency RMBS program initiated by the U.S. Treasury expired on December 31, 2009. However, through that securities purchase program (from September 2008 through December 2009), the U.S. Treasury acquired approximately $220 billion of Agency RMBS. In addition, while the U.S. Federal Reserve’s program of agency security purchases terminated in 2010, the FHFA reported that through January 2010, the U.S. Federal Reserve had purchased $1.03 trillion net of Agency RMBS. Subject to specified investment guidelines, the portfolios of Agency RMBS purchased through the programs established by the U.S. Treasury and the U.S. Federal Reserve may be held to maturity and, based on mortgage market conditions, adjustments may be made to these portfolios. This flexibility may adversely affect the pricing and availability of Agency RMBS that we seek to acquire during the remaining term of these portfolios.

Although the U.S. government has committed to support the positive net worth of Fannie Mae and Freddie Mac through 2012, there can be no assurance that these actions will be adequate for their needs. These uncertainties lead to questions about the availability of, and trading market for, Agency RMBS. Despite the steps taken by the U.S. government, Fannie Mae and Freddie Mac could default on their guarantee obligations which would materially and adversely affect the value of our Agency RMBS. Accordingly, if these government actions are inadequate and the GSEs continue to suffer losses or cease to exist, our business, operations and financial condition could be materially and adversely affected.

In addition, the problems faced by Fannie Mae and Freddie Mac resulting in their being placed into federal conservatorship and receiving significant U.S. government support have sparked serious debate among federal policy makers regarding the continued role of the U.S. government in providing liquidity for mortgage loans. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantee obligations could be considerably limited relative to historical measurements. Alternatively, Fannie Mae and Freddie Mac could be dissolved or privatized, and the U.S. government could determine to stop providing liquidity support of any kind to the mortgage market. In fact, the U.S. Department of the Treasury in February 2011 announced its intention to wind down Fannie Mae and Freddie Mac in a report to Congress. Any changes to the nature of their guarantee obligations could redefine what constitutes an Agency RMBS and could have broad adverse implications for the market and our business, operations and financial condition. If Fannie Mae or Freddie Mac were eliminated, or their structures were to change radically (i.e., limitation or removal of the guarantee obligation), we may be unable to acquire additional Agency RMBS and our existing Agency RMBS could be materially and adversely impacted.

We could be negatively affected in a number of ways depending on the manner in which related events unfold for Fannie Mae and Freddie Mac. We rely on our Agency RMBS (as well as non-Agency RMBS and other securities) as collateral for our financings under the repurchase agreements that we have entered into. Any decline in their value, or perceived market uncertainty about their value, would make it more difficult for us to obtain financing on our Agency RMBS on acceptable terms or at all, or to maintain our compliance with the terms of any financing transactions. Further, the current support provided by the U.S. Treasury to Fannie Mae and Freddie Mac, and any additional support it may provide in the future, could have the effect of lowering the interest rates we expect to receive from Agency RMBS, thereby tightening the spread between the interest we earn on our Agency RMBS and the cost of financing those assets. A reduction in the supply of Agency RMBS could also negatively affect the pricing of Agency RMBS by reducing the spread between the interest we earn on our portfolio of Agency RMBS and our cost of financing that portfolio.

As indicated above, recent legislation has changed the relationship between Fannie Mae and Freddie Mac and the U.S. government. Future legislation could further change the relationship between Fannie Mae and Freddie Mac and the U.S. government, and could also nationalize, privatize, or eliminate such entities entirely. Any law affecting these GSEs may create market uncertainty and have the effect of reducing the actual or perceived credit quality of securities issued or guaranteed by Fannie Mae or Freddie Mac. As a result, such laws could increase the risk of loss on our investments in Agency RMBS guaranteed by Fannie Mae and/or Freddie Mac. It also is possible that such laws could adversely impact the market for such securities and spreads at which they trade. All of the foregoing could materially and adversely affect our business, operations and financial condition.

Mortgage loan modification and refinancing programs and future legislative action may adversely affect the value of, and our returns on, mortgage-backed securities.

The U.S. government, through the Federal Reserve, the Federal Housing Administration (or the FHA) and the Federal Deposit Insurance Corporation, has implemented a number of federal programs designed to assist homeowners, including the Home Affordable Modification Program, or HAMP, which provides homeowners with assistance in avoiding residential mortgage loan foreclosures, the Hope for Homeowners Program (or H4H Program), which allows certain distressed borrowers to refinance their mortgages into FHA-insured loans in order to avoid residential mortgage loan foreclosures, and the Home Affordable Refinance Program, which allows borrowers who are current on their mortgage payments to refinance and reduce their monthly mortgage payments at loan-to-value ratios up to 125% without new mortgage insurance. HAMP, the H4H Program and other loss mitigation programs may involve, among other things, the modification of mortgage loans to reduce the principal amount of the loans (through forbearance and/or forgiveness) and/or the rate of interest payable on the loans, or to extend the payment terms of the loans. Especially with non-Agency RMBS, a significant number of loan modifications with respect to a given security, including, but not limited to, those related to principal forgiveness and coupon reduction, could negatively impact the realized yields and cash flows on such security. These loan modification programs, future legislative or regulatory actions, including possible amendments to the bankruptcy laws, which result in the modification of outstanding residential mortgage loans, as well as changes in the requirements necessary to qualify for refinancing mortgage loans with Fannie Mae, Freddie Mac or Ginnie Mae, may adversely affect the value of, and the returns on, mortgage-backed securities that we may purchase.

Actions of the U.S. government, including the U.S. Congress, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies, to stabilize or reform the financial markets, or market response to those actions, may not achieve the intended effect and may adversely affect our business.

In response to the financial issues affecting the banking system and financial markets and going concern threats to commercial banks, investment banks and other financial institutions, the Emergency Economic Stabilization Act, or EESA, was enacted by the U.S. Congress in 2008. There can be no assurance that the EESA or any other U.S. government actions will have a beneficial impact on the financial markets. To the extent the markets do not respond favorably to any such actions by the U.S. government or such actions do not function as intended, our business may not receive the anticipated positive impact from the legislation and such result may have broad adverse market implications.

In July 2010, the U.S. Congress enacted the Dodd Frank Wall Street Reform and Consumer Protection Act (or the Dodd-Frank Act), in part to impose significant investment restrictions and capital requirements on banking entities and other organizations that are significant to U.S. financial markets. For instance, the Dodd-Frank Act will impose significant restrictions on the proprietary trading activities of certain banking entities and subject other systemically significant organizations regulated by the U.S. Federal Reserve to increased capital requirements and quantitative limits for engaging in such activities. The Dodd-Frank Act also seeks to reform the asset-backed securitization market (including the mortgage-backed securities market) by requiring the retention of a portion of the credit risk inherent in the pool of securitized assets and by imposing additional registration and disclosure requirements. Certain of the new requirements and restrictions exempt Agency RMBS, other government issued or guaranteed securities, or other securities. Nonetheless, the Dodd-Frank Act also imposes significant regulatory restrictions on the origination of residential mortgage loans. While the full impact of the Dodd-Frank Act cannot be assessed until all implementing regulations are released, the Dodd-Frank Act’s extensive requirements may have a significant effect on the financial markets, and may affect the availability or terms of financing from our lender counterparties and the availability or terms of mortgage-backed securities, both of which may have an adverse effect on our business.

In addition, U.S. government, Federal Reserve, U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. We cannot predict whether or when such actions may occur or what effect, if any, such actions could have on our business, results of operations and financial condition.

We are subject to the risk that agencies of and entities sponsored by the U.S. government may not be able to fully satisfy their guarantees of Agency RMBS or that these guarantee obligations may be repudiated, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

The interest and principal payments we receive on the Agency RMBS are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Unlike the Ginnie Mae certificates in which we invest, the principal and interest on securities issued by Fannie Mae and Freddie Mac are not guaranteed by the U.S. government. All the Agency RMBS in which we invest depend on a steady stream of payments on the mortgages underlying the securities.

As conservator of Fannie Mae and Freddie Mac, FHFA may disaffirm or repudiate contracts (subject to certain limitations for qualified financial contracts) that Freddie Mac or Fannie Mae entered into prior to FHFA’s appointment as conservator if it determines, in its sole discretion, that performance of the contract is burdensome and that disaffirmation or repudiation of the contract promotes the orderly administration of its affairs. The HERA requires FHFA to exercise its right to disaffirm or repudiate most contracts within a reasonable period of time after its appointment as conservator. Fannie Mae and Freddie Mac have disclosed that the FHFA has disaffirmed certain consulting and other contracts that these entities entered into prior to FHFA’s appointment as conservator. Freddie Mae and Fannie Mae have also disclosed that the FHFA has advised that it does not intend to repudiate any guarantee obligation relating to Fannie Mae and Freddie Mac’s mortgage-related securities, because FHFA views repudiation as incompatible with the goals of the conservatorship. In addition, the HERA provides that mortgage loans and mortgage-related assets that have been transferred to a Freddie Mac or Fannie Mae securitization trust must be held for the beneficial owners of the related mortgage-related securities, and cannot be used to satisfy the general creditors of Freddie Mac or Fannie Mae.

If the guarantee obligations of Freddie Mac or Fannie Mae were repudiated by FHFA, payments of principal and/or interest to holders of Agency RMBS issued by Freddie Mac or Fannie Mae would be reduced in the event of any borrowers’ late payments or failure to pay or a servicer’s failure to remit borrower payments to the trust. In that case, trust administration and servicing fees could be paid from mortgage payments prior to distributions to holders of Agency RMBS. Any actual direct compensatory damages owed due to the repudiation of Freddie Mac or Fannie Mae’s guarantee obligations may not be sufficient to offset any shortfalls experienced by holders of Agency RMBS. FHFA also has the right to transfer or sell any asset or liability of Freddie Mac or Fannie Mae, including its guarantee obligation, without any approval, assignment or consent. If FHFA were to transfer Freddie Mac or Fannie Mae’s guarantee obligations to another party, holders of Agency RMBS would have to rely on that party for satisfaction of the guarantee obligation and would be exposed to the credit risk of that party.

Risks related to financing and hedging

Difficult conditions in the residential real estate market may cause us to experience market losses related to our holdings, and we do not expect these conditions to improve in the near future.

Our results of operations are materially affected by conditions in the mortgage market, the residential and commercial real estate markets, the financial markets and the economy generally. Recently, concerns about the mortgage market and a declining real estate market, as well as inflation, energy costs, geopolitical issues and the availability and cost of credit, have contributed to increased volatility and diminished expectations for the economy and markets going forward. The mortgage market has been severely affected by changes in the lending landscape and there is no assurance that these conditions have stabilized or that they will not worsen. The disruption in the mortgage market has an impact on new demand for homes, which will compress home ownership rates and weigh heavily on future home price performance. There is a strong correlation between home price growth rates and mortgage loan delinquencies. The further deterioration of the non-Agency or Agency RMBS market may cause us to experience losses related to our assets and to sell assets at a loss. Declines in the market values of our investments may adversely affect our results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

We may incur significant debt in the future, which will subject us to increased risk of loss and may reduce cash available for distributions to our stockholders.

Subject to market conditions and availability, we may incur significant debt in the future. We use leverage to finance our assets through borrowings from repurchase agreements and other secured and unsecured forms of borrowing. Although we are not required to maintain any particular assets-to-equity leverage ratio, the amount of leverage we deploy for particular assets depends upon our Manager’s assessment of the credit and other risks of those assets. Our board of directors may establish and change our leverage policy at any time without stockholder approval. In addition, we may leverage individual assets at substantially higher levels. Incurring debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•

our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•

we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, investments, stockholder distributions or other purposes; and

•	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all.

Interest rate fluctuations could significantly decrease our results of operations and cash flows and the market value of our investments.

Interest rates are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. Interest rate fluctuations present a variety of risks to our operations. Our primary interest rate exposures relate to the yield on our investments and the financing cost of our debt, as well as any interest rate swaps that we utilize for hedging purposes. Changes in interest rates will affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Interest rate fluctuations resulting in our interest expense exceeding interest income may result in operating losses for us. Changes in the level of interest rates also may affect our ability to invest in investments, the value of our investments and our ability to realize gains from the disposition of assets. Changes in interest rates may also affect borrower default rates and may impact the ability to refinance or modify loans and/or to sell real estate assets owned.

Most of our financing costs are determined by reference to floating rates, such as LIBOR or a Treasury index, plus a margin, the amount of which will depend on a number of factors, including, without limitation, (i) for collateralized debt, the value and liquidity of the collateral, and for non-collateralized debt, our credit, (ii) the level and movement of interest rates and (iii) general market conditions and liquidity. In a period of rising interest rates, our interest expense on floating-rate debt would increase, while any additional interest income we earn on our floating-rate investments may not compensate for such increase in interest expense, the interest income we earn on our fixed-rate investments would not change, the duration and weighted average life of our fixed-rate investments would increase and the market value of our fixed-rate investments would decrease. Similarly, in a period of declining interest rates, our interest income on floating-rate investments would decrease, while any decrease in the interest we are charged on our floating-rate debt may not compensate for such decrease in interest income and interest we are charged on our fixed-rate debt would not change. Any such scenario could materially and adversely affect us.

Our operating results depend, in large part, on differences between the income earned on our investments, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our investments are not match-funded, the income earned on such investments will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may immediately and significantly decrease our results of operations and cash flows and the market value of our investments.

Our current lenders require, and future lenders may require us to enter into restrictive covenants relating to our operations.

As of September 30, 2011, we have entered into MRAs with sixteen counterparties, under which we have borrowed an aggregate $1.1 billion from thirteen counterparties. As of September 30,. 2011, the borrowings under repurchase agreements had maturities between October 4, 2011 and January 20, 2012. These agreements generally include customary representations, warranties and covenants, but may also contain more restrictive supplemental terms and conditions. Although specific to each master repurchase agreement, typical supplemental terms may include requirements of minimum equity, leverage ratios, performance triggers or other financial ratios. If we fail to meet or satisfy any covenants, supplemental terms or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Certain financing agreements may contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default. Further, under our repurchase agreements, we may be required to pledge additional assets to our lenders in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, which may take the form of additional securities or cash.

Future lenders may impose similar restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategies. For example, our loan documents may contain negative covenants that limit, among other things, our ability to repurchase our common stock, distribute more than a certain amount of our net income or funds from operations to our stockholders, employ leverage beyond certain amounts, sell assets, engage in mergers or consolidations, grant liens and enter into transactions with affiliates. If we fail to meet or satisfy any of these covenants, we would be in default under these agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their interests against existing collateral. We may also be subject to cross-default and acceleration rights and, with respect to collateralized debt, the posting of additional collateral and foreclosure rights upon default. Further, this could also make it difficult for us to satisfy the qualification requirements necessary to maintain our status as a REIT for U.S. federal income tax purposes.

In the event non-recourse long-term financing structures become available to us in the future, such structures may expose us to risks which could result in losses to us.

In such structures, our lenders typically would not have a general claim against us as an entity, as opposed to the assets themselves. We also may finance our investments on a long-term basis through issuances of equity and non-collateralized debt in the capital markets or otherwise, to the extent such financing is available. Although under current market conditions we do not anticipate that non-recourse long-term financing for our investments is currently available, we may utilize these financing structures if and when they become available. Prior to any such financing, we seek to finance our investments with relatively short-term facilities until a sufficient portfolio is accumulated. As a result, we are subject to the risk that we will not be able to acquire, during the period that any short-term facilities are available, sufficient eligible assets or securities to maximize the efficiency of a securitization. We also bear the risk that we will not be able to obtain new short-term facilities or will not be able to renew any short-term facilities after they expire should we need more time to seek and acquire sufficient eligible assets or securities for a securitization. In addition, conditions in the capital markets may not permit a non-recourse securitization at any particular time or may make the issuance of any such securitization less attractive to us even when we do have sufficient eligible assets or securities. Our inability to refinance any short-term facilities would also increase our risk because borrowings thereunder would likely be recourse to us as an entity. If we are unable to obtain and renew short-term facilities or to consummate securitizations to finance our investments on a long-term basis, we may be required to seek other forms of potentially less attractive financing or to liquidate assets at an inopportune time or price.

The use of securitization financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of securitizations we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the securitization terms will provide that, if certain delinquencies or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that these performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future securitization financings, we cannot assure you of the actual terms of the securitization delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Given recent volatility in the securitization market, rating agencies may depart from historic practices for securitization financings, making them more costly for us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect the availability of net income to us. If our assets fail to perform as anticipated, over-collateralization or other credit enhancement expense associated with our securitization financings will increase.

If AG REIT Management, LLC ceases to be our Manager pursuant to the management agreement or one or more of our Manager’s key personnel are no longer servicing our business, depository institutions providing any financing arrangements that we have may not provide future financing to us, which could materially and adversely affect us.

Depository institutions that finance our investments may require that AG REIT Management, LLC remain as our Manager under the management agreement and that certain key personnel of our Manager continue to service our business. If AG REIT Management, LLC ceases to be our Manager or one or more of our Manager’s key personnel are no longer servicing our business, it may constitute an event of default and the depository institution providing the arrangement may have acceleration rights with respect to outstanding borrowings and termination rights with respect to our ability to finance our future investments with that institution. If we are unable to obtain financing for our accelerated borrowings and for our future investments under such circumstances, we may be required to curtail our asset acquisitions and/or dispose of assets at an inopportune time.

If a counterparty to our repurchase transactions defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term, or if we default on our obligations under the repurchase agreement, we will lose money on our repurchase transactions.

When we engage in repurchase transactions, we generally sell securities to lenders (i.e., repurchase agreement counterparties) and receive cash from the lenders. The lenders are obligated to resell the same securities back to us at the end of the term of the transaction. Because the cash we receive from lenders when we initially sell the securities to the lender is less than the value of those securities (this difference is the haircut), if the lender defaults on its obligation to resell the same securities back to us we will incur a loss on the transaction equal to the amount of the haircut (assuming there was no change in the value of the securities). We will also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we will have to repurchase the securities for their initial value but will receive securities worth less than that amount. Further, if we default on one of our obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with us. Our repurchase agreements contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements may also declare a default. If a default occurs under any of our repurchase agreements and the lenders terminate one or more of our repurchase agreements, we may need to enter into replacement repurchase agreements with different lenders. There can be no assurance that we will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our cash available for distribution to our stockholders.

Our use or future use of repurchase agreements to finance our RMBS and our other ABS may give our lenders greater rights in the event that either we or a lender files for bankruptcy.

Our borrowings or future borrowings under repurchase agreements for our RMBS and other ABS may qualify for special treatment under the U.S. Bankruptcy Code, giving our lenders the ability to avoid the automatic stay provisions of the U.S. Bankruptcy Code and to take possession of and liquidate the assets that we have pledged under their repurchase agreements without delay in the event that we file for bankruptcy. Furthermore, the special treatment of repurchase agreements under the U.S. Bankruptcy Code may make it difficult for us to recover our pledged assets in the event that a lender party to such agreement files for bankruptcy. Therefore, our use of repurchase agreements to finance our investments exposes our pledged assets to risk in the event of a bankruptcy filing by either a lender or us.

We depend, and may in the future depend, on repurchase agreement financing to acquire RMBS and other ABS, and our inability to access this funding could have a material adverse effect on our results of operations, financial condition and business.

We use repurchase agreement financing as a strategy to increase the return on our assets. However, we may not be able to achieve our desired leverage ratio for a number of reasons, including if the following events occur:

•	our lenders do not make repurchase agreement financing available to us at acceptable rates;

•	certain of our lenders exit the repurchase market;

•	our lenders require that we pledge additional collateral to cover our borrowings, which we may be unable to do; or

•	we determine that the leverage would expose us to excessive risk.

Our ability to fund our RMBS and other ABS may be impacted by our ability to secure repurchase agreement financing on acceptable terms. We can provide no assurance that lenders will be willing or able to provide us with sufficient financing. In addition, because repurchase agreements are short-term commitments of capital, lenders may respond to market conditions making it more difficult for us to secure continued financing. During certain periods of the credit cycle, lenders may curtail their willingness to provide financing.

If major market participants exit the repurchase agreement financing business, the value of our RMBS and other ABS could be negatively impacted, thus reducing net stockholder equity, or book value. Furthermore, if many of our lenders or potential lenders are unwilling or unable to provide us with repurchase agreement financing, we could be forced to sell our RMBS and other ABS assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on our lenders change, they may be required to significantly increase the cost of the financing that they provide to us. Our lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing we receive, or may in the future receive, under our repurchase agreements is directly related to the lenders’ valuation of the RMBS and other ABS that secure the outstanding borrowings. Typically repurchase agreements grant the respective lender the absolute right to reevaluate the market value of the assets that secure outstanding borrowings at any time. If a lender determines in its sole discretion that the value of the assets has decreased, it has the right to initiate a margin call. A margin call would require us to transfer additional assets to such lender without any advance of funds from the lender for such transfer or to repay a portion of the outstanding borrowings. Any such margin call could have a material adverse effect on our results of operations, financial condition, business, liquidity and ability to make distributions to our stockholders, and could cause the value of our common stock to decline. We may be forced to sell assets at significantly depressed prices to meet such margin calls and to maintain adequate liquidity, which could cause us to incur losses. Moreover, to the extent we are forced to sell assets at such time, given market conditions, we may be selling at the same time as others facing similar pressures, which could exacerbate a difficult market environment and which could result in our incurring significantly greater losses on our sale of such assets. In an extreme case of market duress, a market may not even be present for certain of our assets at any price.

Our liquidity may also be adversely affected by margin calls under repurchase agreements for our RMBS and other ABS because we will be dependent in part on the lenders’ valuation of the collateral securing the financing. Any such margin call could harm our liquidity, results of operation, and financial condition. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations and financial condition.

The repurchase agreements that we use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We use repurchase agreements to finance our acquisition of RMBS and other ABS. If the market value of the RMBS and other ABS pledged or sold by us to a financing institution declines, we may be required by the financing institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so, which could result in defaults. Posting additional collateral to support our credit will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, financing institutions can accelerate repayment of our indebtedness, increase interest rates, liquidate our collateral or terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for bankruptcy protection.

Further, financial institutions providing the repurchase facilities may require us to maintain a certain amount of cash uninvested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

Any warehouse facilities that we may obtain in the future may limit our ability to acquire assets, and we may incur losses if the collateral is liquidated.

Although under current market conditions we do not anticipate that securitization financings will be available, in the event they become available, we may utilize, if available, warehouse facilities pursuant to which we would accumulate assets in anticipation of a securitization financing, which assets would be pledged as collateral for such facilities until the securitization transaction is consummated. In order to borrow funds to acquire assets under any future warehouse facilities, we expect that our lenders thereunder would have the right to review the potential assets for which we are seeking financing. We may be unable to obtain the consent of a lender to acquire assets that we believe would be beneficial to us and we may be unable to obtain alternate financing for such assets. In addition, no assurance can be given that a securitization structure would be consummated with respect to the assets being warehoused. If the securitization is not consummated, the lender could liquidate the warehoused collateral and we would then have to pay any amount by which the original purchase price of the collateral assets exceeds its sale price, subject to negotiated caps, if any, on our exposure. In addition, regardless of whether the securitization is consummated, if any of the warehoused collateral is sold before the consummation, we would have to bear any resulting loss on the sale. Currently, we have no warehouse facilities in place, and no assurance can be given that we will be able to obtain one or more warehouse facilities on favorable terms, or at all.

Hedging against interest rate exposure may materially and adversely affect our results of operations and cash flows.

Subject to maintaining our qualification as a REIT and our exemption under the Investment Company Act, we pursue hedging strategies to reduce our exposure to adverse changes in interest rates. Our hedging activity will vary in scope based on the level of interest rates, the type of investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by U.S. federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty owing the money in the hedging transaction may default on its obligation to pay.

In addition, we may fail to recalculate, re-adjust and execute hedges in an efficient manner or may fail to qualify for hedge accounting treatment.

Our hedging activities, which are intended to limit losses, may materially and adversely affect our results of operations and cash flows. Therefore, while we may enter into such transactions seeking to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in hedging strategies and price movements in the portfolio positions or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio positions or liabilities being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

We may enter into hedging transactions that could expose us to contingent liabilities in the future.

Subject to maintaining our qualification as a REIT, part of our investment strategy involves entering into hedging transactions that could require us to fund cash payments in certain circumstances (such as the early termination of the hedging instrument caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the hedging instrument). The amount due would be equal to the unrealized loss of the open swap positions with the respective counterparty and could also include other fees and charges. These economic losses will be reflected in our results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. Although generally we seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. No assurance can be given that a liquid secondary market will exist for derivative instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

Risks related to our investments

Declines in the market values of our investments may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our stockholders.

A substantial portion of our assets are reported for accounting purposes at fair value. Changes in the market values of those assets are directly charged or credited to earnings for the period. As a result, a decline in values will reduce the book value of our Company.

A decline in the market value of our assets may adversely affect us, particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we would have to sell the assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to stockholders.

We may not realize gains or income from our investments.

We seek to generate both current income and capital appreciation from our investments. In some cases, our investments are not rated by any rating agency. Therefore, our Manager’s assessment of the value, and therefore pricing, of our investments is very difficult and their accuracy is inherently uncertain. Furthermore, our investments may not appreciate in value and, in fact, may decline in value. In addition, the obligors on our investments may default on, or be delayed in making, interest and/or principal payments. Accordingly, we are subject to an increased risk of loss and may not be able to realize gains or income from our investments. Any gains that we do realize may not be sufficient to offset our losses and expenses.

We may acquire non-Agency RMBS collateralized by subprime and Alt-A mortgage loans, which are subject to increased risks.

The mortgage and other loans underlying the non-Agency RMBS that we acquire are subject to defaults, foreclosure timeline extension, fraud, residential price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, which could result in losses to us. Residential mortgage loans are secured by single family residential property and, when not guaranteed by an agency, are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of nature, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In the event of any default under a mortgage loan held directly by us, we bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

The mortgage loans that we acquire, the mortgages underlying the RMBS that we acquire, the commercial mortgage loans underlying the CMBS that we acquire and the assets underlying the ABS are all subject to defaults, foreclosure timeline extension, fraud, price depreciation and unfavorable modification of loan principal amount, interest rate and premium, any of which could result in losses to us.

In the event of any default under a mortgage loan held directly by us, we bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor in possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

Residential mortgage loans are secured by single family residential property and are subject to risks of delinquency and foreclosure and risks of loss. The ability of a borrower to repay a loan secured by a residential property typically is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers’ abilities to repay their loans. In addition, we acquire non-Agency RMBS, which are backed by residential real property but, in contrast to Agency RMBS, their principal and interest are not guaranteed by federally-chartered entities such as Fannie Mae and Freddie Mac and, in the case of Ginnie Mae, the U.S. government. The ability of a borrower to repay these loans or other financial assets is dependent upon the income or assets of these borrowers.

Our investments in RMBS are subject to the risks of defaults, foreclosure timeline extension, fraud and home price depreciation and unfavorable modification of loan principal amount, interest rate and amortization of principal, accompanying the underlying residential mortgage loans. The ability of a borrower to repay a mortgage loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors may impair borrowers’ abilities to repay their loans, including:

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions such as indoor mold; and

•	the potential for uninsured or under-insured property losses.

In the event of defaults on the residential mortgage loans that underlie our investments in RMBS and the exhaustion of any underlying or any additional credit support, we may not realize our anticipated return on our investments and we may incur a loss on these investments.

CMBS are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the CMBS we invest in are subject to all of the risks of the respective underlying commercial mortgage loans. Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things,

•	tenant mix;

•	success of tenant businesses;

•	property management decisions;

•	property location and condition;

•	competition from comparable types of properties;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	any need to address environmental contamination at the property or the occurrence of any uninsured casualty at the property;

•	changes in national, regional or local economic conditions and/or specific industry segments;

•	declines in regional or local real estate values;

•	declines in regional or local rental or occupancy rates;

•	increases in interest rates;

•	real estate tax rates and other operating expenses;

•	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

•	acts of God, terrorist attacks, social unrest and civil disturbances.

The failure of servicers to effectively service the mortgage loans underlying the RMBS in our portfolio or any mortgage loans we own would materially and adversely affect us.

Most residential mortgage loans and securitizations of residential mortgage loans require a servicer to manage collections on each of the underlying loans. Both default frequency and default severity of loans may depend upon the quality of the servicer. If servicers are not vigilant in encouraging borrowers to make their monthly payments, the borrowers may be far less likely to make these payments, which could result in a higher frequency of default. If servicers take longer to liquidate non-performing assets, loss severities may tend to be higher than originally anticipated. Higher loss severity may also be caused by less competent dispositions of REO properties. The failure of servicers to effectively service the mortgage loans underlying the RMBS in our portfolio or any mortgage loans we own could negatively impact the value of our investments and our performance. Servicer quality is of prime importance in the default performance of residential mortgage loans and RMBS. Many servicers have gone out of business in recent years, requiring a transfer of servicing to another servicer. This transfer takes time and loans may become delinquent because of confusion or lack of attention. When servicing is transferred, servicing fees may increase which may have an adverse effect on the credit support of RMBS held by us. In the case of pools of securitized loans, servicers may be required to advance interest on delinquent loans to the extent the servicer deems those advances recoverable. In the event the servicer does not advance, interest may be interrupted even on more senior securities. Servicers may also advance more than is in fact recoverable once a defaulted loan is disposed, and the loss to the trust may be greater than the outstanding principal balance of that loan (greater than 100% loss severity).

We may not control the special servicing of the mortgage loans included in the CMBS in which we invest and, in such cases, the special servicer may take actions that could adversely affect our interests.

With respect to each series of CMBS in which we invest, overall control over the special servicing of the related underlying mortgage loans is held by a “directing certificateholder” or a “controlling class representative,” which is appointed by the holders of the most subordinate class of CMBS in such series. Depending on the class of CMBS we have acquired or may acquire, we may not have the right to appoint the directing certificateholder. In connection with the servicing of the specially serviced mortgage loans, the related special servicer may, at the direction of the directing certificateholder, take actions with respect to the specially serviced mortgage loans that could adversely affect our interests.

If our Manager overestimates the loss-adjusted yields of our CMBS investments, we may experience losses.

Our Manager values our potential CMBS investments based on loss-adjusted yields, taking into account estimated future losses on the mortgage loans included in the securitization’s pool of loans, and the estimated impact of these losses on expected future cash flows. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager underestimates the pool level losses relative to the price we pay for a particular CMBS investment, we may experience losses with respect to such investment.

The B-Notes we may acquire may be subject to additional risks related to the privately-negotiated structure and terms of the transaction, which may result in losses to us.

We may acquire B-Notes. A B-Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. However, because each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property and so reflect the risks associated with significant concentration. Significant losses related to our B-Notes would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our mezzanine loan assets involve greater risks of loss than senior loans secured by income-producing properties.

We may acquire mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Bridge loans involve a greater risk of loss than traditional investment grade mortgage loans with fully insured borrowers.

We may acquire bridge loans secured by first lien mortgages on a property to borrowers who are typically seeking short-term capital to be used in an acquisition, construction or redevelopment of a property. The borrower has usually identified an undervalued asset that has been under-managed and/or is located in a recovering market. If the market in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management and/or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we bear the risk that we may not recover some or all of our initial expenditure.

In addition, borrowers usually use the proceeds of a conventional mortgage to repay a bridge loan. Bridge loans therefore are subject to risks of a borrower’s inability to obtain permanent financing to repay the bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our bridge loans, the value of our Company and the price of our shares of common stock may be adversely affected.

Increases in interest rates could adversely affect the value of our investments and cause our interest expense to increase, which could result in reduced earnings or losses and negatively affect our profitability as well as the cash available for distribution to our stockholders.

We invest primarily in RMBS, as well as other assets such as CMBS, mortgage loans and ABS. In a normal yield curve environment, an investment in such assets will generally decline in value if long-term interest rates increase. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect cash available for distribution to our stockholders.

A significant risk associated with our target assets is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates increase significantly, the market value of these investments will decline, and the duration and weighted average life of the investments will increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates will increase the amount of interest owed on the repurchase agreements we enter into to finance the purchase of RMBS.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases or expected increases in defaults, or increases or expected increases in voluntary prepayments for those investments that are subject to prepayment risk or widening of credit spreads.

In addition, in a period of rising interest rates, our operating results will depend in large part on the difference between the income from our assets and financing costs. We anticipate that, in most cases, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets.

An increase in interest rates may cause a decrease in the volume of certain of our target assets which could adversely affect our ability to acquire target assets that satisfy our investment objectives and to generate income and pay dividends.

Rising interest rates generally reduce the demand for mortgage loans due to the higher cost of borrowing. A reduction in the volume of mortgage loans originated may affect the volume of our target assets available to us, which could adversely affect our ability to acquire assets that satisfy our investment objectives. Rising interest rates may also cause our target assets that were issued prior to an interest rate increase to provide yields that are below prevailing market interest rates. If rising interest rates cause us to be unable to acquire a sufficient volume of our target assets with a yield that is above our borrowing cost, our ability to satisfy our investment objectives and to generate income and pay dividends may be materially and adversely affected.

The relationship between short-term and longer-term interest rates is often referred to as the “yield curve.” Ordinarily, short-term interest rates are lower than longer-term interest rates. If short-term interest rates rise disproportionately relative to longer-term interest rates (a flattening of the yield curve), our borrowing costs may increase more rapidly than the interest income earned on our assets. Because we expect our investments, on average, generally will bear interest based on longer-term rates than our borrowings, a flattening of the yield curve would tend to decrease our net income and the market value of our net assets. Additionally, to the extent cash flows from investments that return scheduled and unscheduled principal are reinvested, the spread between the yields on the new investments and available borrowing rates may decline, which would likely decrease our net income. It is also possible that short-term interest rates may exceed longer-term interest rates (a yield curve inversion), in which event our borrowing costs may exceed our interest income and we could incur operating losses.

Recent market conditions may upset the historical relationship between interest rate changes and prepayment trends, which would make it more difficult for us to analyze our investment portfolio.

Our success depends on our ability to analyze the relationship of changing interest rates on prepayments of the mortgage loans that underlie our non-Agency RMBS and mortgage loans we acquire. Changes in interest rates and prepayments affect the market price of our target assets. As part of our overall portfolio risk management, we analyze interest rate changes and prepayment trends separately and collectively to assess their effects on our investment portfolio. In conducting our analysis, we depend on certain assumptions based upon historical trends with respect to the relationship between interest rates and prepayments under normal market conditions. If the recent dislocations in the mortgage market or other developments change the way that prepayment trends have historically responded to interest rate changes, our ability to (1) assess the market value of our investment portfolio, (2) implement our hedging strategies and (3) implement techniques to reduce our prepayment rate volatility will be significantly affected, which could materially adversely affect our financial position and results of operations.

Interest rate mismatches between our RMBS backed by ARMs or hybrid ARMs and our borrowings used to fund our purchases of these assets may reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

We fund most of our investments in RMBS with borrowings that have interest rates that adjust more frequently than the interest rate indices and repricing terms of RMBS backed by adjustable-rate mortgages, or ARMs or hybrid ARMs. Accordingly, if short-term interest rates increase, our borrowing costs may increase faster than the interest rates on RMBS backed by ARMs or hybrid ARMs adjust. As a result, in a period of rising interest rates, we could experience a decrease in net income or a net loss.

In most cases, the interest rate indices and repricing terms of RMBS backed by ARMs or hybrid ARMs and our borrowings are not identical, thereby potentially creating an interest rate mismatch between our investments and our borrowings. While the historical spread between relevant short-term interest rate indices has been relatively stable, there have been periods when the spread between these indices was volatile. During periods of changing interest rates, these interest rate index mismatches could reduce our net income or produce a net loss, and adversely affect the level of our dividends and the market price of our common stock.

In addition, RMBS backed by ARMs or hybrid ARMs are typically subject to lifetime interest rate caps which limit the amount an interest rate can increase through the maturity of the RMBS. However, our borrowings under repurchase agreements typically are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, the interest rates paid on our borrowings could increase without limitation while caps could limit the interest rates on these types of RMBS. This problem is magnified for RMBS backed by ARMs or hybrid ARMs that are not fully indexed. Further, some RMBS backed by ARMs or hybrid ARMs may be subject to periodic payment caps that result in a portion of the interest being deferred and added to the principal outstanding. As a result, we may receive less cash income on these types of RMBS than we need to pay interest on our related borrowings. These factors could reduce our net interest income and cause us to suffer a loss during periods of rising interest rates.

Because we acquire fixed-rate securities, an increase in interest rates on our borrowings may adversely affect our book value.

Increases in interest rates may negatively affect the market value of our assets. Any fixed-rate securities we invest in generally will be more negatively affected by these increases than adjustable-rate securities. In accordance with accounting rules, we are required to reduce our book value by the amount of any decrease in the market value of our assets that are classified for accounting purposes as available-for-sale. We are required to evaluate our assets on a quarterly basis to determine their fair value by using third-party bid price indications provided by dealers who make markets in these securities or by third-party pricing services. If the fair value of a security is not available from a dealer or third-party pricing service, we estimate the fair value of the security using a variety of methods including, but not limited to, discounted cash flow analysis, matrix pricing, option-adjusted spread models and fundamental analysis. Aggregate characteristics taken into consideration include, but are not limited to, type of collateral, index, margin, periodic cap, lifetime cap, underwriting standards, age and delinquency experience. However, the fair value reflects estimates and may not be indicative of the amounts we would receive in a current market exchange. If we determine that a security on which we have not made a mark to market election is other-than-temporarily impaired, and we do not intend to sell and it is not more likely than not that we will be required to sell the security, we would reduce the value of such security on our balance sheet by recording an impairment charge in our income statement for the credit component of the other-than-temporary impairment and/or a reduction to other comprehensive income for the component of the other-than-temporary impairment related to other factors. Reductions in stockholders’ equity decrease the amounts we may borrow to purchase additional target assets, which could restrict our ability to increase our net income.

Rapid changes in the values of our residential mortgage loans and other real estate-related assets may make it more difficult for us to maintain our qualification as a REIT or exemption from registration under the Investment Company Act.

If the market value or income potential of our residential mortgage loans and other real estate-related assets declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase certain real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from registration under the Investment Company Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of our investments. We may have to make investment decisions that we otherwise would not make absent our REIT and Investment Company Act considerations.

We may experience a decline in the market value of our assets.

A decline in the market value of assets on which we have not made a mark to market election may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets where fair value is less than cost, we are unable to assert that we will recover our amortized cost basis of the assets even if we do not intend to sell and it is not more likely than not that we will be required to sell such assets. If such a determination were to be made, we would recognize the credit component of the other-than-temporary impairment through earnings and write down the amortized cost of such assets by the other-than-temporary impairment recognized in earnings to a new cost basis. Such impairment charges reflect non- cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Changes in prepayment rates could negatively affect the value of our investment portfolio, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

The value of our investment portfolio may be affected by prepayment rates on mortgage loans. Many loans do not contain any restrictions on borrowers’ abilities to prepay their residential mortgage loans. Prepayment rates on loans are influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control. Consequently, we cannot predict with certainty such prepayment rates, and no strategy can completely insulate us from prepayment or other such risks. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

Many of our investments may be illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.

We expect generally that any securities we purchase will be in connection with privately-negotiated transactions that will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. Generally, we will not be able to sell these securities publicly without the expense and time required to register the securities under the Securities Act of 1933, as amended, or the Securities Act, if the obligors agree to do so, or will be able to sell the securities only under Rule 144 or other rules under the Securities Act which permit only limited sales under specified conditions. Moreover, turbulent market conditions, such as those currently in effect, could significantly and negatively impact the liquidity of our assets. It may be difficult or impossible to obtain or validate third-party pricing on the investments we purchase. Illiquid investments typically experience greater price volatility, as a ready market does not exist, and can be more difficult to value. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value maintained for it in our records. Furthermore, we may face other restrictions on our ability to liquidate an investment in an entity to the extent that we have or could be attributed with material non-public information regarding such entity.

Investments in subordinated loans and subordinated mortgage-backed securities could subject us to increased risk of losses.

We invest in subordinated loans and subordinated non-Agency RMBS. In the event a borrower defaults on a loan and lacks sufficient assets to satisfy such loan, we may lose all or a significant part of our investment. In the event a borrower becomes subject to bankruptcy proceedings, we will not have any recourse to the assets, if any, of the borrower that are not pledged to secure our loan, and the unpledged assets of the borrower may not be sufficient to satisfy our loan. If a borrower defaults on our loan or on its senior debt (i.e., a first-lien loan, in the case of a residential mortgage loan, or a contractually or structurally senior loan, in the case of a commercial mortgage loan), or in the event of a borrower bankruptcy, our loan will be satisfied only after all senior debt is paid in full. In the case of commercial mortgage loans, where senior debt exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loan, accept prepayments, exercise our remedies and control decisions made in bankruptcy proceedings relating to borrowers.

In general, losses on mortgage loans included in a securitization will be borne first by holders of the “first loss” subordinated security and then, in turn, by the holders of more senior securities, beginning with the most subordinated. In addition, losses on the property securing a commercial mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit provided by the borrower, if any, and then by subordinated security holders, as described in the preceding sentence. In the event of default of a mortgage loan we own (and, if the loan is a commercial mortgage loan, the exhaustion of any equity support, reserve fund or letter of credit) and, in the case of non-Agency RMBS and CMBS in which we invest, the exhaustion of any credit support provided by any classes of securities junior to such non-Agency RMBS and CMBS, we may not recover all or even a significant part of our investment, which could result in repayment losses. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage-backed securities, the securities in which we invest may suffer significant losses.

The prices of lower credit quality investments are generally more sensitive to adverse actual or perceived economic downturns or individual issuer developments than more highly rated investments. An economic downturn or a projection of an economic downturn, for example, could cause a decline in the price of lower credit quality investments because the ability of obligors to make principal and interest payments or to refinance may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our investments are rated by Moody’s Investors Service, Fitch Ratings or Standard & Poor’s. Any credit ratings on our investments are subject to ongoing evaluation by credit rating agencies, and we cannot assure you that any such ratings will not be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which will adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us.

Insurance on real estate securities collateral may not cover all losses.

There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under these circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. Any uninsured loss could result in the loss of cash flow from, and the asset value of, the affected property.

Our Manager’s due diligence of potential investments may not reveal all of the liabilities associated with such investments and may not reveal other weaknesses in such investments, which could lead to investment losses.

Before making an investment, our Manager assesses the strengths and weaknesses of the originators, borrowers, and the underlying property values, as well as other factors and characteristics that are material to the performance of the investment. In making the assessment and otherwise conducting customary due diligence, our Manager relies on resources available to it and, in some cases, an investigation by third parties. There can be no assurance that our Manager’s due diligence process will uncover all relevant facts or that any investment will be successful.

We may be adversely affected by risks affecting borrowers or the asset or property types in which our investments may be concentrated at any given time, as well as from unfavorable changes in the related geographic regions.

Our assets are not subject to any geographic, diversification or concentration limitations except that we concentrate in residential mortgage-related investments. Accordingly, our investment portfolio may be concentrated by geography, asset, property type and/or borrower, increasing the risk of loss to us if the particular concentration in our portfolio is subject to greater risks or undergoing adverse developments. In addition, adverse conditions in the areas where the properties securing or otherwise underlying our investments are located (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply or reduced demand) may have an adverse effect on the value of our investments. A material decline in the demand for real estate in these areas may materially and adversely affect us. Lack of diversification can increase the correlation of non-performance and foreclosure risks among our investments.

A prolonged economic slowdown, recession or declining real estate values could materially and adversely affect us.

We believe the risks associated with our investments will be more acute during periods of economic slowdown or recession (such as the current period marked by dislocation and weakness in the capital and credit markets), especially if these periods are accompanied by declining real estate values. Declining real estate values will likely reduce our level of new investments since borrowers often use increases in the value of their existing properties to support the purchase of or investment in additional properties. Furthermore, a weakening economy and declining real estate values significantly increase the likelihood that borrowers will default on their debt service obligations to us and that we will incur losses on our investments with them in the event of a default on a particular investment because the value of any collateral may be insufficient to cover the full amount of such investment or may require a significant amount of time to realize. A weakening economy and declining real estate values may increase the likelihood of re-default rates even after we have completed loan modifications. Our exposure will increase to the extent of the subordination, if applicable, of our investment. In addition, under such conditions, our access to capital will generally be more limited, if available at all, and more expensive. Any period of increased payment delinquencies, foreclosures or losses could adversely affect the net interest income generated from our portfolio and our ability to make and finance future investments, which would materially and adversely affect our revenues, results of operations, financial condition, business prospects and our ability to make distributions to our stockholders.

If we fail to develop, enhance, and implement strategies to adapt to changing conditions in the mortgage industry and capital markets, our financial condition and earnings may be adversely affected.

The manner in which we compete and the products for which we compete are affected by changing conditions, which can take the form of trends or sudden changes in our industry, regulatory environment, changes in the role of government-sponsored entities, changes in the role of credit rating agencies or their rating criteria or process, or the U.S. economy more generally. If we do not effectively respond to these changes, or if our strategies to respond to these changes are not successful, our financial condition and earnings may be adversely affected.

Our investments are generally recorded at fair value, and quoted prices or observable inputs may not be available to determine such value, resulting in the use of significant unobservable inputs to determine value.

The values of some of our investments may not be readily determinable. We measure the fair value of these investments quarterly, in accordance with guidance set forth in Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC 820-10, “Fair Value Measurements and Disclosures.” The fair value at which our assets are recorded may not be an indication of their realizable value. Ultimate realization of the value of an asset depends to a great extent on economic and other conditions that are beyond the control of our Manager, our company or our board of directors. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. If we were to liquidate a particular asset, the realized value may be more than or less than the amount at which such asset is valued. Accordingly, the value of our common stock could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future. Additionally, such valuations may fluctuate over short periods of time.

In certain cases, our Manager’s determination of the fair value of our investments includes inputs provided by third-party dealers and pricing services. Valuations of certain securities in which we invest are often difficult to obtain or are unreliable. In general, dealers and pricing services heavily disclaim their valuations. Dealers may claim to furnish valuations only as an accommodation and without special compensation, and so they may disclaim any and all liability for any direct, incidental, or consequential damages arising out of any inaccuracy or incompleteness in valuations, including any act of negligence or breach of any warranty. Depending on the complexity and illiquidity of a security, valuations of the same security can vary substantially from one dealer or pricing service to another. Therefore, our results of operations for a given period could be adversely affected if our determinations regarding the fair market value of these investments are materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

The receivables underlying the ABS we acquire are subject to credit exposure, which could result in losses to us.

ABS are securities backed by various asset classes including, but not limited to, small balance commercial mortgages, aircraft, automobiles, credit cards, equipment, manufactured housing, franchises, recreational vehicles and student loans. ABS remain subject to the credit exposure of the underlying receivables. In the event of increased rates of delinquency with respect to any receivables underlying our ABS, we may not realize our anticipated return on these investments.

Standard & Poor’s recent downgrade in the credit rating of the U.S. government and the possibility of a further downgrade or additional downgrades by other credit rating agencies may have a material adverse effect on our business, financial condition and results of operations, as well as the price of our common stock.

Standard & Poor’s recent downgrade in the credit rating of the U.S. government and the possibility of a further downgrade by Standard & Poor’s or additional downgrades by other credit rating agencies may have a material adverse effect on our business, financial condition and results of operations, as well as the price of our common stock. The impact on the company of the downgrade and resulting financial market volatility may include, but not be limited to, the following:

•	The value of our assets may decline;

•	Since we utilize repurchase agreements which are secured by our assets, a decline in value of our assets may require us to post additional collateral to secure our debt;

•	Significant changes in interest rates may occur which may increase our borrowing costs, reduce advance rates on repurchase agreements and reduce our liquidity; and

•	Such interest rate volatility may cause further decline in the value of our interest rate swaps causing us to post additional collateral.

Certain actions by the U.S. Federal Reserve could cause a flattening of the yield curve, which could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

On September 21, 2011, the U.S. Federal Reserve announced “Operation Twist,” which is a program by which it intends to purchase, by the end of June 2012, $400 billion of U.S. Treasury securities with remaining maturities between six and 30 years and sell an equal amount of U.S. Treasury securities with remaining maturities of three years or less. The effect of Operation Twist could be a flattening in the yield curve, which could result in increased prepayment rates due to lower long-term interest rates and a narrowing of our net interest margin. Consequently, Operation Twist and any other future securities purchase programs by the U.S. Federal Reserve could materially adversely affect our business, financial condition and results of operations and our ability to pay distributions to our stockholders.

Risks related to accounting

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our financial statements.

Accounting rules for mortgage loan sales and securitizations, valuations of financial instruments, investment consolidations and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders and also increase the risk of errors and restatements, as well as the cost of compliance. Changes in accounting interpretations or assumptions could impact our financial statements and our ability to timely prepare our financial statements. Our inability to timely prepare our financial statements in the future would likely adversely affect our share price significantly.

Changes in accounting treatment may adversely affect our reported profitability and/or investment strategy.

From time to time, updates are made to authoritative GAAP, which could significantly impact our business or financial performance in negative ways that we cannot predict or prepare against. The FASB anticipates the completion of many standard-setting projects in 2012, including such items as consolidation, financial statement presentation, revenue recognition, financial instruments, hedging, contingencies and fair value. We cannot predict whether any changes to current accounting rules will occur or what impact any codified changes will have on our business, results of operation or financial condition.

For example, prior to the issuance of FSP FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions”, which is codified in ASC 860, “Transfers and Servicing,” entities accounted separately for a transfer of a financial asset and a repurchase agreement with the same counterparty. The transferor and transferee would first analyze the initial transfer for sale and purchase accounting, without considering the effect of the repurchase agreement. The repurchase agreement was separately analyzed as a transfer of a financial asset (as collateral) with an agreement to repurchase the financial asset.

In February 2008, the FASB, issued FSP FAS 140-3, codified in ASC 860, to provide guidance concerning when a transferor and transferee should account separately for an initial transfer of a financial asset and a related repurchase financing. Entities were then required to consider the two transactions as part of the same arrangement. When doing so, the rights obtained by the initial transferor through the repurchase agreement would generally cause the transferor to fail the legal isolation requirements of ASC 860, and derecognition by the initial transferor would not be permissible. The implication for the transferee of the financial assets is that the transaction is initially recognized as a forward purchase transaction. While the accounting treatment would not affect the economics of these transactions, it would affect how these transactions are reported on the financial statements. If we are not able to comply with the criteria under ASC 860 for same party transactions we would be precluded from presenting securities and the related financings, as well as the related interest income and interest expense, on a gross basis on our financial statements, which had been the previous treatment for all such transactions. Instead, we would be required to account for the purchase commitment and related repurchase agreement on a net basis and record a forward commitment to purchase securities, which would be classified as a derivative instrument. Such forward commitments would be recorded at fair value with subsequent changes in fair value recognized in earnings. Additionally, we would record the cash portion of our investment in securities as a mortgage-related receivable from the counterparty on our balance sheet. This change in presentation may have a material impact on our net income, and it could have an adverse impact on our operations. It could have an impact on our ability to include certain securities purchased and simultaneously financed from the same counterparty as qualifying real estate interests or real estate-related assets used to qualify under the exemption to not have to register as an investment company under the Investment Company Act. It could also limit our investment opportunities as we may need to limit our purchases of securities that are simultaneously financed with the same counterparty.

Our Manager utilizes analytical models and data in connection with the valuation of our investments, and any incorrect, misleading or incomplete information used in connection therewith will subject us to potential risks.

Given the complexity of our investments and strategies, our Manager must rely heavily on analytical models (both proprietary models developed by our Manager and those supplied by third parties) and information and data supplied by third parties, or Models and Data. Models and Data are used to value investments or potential investments and also in connection with hedging our investments. When Models and Data prove to be incorrect, misleading or incomplete, any decisions made in reliance thereon expose us to potential risks. For example, by relying on Models and Data, especially valuation models, our Manager may be induced to buy certain investments at prices that are too high, to sell certain other investments at prices that are too low or to miss favorable opportunities altogether. Similarly, any hedging based on faulty Models and Data may prove to be unsuccessful. Furthermore, any valuations of our investments that are based on valuation models may prove to be incorrect.

Some of the risks of relying on analytical models and third-party data are particular to analyzing tranches from securitizations, such as mortgage-backed securities. These risks include, but are not limited to, the following: (i) collateral cash flows and/or liability structures may be incorrectly modeled in all or only certain scenarios, or may be modeled based on simplifying assumptions that lead to errors; (ii) information about collateral may be incorrect, incomplete, or misleading; (iii) collateral or bond historical performance (such as historical prepayments, defaults, cash flows, etc.) may be incorrectly reported, or subject to interpretation (e.g., different issuers may report delinquency statistics based on different definitions of what constitutes a delinquent loan); or (iv) collateral or bond information may be outdated, in which case the models may contain incorrect assumptions as to what has occurred since the date information was last updated.

Some of the analytical models used by our Manager, such as mortgage prepayment models or mortgage default models, are predictive in nature. The use of predictive models has inherent risks. For example, such models may incorrectly forecast future behavior, leading to potential losses on a cash flow and/or a mark-to-market basis. In addition, the predictive models used by Angelo, Gordon may differ substantially from those models used by other market participants, with the result that valuations based on these predictive models may be substantially higher or lower for certain investments than actual market prices. Furthermore, since predictive models are usually constructed based on historical data supplied by third parties, the success of relying on such models may depend heavily on the accuracy and reliability of the supplied historical data and the ability of these historical models to accurately reflect future periods.

All valuation models rely on correct market data inputs. If incorrect market data is entered into even a well-founded valuation model, the resulting valuations will be incorrect. However, even if market data is inputted correctly, “model prices” often differ substantially from market prices, especially for securities with complex characteristics, such as derivative securities.

Risks related to our organization and structure

Certain provisions of Maryland law could inhibit a change in our control.

Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then prevailing market price of such shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our then outstanding voting shares or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder and, thereafter, imposes special stockholder voting requirements to approve these combination unless the consideration being received by common stockholders satisfies certain conditions. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person, provided that the business combination is first approved by our board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Business Combinations.”

The “control share” provisions of the MGCL provide that “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in the election of directors) acquired in a “control share acquisition” (defined as the acquisition of “control shares,” subject to certain exceptions) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of control shares, our officers and our directors who are also our employees. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There can be no assurance that this provision will not be amended or eliminated at any time in the future. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Control Share Acquisitions.”

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain provisions if we have a class of equity securities registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act (which we will have upon the completion of this offering), and at least three directors who are not officers or employees of the corporation and are not affiliated with any acquiring person. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in our control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then current market price. Our charter contains a provision whereby we elect to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors as soon as we become eligible to do so. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8.”

Our authorized but unissued common and preferred shares may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued common stock and preferred shares. In addition, our board of directors may, without stockholder approval, increase the aggregate number of our authorized shares or the number of shares of any class or series that we have authority to issue and classify or reclassify any unissued common stock or preferred shares and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, among other things, our board may establish a class or series of common stock or preferred shares that could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interest.

Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under current Maryland law, our present and former directors and officers will not have any liability to us or our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action.

Our charter authorizes us to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our stockholders may have more limited rights against our present and former directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies, which could limit your recourse in the event of actions not in your best interest.

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter and bylaws provide that, subject to the rights of any series of preferred shares, a director may be removed only for “cause” (as defined in our charter), and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies generally may be filled only by a majority of the remaining directors in office, even if less than a quorum, for the full term of the director who vacated. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in our control that is in the best interests of our stockholders.

Our charter generally does not permit ownership in excess of 9.8% of our common stock and attempts to acquire our shares in excess of the share ownership limits will be ineffective unless an exemption is granted by our board of directors.

Our charter generally prohibits beneficial or constructive ownership by any person of more than 9.8% by vote or value, whichever is more restrictive, of our outstanding common stock. Our board of directors, in its sole discretion, may grant an exemption to these prohibitions, subject to certain conditions and receipt by our board of certain representations and undertakings. Our board of directors may from time to time increase certain of these limits for one or more persons and may increase or decrease such limits for all other persons. Any decrease in the share ownership limits generally applicable to all stockholders will not be effective for any person whose percentage ownership of our shares is in excess of such decreased limits until such time as such person’s percentage ownership of our shares equals or falls below such decreased limits, but any further acquisition of our shares in excess of such person’s percentage ownership of our shares will be in violation of the applicable limits. Our board of directors may not increase these limits (whether for one person or all stockholders) if such increase would allow five or fewer persons to beneficially own more than 49.9% in value of our outstanding shares or otherwise cause us to fail to qualify as a REIT.

The constructive ownership rules contained in our charter are complex and may cause the outstanding shares owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than these percentages of the outstanding shares by an individual or entity could cause that individual or entity to own constructively in excess of these percentages of the outstanding shares and thus violate the share ownership limits. Any attempt to own or transfer our common stock or preferred shares (if and when issued) in excess of the share ownership limits without the consent of our board of directors or in a manner that would cause us to be “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the shares are held during the last half of a taxable year) will result in the shares being deemed to be transferred to a director for a charitable trust or, if the transfer to the charitable trust is not automatically effective to prevent a violation of the share ownership limits or the restrictions on ownership and transfer of our shares, any such transfer of our shares will be void ab initio. Further, any transfer of our shares that would result in our shares being held by fewer than 100 persons will be void ab initio.

Risks related to taxation

Our failure to qualify as a REIT would result in higher taxes and reduced cash available for distribution to our stockholders.

We have been organized and we operate in a manner that will enable us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ending December 31, 2011. Although we do not intend to request a ruling from the Internal Revenue Service, or the IRS, as to our REIT qualification, we have received the opinion of McDermott Will & Emery LLP with respect to our qualification as a REIT. This opinion was issued in connection with our IPO. We will receive a similar opinion in connection with this offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinions of McDermott Will & Emery LLP represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion in connection with our IPO was expressed as of the date issued, and the opinion in connection with this offering will be expressed as of the date issued. Counsel has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in applicable law. Furthermore, both the validity of the opinions of McDermott Will & Emery LLP and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by McDermott Will & Emery LLP. Our ability to satisfy the asset tests depends upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes and the tax treatment of participation interests that we hold in mortgage loans may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements as described below. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers will not cause a violation of the REIT requirements. Uncertainty exists with respect to certain positions taken by the company for purposes of satisfying the gross income and asset tests applicable to REITs, including the treatment of the company as the owner of certain securities that are subject to repurchase agreements. The opinion of McDermott Will & Emery LLP is based, among other things, on the conclusion that the company’s positions are correct, or, alternatively, that the company had reasonable cause for any resultant failure to satisfy the gross asset or income requirements applicable to REITs. If we were to fail to qualify as a REIT in any taxable year, we would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on all of our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn would have an adverse impact on the value of our common stock. Unless we were entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

The percentage of our assets represented by TRSs and the amount of our income that we can receive in the form of TRS dividends are subject to statutory limitations that could jeopardize our REIT status.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A significant portion of our activities will likely be conducted through one or more TRSs, and we expect that such TRSs may from time to time hold significant assets.

Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs (at the end of each quarter). While we currently manage our affairs so as to satisfy this requirement, there can be no assurance that we will be able to do so in all market circumstances.

A TRS will be subject to U.S. federal, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us. We will receive distributions from TRSs which will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. We may from time to time need to make such distributions in order to keep the value of our TRSs below 25% of our total assets. However, TRS dividends will generally not constitute “good” income for purposes of one of the tests we must satisfy to qualify as a REIT, namely, that at least 75% of our gross income must in each taxable year generally be from real estate assets. While we will be monitoring our compliance with both this income test and the limitation on the percentage of our assets represented by TRS securities, and intend to conduct our affairs so as to comply with both, the two may at times be in conflict with one another. That is, it is possible that we may wish to distribute a dividend from a TRS in order to reduce the value of our TRSs below 25% of our assets, but be unable to do so without violating the requirement that 75% of our gross income in the taxable year be derived from real estate assets. Although there are other measures we can take in such circumstances in order to remain in compliance, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

Despite our qualification as a REIT, a significant portion of our income may be earned through TRSs that are subject to U.S. federal income taxation.

Despite our qualification as a REIT, we may be subject to a significant amount of U.S. federal income taxes. We may hold a significant amount of our assets from time to time in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets in order for us to remain qualified as a REIT. In general, our TRS originates and sells loans in a manner that might expose us to the 100% tax on “prohibited transactions.” In addition, loans that are to be modified will in general be held by a TRS on the date of their modification and for a period of time thereafter. Finally, some or all of the real estate properties that we may from time to time acquire by foreclosure or other procedure will likely be held in one or more TRSs. All taxable income and gains derived from the assets held from time to time in our TRSs will be subject to regular corporate income taxation.

Dividends payable by REITs do not generally qualify for the reduced tax rates applicable to certain corporate dividends.

The maximum tax rate for dividends paid by corporations to domestic stockholders that are individuals, trusts and estates is generally 15% through taxable years beginning on or before December 31, 2012. Dividends paid by REITs, however, are generally not eligible for the reduced rates. However, to the extent such dividends are attributable to certain dividends that we receive from a TRS and certain other income and gain subject to corporate-level taxation, such dividends generally will be eligible for the preferential tax rates that apply to qualified dividend income. Although this does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

The REIT distribution requirements could adversely affect our ability to execute our business strategies.

We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under U.S. federal income tax laws. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code and to avoid paying corporate tax on undistributed income. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the distribution requirements of the Internal Revenue Code.

We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For example, we may be required to accrue interest and discount income on mortgage loans, mortgage-backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may also acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us at a gain in a debt-for-debt exchange with the borrower, with gain recognized by us to the extent that the principal amount of the modified debt exceeds our cost of purchasing it prior to modification. Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

As a result, to the extent such income is not recognized within a TRS, the requirement to distribute a substantial portion of our net taxable income could cause us to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. Moreover, if our only feasible alternative were to make a taxable distribution of our shares to comply with the REIT distribution requirements for any taxable year and the value of our shares was not sufficient at such time to make a distribution to our stockholders in an amount at least equal to the minimum amount required to comply with such REIT distribution requirements, we would generally fail to qualify as a REIT for such taxable year and would be precluded from being taxed as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

Modifications of the terms of debt instruments in conjunction with reductions in the value of the real property securing such debt instruments could cause us to fail to qualify as a REIT.

Our investments in debt instruments may be materially affected by the weakened condition of the real estate market and the economy in general. As a result, many of the terms of our debt instruments may be modified to avoid foreclosure actions and for other reasons. Under the Internal Revenue Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan.

In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of (i) the date we agreed to acquire the loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the requirement that a REIT not hold securities possessing more than 10% of the total value of the outstanding securities of any one issuer.

Revenue Procedure 2011-16 provides a safe harbor pursuant to which we are not required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests discussed above in connection with a loan modification that is (1) occasioned by a borrower default or (2) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2011-16. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals, but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge our internal valuations. If the terms of our debt instruments are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2011-16 and the fair market value of the real property securing such loans has decreased significantly, we could fail the 75% gross income test, the 75% asset test and/or the 10% value test. Unless we qualified for relief under certain Internal Revenue Code cure provisions, such failures could cause us to fail to qualify as a REIT.

Our ability to invest in distressed debt may be limited by our intention to maintain our qualification as a REIT.

We may acquire distressed debt. In general, under the applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date we agreed to acquire the loan or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test. Revenue Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. This safe harbor will help us comply with the REIT asset tests immediately following the acquisition of distressed debt. It will be less helpful if the value of the distressed debt increases over time. Under the safe harbor, when the current value of a distressed debt exceeds the fair market value of the real property that secures the debt, determined as of the date we committed to acquire the debt, the excess will be treated as a non-qualifying asset. Accordingly, an increasing portion of a distressed debt will be treated as a non-qualifying asset as the value of the distressed debt increases. Additionally, Revenue Procedure 2011-16 states that the IRS will treat distressed debt acquired by a REIT as producing in part non-qualifying income for the 75% gross income test. Specifically, Revenue Procedure 2011-16 indicates that interest income on distressed debt will be treated as qualifying income based on the ratio of (1) fair market value of the real property securing the debt determined as of the date we committed to acquire the debt and (2) the face amount of the debt (and not the purchase price or current value of the debt). The face amount of a distressed debt will typically exceed the fair market value of the real property securing the debt on the date we commit to acquire the debt. Because distressed debt that we acquire may produce a significant amount of non-qualifying income for purposes of the 75% gross income test and a significant portion of a distressed debt may be treated as a non-qualifying asset for the REIT asset tests once the debt increases in value, we may be limited in our ability to invest in distressed debt and maintain our qualification as a REIT.

A recent IRS administrative pronouncement with respect to investments by REITs in distressed debt secured by both real and personal property, if interpreted adversely to us, could cause us to pay penalty taxes or potentially to lose our REIT status.

Treasury Regulations provide rules for determining what portion of the interest income from mortgage loans that are secured by both real and personal property is treated as “interest on obligations secured by mortgages on real property or on interests in real property.” Under the interest apportionment regulation, if a mortgage covers both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT commits to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. Revenue Procedure 2011-16 contains an example regarding the application of the interest apportionment regulation. The example interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal.

The interest apportionment regulation applies only if the debt in question is secured both by real property and personal property. We expect that all or most of the mortgage loans that we will acquire will be secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment regulation will not apply to all or most of our portfolio. Nevertheless, if the IRS were to assert successfully that our mortgage loans were secured by property other than real estate, that the interest apportionment regulation applied for purposes of our REIT testing, and that the position taken in Revenue Procedure 2011-16 should be applied to our portfolio, then depending upon the value of the real property securing our loans and their face amount, and the sources of our gross income generally, we might not be able to meet the 75% REIT gross income test discussed under “U.S. Federal Income Tax Considerations—Taxation of Our Company—Income Tests.” If we did not meet this test, we could potentially either lose our REIT status or be required to pay a tax penalty to the IRS.

We may be required to report taxable income early in our holding period for certain investments in excess of the economic income we ultimately realize from them.

We acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Market discount on a debt instrument accrues on the basis of the constant yield to maturity of the debt instrument based generally on the assumption that all future payments on the debt instrument will be made. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would generally be a bad debt deduction available to us at that time, but our ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year.

Similarly, many of the RMBS that we buy have been issued with original issue discount, which discount might reflect doubt as to whether the entire principal amount of such RMBS will ultimately prove to be collectible. We are required to report such original issue discount based on a constant yield method and income will be accrued and currently taxable based on the assumption that all future projected payments due on such RMBS will be made. If such RMBS turns out not to be fully collectible, a bad debt deduction will become available only in the later year that uncollectibility is provable.

Finally, in the event that any debt instruments or RMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectibility. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectible. In each case, while we would in general ultimately have a bad debt deduction available to us when such interest was determined to be uncollectible, the utility of that deduction would depend on our having taxable income in that later year or thereafter.

REITs may not carry back net operating losses to prior taxable years, but may only carry net operating losses over to future years. Amounts corresponding to the amounts of the types of income described in this prospectus would generally have been distributed and taxed to our stockholders as a dividend when we were required to report such income. If we had no taxable income in the later year that the bad debt deduction became available, we and our stockholders would derive no tax benefit from that deduction. This possible “income early, losses later” phenomenon could, accordingly, adversely affect us and our stockholders if it were persistent and in significant amounts.

If we make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, stockholders may be required to sell such shares or sell other assets owned by them in order to pay any tax imposed on such distribution.

If we make a taxable distribution of our shares, stockholders would be required to include the amount of such distribution into income even though they did not receive sufficient cash to satisfy any tax imposed on such distribution. Accordingly, stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. Moreover, in the case of a taxable distribution of our shares with respect to which any withholding tax is imposed on a stockholder, we may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

The share ownership limits applicable to us that are imposed by the Internal Revenue Code for REITs and our charter may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first taxable year. Our charter, with certain exceptions, authorizes our board of directors to take the actions that are necessary and desirable to preserve our qualification as a REIT. Under our charter, no person may own more than 9.8% by vote or value, whichever is more restrictive, of our outstanding common stock. However, our board of directors may, in its sole discretion, grant an exemption to the share ownership limits (prospectively or retrospectively), subject to certain conditions and the receipt by our board of certain representations and undertakings. In addition, our board of directors may change the share ownership limits as described under “Description of Common Stock—Restrictions on Ownership and Transfer.” Our charter also prohibits any person from (a) beneficially or constructively owning, as determined by applying certain attribution rules of the Internal Revenue Code, our shares that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or that would otherwise cause us to fail to qualify as a REIT or (b) transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. The share ownership limits applicable to us that are imposed by the tax law are based upon direct or indirect ownership by “individuals,” which term includes certain entities. Ownership limitations are common in the organizational documents of REITs and are intended, among other purposes, to provide added assurance of compliance with the tax law requirements and to minimize administrative burdens. However, our share ownership limits might also delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from certain activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes, such as mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of Our Company—Taxation of REITs in General.” In addition, in order to meet the REIT qualification requirements, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold a significant portion of our assets through, and derive a significant portion of our taxable income and gains in, TRSs. Such subsidiaries are subject to corporate level income tax at regular rates. Any of these taxes would decrease cash available for distribution to our stockholders.

Complying with the REIT requirements can be difficult and may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our shares. We may be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution, and may be unable to pursue otherwise attractive investments in order to satisfy the source-of-income or asset-diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualifying real estate assets, including certain mortgage loans and RMBS. The remainder of our investments in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than government securities, securities issued by a TRS and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. See “U.S. Federal Income Tax Considerations—Taxation of Our Company—Asset Tests.” After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The failure of RMBS subject to repurchase agreements to qualify as real estate assets could adversely affect our ability to qualify as a REIT.

We have entered and may in the future enter into financing arrangements that are structured as sale and repurchase agreements pursuant to which we nominally sell certain of our RMBS to a counterparty and simultaneously enter into an agreement to repurchase these securities at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the RMBS sold pursuant thereto. We believe that we are treated for REIT asset and income test purposes as the owner of the RMBS that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the RMBS to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Complying with the REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under current law, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) risk of interest rate or currency fluctuations on indebtedness incurred or to be incurred to carry or acquire real estate assets or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise be subject to.

The taxable mortgage pool, or TMP, rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Certain of our securitizations in the future, if any, will likely be considered to result in the creation of TMPs for U.S. federal income tax purposes. A TMP is always classified as a corporation for U.S. federal income tax purposes. However, as long as a REIT owns 100% of a TMP, such classification generally does not result in the imposition of corporate income tax, because the TMP is a “qualified REIT subsidiary.”

In the case of such wholly REIT owned TMPs, certain categories of our stockholders, such as foreign stockholders otherwise eligible for treaty benefits, stockholders with net operating losses, and tax exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income received from us that is attributable to the TMP or “excess inclusion income.” In addition, to the extent that our shares are owned in record name by tax exempt “disqualified organizations,” such as certain government related entities that are not subject to tax on unrelated business income, we may incur a corporate level tax on our allocable portion of excess inclusion income from such a wholly REIT owned TMP. In that case and to the extent feasible, we may reduce the amount of our distributions to any disqualified organization whose share ownership gave rise to the tax, or we may bear such tax as a general corporate expense. To the extent that our shares owned by disqualified organizations are held in record name by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for the corporate level tax on the portion of our excess inclusion income allocable to the shares held by the broker/dealer or other nominee on behalf of disqualified organizations. While we attempt to minimize the portion of our distributions that is subject to these rules, the law is unclear concerning computation of excess inclusion income, and its amount could be significant. See “U.S. Federal Income Tax Considerations—Taxation of Our Company—Taxable Mortgage Pools and Excess Inclusion Income” and “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of Tax Exempt Stockholders.”

In the case of any TMP that would be taxable as a domestic corporation if it were not wholly REIT owned, we will be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. This marketing limitation may prevent us from selling more junior or non-investment grade debt securities in such securitizations and maximizing our proceeds realized in those offerings.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax with no offset for losses. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we dispose of or securitize loans in a manner that was treated as a sale of the loans for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose to engage in certain sales of loans through a TRS and not at the REIT level, and may limit the structures we utilize for our securitization transactions, even though the sales or structures might otherwise be beneficial to us.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT.

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our common stock. The U.S. federal tax rules that affect REITs are under review constantly by persons involved in the legislative process, the Internal Revenue Service and the U.S. Treasury Department, which results in statutory changes as well as frequent revisions to Treasury regulations and interpretations. Revisions in U.S. federal tax laws and interpretations thereof could cause us to change our investments and commitments, which could also affect the tax considerations of an investment in our common stock.

ERISA may restrict investments by certain plans in our common stock.

A plan fiduciary considering an investment in our common stock should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code, or any substantially similar federal, state, or local law. ERISA and the Internal Revenue Code impose restrictions on: (i) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA; (ii) plans described in Section 4975 (e)(1) of the Internal Revenue Code that are subject to Section 4975 of the Internal Revenue Code, including retirement accounts and Keogh Plans; (iii) any entity whose underlying assets include “plan assets” by reason of investment in such entity by a plan described in (i) or (ii) (each of (i), (ii), and (iii), or a Plan); and (iv) persons described as “parties in interest” under ERISA and “disqualified persons” under the Internal Revenue Code who have certain specified relationships to a Plan. Also, some non-U.S. plans and governmental plans may be subject to non-U.S., U.S. federal, state or local laws which are, to a material extent, similar to the provisions of ERISA or Section 4975 of the Internal Revenue Code.

ERISA imposes certain duties on persons who are fiduciaries with respect to a Plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a Plan’s assets is considered to be a fiduciary of that Plan. Both ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving “plan assets” between a Plan and “parties in interest” or “disqualified persons.” Violations of these rules may result in the imposition of an excise tax or penalty, and violations of similar laws likewise may result in the imposition of taxes or penalties.

Certain affiliates of our Manager, Angelo, Gordon, and/or the underwriters may be fiduciaries, “parties in interest,” or “disqualified persons” with respect to a number of Plans. Accordingly, investment in shares of our common stock by a Plan that has such a relationship could be deemed to constitute a prohibited transaction under Title I of ERISA or Section 4975 of the Internal Revenue Code. Such transactions may, however, be subject to one or more statutory or administrative exemptions, such as: Section 408(b)(17) of ERISA, which exempts certain transactions with non-fiduciary service providers; Prohibited Transaction Class Exemption, or PTCE, 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager”; PTCE 75-1, which exempts certain transactions involving a Plan and certain members of an underwriting syndicate; or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment in shares of our common stock. If a purchase was to result in a non-exempt prohibited transaction, such purchase may have to be rescinded, though there can be no assurance that a rescission would avoid the imposition of taxes or penalties.

Under ERISA, if a Plan acquires an “equity interest” in an entity, such a Plan’s assets may be deemed to include an interest in the underlying assets of that entity. In that event, the operations of such entity could be deemed to constitute a prohibited transaction under ERISA and Section 4975 the Internal Revenue Code.

If, however, a Plan acquires a “publicly offered security,” as defined under the rules and regulations promulgated by the Department of Labor (the “Plan Asset Rules”), the issuer of such security is not deemed to hold the assets of a Plan for purposes of ERISA or the Internal Revenue Code. Under the Plan Asset Rules, a “publicly offered security” is a security that is freely transferable, widely-held, and is either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (ii) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

It is anticipated that the shares of our common stock being offered hereby will meet the criteria of “publicly offered securities” under the Plan Asset Rules. Although no assurances can be given, the underwriters expect that there will be no restrictions imposed on the transfer of interests in the shares of our common stock and the shares of our common stock will be held by at least 100 independent investors at the conclusion of the offering. In addition, the shares of our common stock will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and will be timely registered under the Exchange Act.

If the shares of our common stock fail to meet the criteria of “publicly offered securities” under the Plan Asset Rules, and if “benefit plan investors,” as that term is defined in ERISA, hold twenty-five percent (25%) or more of any class of our equity interests, our assets may be deemed to include the assets of any Plan that is a purchaser of shares of our common stock. In that event, transactions between us or involving our assets and “parties in interest” or “disqualified persons” with respect to such a Plan might be prohibited under ERISA and Section 4975 of the Internal Revenue Code unless a statutory or administrative exemption exists and all conditions for such exemptive relief are satisfied. However, there is no assurance that such an exemption or any other exemption would apply.

Risks related to this offering

Future issuances of debt securities, which would rank senior to our common stock upon our liquidation, and future issuances of equity securities, which would dilute the holdings of our existing stockholders and may be senior to our common stock for the purposes of making distributions, including liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may issue debt or equity securities or make other borrowings. Upon liquidation, holders of our debt securities and other loans and preferred shares will receive a distribution of our available assets before holders of our common stock. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common share issuances, directly or through convertible or exchangeable securities, warrants or options, will generally dilute the holdings of our existing stockholders and may reduce the market price of our common stock. Our preferred shares, if issued, would likely have a preference on distribution payments, including liquidating distributions, which could limit our ability to make distributions, including liquidating distributions, to holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future issuances of debt or equity securities or other borrowings will reduce the market price of our common stock and dilute their ownership in us.

Future issuances and sales of our common stock, including this offering, may depress the market price of our common stock. You should not rely upon lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to issue additional common stock and preferred shares on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future issuances of our common stock or the prospect of such issuances on the market price of our common stock. Issuances of a substantial amount of our common stock, or the perception that such issuances might occur, could depress the market price of our common stock.

Upon the completion of this offering, we will have 14,054,342 shares of common stock outstanding; (and assuming the underwriters do not exercise the over-allotment option and the private placement investors have not exercised any of the private placement warrants to purchase 1,605,000 shares of common stock), including an aggregate of 49,342 shares of restricted common stock granted to our independent directors and to our Manager under our equity incentive plans. See “Management—Incentive Awards” and “Management—Compensation of Directors,” respectively.

The lock-up periods that our independent directors agreed to with the underwriters in connection with our IPO, which prohibited the independent directors for a period of 180 days from offering, selling or otherwise disposing of any shares of our common stock, warrants or any other securities convertible into or exercisable or exchangeable for shares of our common stock or any rights to acquire common stock, expired on December 26, 2011. Our independent directors have agreed with the underwriters not to offer, sell or otherwise dispose of any shares of our common stock, warrants or any other securities convertible into or exercisable or exchangeable for shares of our common stock or any rights to acquire common stock for a period of 45 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to specific limited exceptions.

AG Funds, an affiliate of Angelo, Gordon, David Roberts, our chief executive officer and a director and senior managing director of Angelo, Gordon, and Jonathan Lieberman, our chief investment officer, portfolio manager, our director and managing director of Angelo, Gordon, have agreed with the underwriters not to sell or otherwise dispose of the common stock that it purchased in the private placement until June 29, 2013. Deutsche Bank Securities Inc. may, in its discretion, at any time from time to time and without notice, waive the terms and conditions of the lock-up agreements to which it is a party.

When the lock-up periods expire, these shares of common stock will become eligible for sale, in some cases subject to the requirements of Rule 144 under the Securities Act, which are described under “Shares Eligible for Future Sale—Rule 144.” The shares sold in this offering, the shares sold in our IPO, 3,205,000 shares sold in the private placement and 1,605,000 shares issuable upon exercise of the private placement warrants (if issued pursuant to a “cashless exercise” of the warrants) will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates” as that term is defined in Rule 144.

We have entered into a registration rights agreement with the purchasers of our units and private placement shares in the private placement, our independent directors and our Manager pursuant to which we agreed to register the resale of such common stock and shares issuable upon exercise of the warrants upon demand made on or after January 3, 2012. We also granted such investors the right to include these shares in any registration statements we may file in connection with any future public offerings on or after January 3, 2012, subject to the terms of the lock-up arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among the selling stockholders participating in those offerings). We have filed a registration statement on Form S-8 registering the total number of shares of common stock that may be issued under our Equity Incentive Plan, including the restricted common stock to be granted to our executive officers, other employees of our Manager and our independent directors. See “Shares Eligible for Future Sale—Registration Rights.” Upon registration, these common stock will be eligible for sale without restriction.

After the closing of this offering, we may issue additional common stock and securities convertible into, or exchangeable or exercisable for, common stock under our equity incentive plans.

We also may issue from time to time additional common stock in connection with property, portfolio or business acquisitions and may grant demand or piggyback registration rights in connection with such issuances.

We have not established a minimum distribution payment level and we may be unable to generate sufficient cash flows from our operations to make distributions to our stockholders at any time in the future.

We are generally required to distribute to our stockholders at least 90% of our taxable income each year for us to qualify as a REIT under the Internal Revenue Code, which requirement we currently intend to satisfy. To the extent we satisfy the 90% distribution requirement but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We have not established a minimum distribution payment level, and our ability to make distributions to our stockholders may be adversely affected by the risk factors described in this prospectus.

Until our portfolio of assets generates sufficient income and cash flow, we could be required to sell assets, borrow funds or make a portion of our distributions in the form of a taxable stock distribution or distribution of debt securities. To the extent that we are required to sell assets in adverse market conditions or borrow funds at unfavorable rates, our results of operations could be materially and adversely affected. In addition, we could be required to utilize the net proceeds of this offering to fund our quarterly distributions, which would reduce the amount of cash we have available for investing and other purposes. The use of these net proceeds for distributions could be dilutive to our financial results. Funding our distributions from the net proceeds of this offering may constitute a return of capital to our investors, which would have the effect of reducing the basis of a stockholder’s investment in our common stock.

Our board of directors makes determinations regarding distributions based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. Among the factors that could impair our ability to make distributions to our stockholders are:

•	our inability to invest the proceeds of this offering;

•	our inability to realize attractive risk-adjusted returns on our investments;

•	unanticipated expenses that reduce our cash flow or non-cash earnings;

•	defaults in our investment portfolio or decreases in the value of the underlying assets; and

•	the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.

As a result, no assurance can be given that we will be able to make distributions to our stockholders at any time in the future or that the level of any distributions we do make to our stockholders will achieve a market yield or increase or even be maintained over time, any of which could materially and adversely affect the market price of our common stock.

In addition, distributions that we make to our stockholders will generally be taxable to our stockholders as ordinary income. However, a portion of our distributions may be designated by us as long-term capital gains to the extent that they are attributable to capital gain income recognized by us or may constitute a return of capital to the extent that they exceed our earnings and profits as determined for tax purposes. A return of capital is not taxable, but has the effect of reducing the basis of a stockholder’s investment in our common stock.

Investing in our common stock may involve a high degree of risk.

The investments we make in accordance with our investment objective may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and other filings we make with the SEC within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, cash flows, liquidity, results of operations and prospects include, but are not limited to:

•	the factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors”;

•	expectations regarding the timing of generating any revenues;

•	changes in our investment objective or investment or operational strategy;

•	our investment portfolio;

•	volatility and deterioration in the broader RMBS, CMBS, residential and commercial mortgage and ABS markets;

•	the risk of changes in prepayment rates on the loans underlying RMBS (including voluntary prepayments by the obligors and liquidations due to default and foreclosures) and our other investments;

•	the unavailability of real estate financing and related defaults under commercial mortgage loans underlying CMBS;

•	changes in interest rates and the market value of RMBS, CMBS, ABS and other real estate-related securities and various other asset classes in which we intend to invest;

•	rates of default or decreased recovery rates on our target investments;

•

volatility in our industry, interest rates and spreads, the debt or equity markets, the general economy or the residential finance and real estate markets specifically, whether the result of market events or otherwise;

•

events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts;

•	continued declines in residential or commercial real estate;

•	the availability of attractive risk-adjusted investment opportunities in residential or commercial mortgage and mortgage-related assets that satisfy our investment objective and investment strategies;

•	the concentration of credit risks to which we are exposed;

•	the degree and nature of our competition;

•	the availability, terms and deployment of short-term and long-term capital;

•	the adequacy of our cash reserves and working capital;

•	our dependence on Angelo, Gordon and potential conflicts of interest with Angelo, Gordon and its affiliated entities;

•	changes in personnel and lack of availability of qualified personnel;

•	the timing of cash flows, if any, from our investments;

•	our ability to obtain additional financing or the use of proceeds from this offering;

•	unanticipated increases in financing and other costs;

•	the performance, financial condition and liquidity of borrowers;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	our failure to maintain appropriate internal controls over financial reporting;

•	estimates relating to our ability to continue to make distributions to our stockholders in the future;

•	changes in governmental regulations, accounting treatment, tax rates and similar matters;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs or the exemptions from registration as an investment company); and

•

limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exemption from registration under the Investment Company Act and the ability of certain of our subsidiaries to qualify as REITs and certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Investors are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this prospectus. The matters summarized under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus could cause our actual results and performance to differ significantly from those contained in our forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

The net proceeds we will receive from this offering will be approximately $             million (or approximately $             million if the underwriters exercise their over-allotment option in full), in each case after deducting estimated offering expenses of approximately $             payable by us (or $             million if the underwriters exercise their over-allotment option).

The underwriters will receive $             per share at closing. Our total net proceeds from this offering will be approximately $             million (or, if the underwriters exercise their over-allotment option in full, approximately $             million), after deducting the estimated offering expenses. See “Capitalization” and “Underwriting.”

We plan to use all of the net proceeds from this offering as described above to acquire our target assets in accordance with our objectives and strategies described in this prospectus. See “Business—Our Investment Strategy.” Our focus will be on purchasing Agency RMBS, non-Agency RMBS, CMBS and other real estate-related assets, in each case subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. Our Manager will make determinations as to the percentage of our equity that will be invested in each of our target assets. Its determinations will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Until appropriate assets can be identified, our Manager may decide to use all or a portion of the net proceeds to pay off our short-term debt or invest the net proceeds in interest-bearing short-term investments, including funds which are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we seek to achieve from our target assets. Prior to the time we have fully used the net proceeds of this offering to acquire our target assets, we may fund our quarterly distributions out of such net proceeds.

PUBLIC MARKET FOR OUR COMMON STOCK

Our common stock is traded on the NYSE under the symbol “MITT.” As of January 1, 2012, there were 10,054,342 shares of common stock outstanding and approximately 106 stockholders. On January 17, 2012, the closing price of our common stock, as reported on the NYSE, was $19.60. The following tables set forth, for the periods indicated, the high and low sale price of our common stock as reported on the NYSE and the dividends declared per share of our common stock.

2011	High	Low
Third quarter	$19.99	$17.41
Fourth quarter	$21.17	$16.48

2012
From January 1 through January 17	$20.15	$19.46

	Common Dividends Declared per Share
Declaration Date	Amount	Date of Payment
December 14, 2011	$.70	Jan 27, 2012
September 19, 2011	$.40	Oct 27, 2011

SELECTED FINANCIAL INFORMATION

The balance sheet and statement of operations data set forth below for the period from March 7, 2011 (date of inception) to September 30, 2011 and the three months ended September 30, 2011, respectively, have been derived from our third quarter consolidated financial statements. Our consolidated financial statements, and the related consolidated statements of operations, stockholders’ equity, and cash flows from March 7, 2011 (date of inception) to September 30, 2011 and consolidated statements of operations for the three months ended September 30, 2011 are included in this prospectus. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. We commenced operations only upon completion of our IPO on July 6, 2011, and therefore, the selected financial data presented below are not comparable or indicative of our future financial condition or results of operations.

	September 30, 2011	April 1, 2011
Balance Sheet Data—At Period End:
Real estate securities, at fair value
Agency—$1,127,762,195 pledged as collateral	$1,207,272,751	$—
Non-Agency—$29,911,229 pledged as collateral	58,376,699	—
CMBS—$6,444,820 pledged as collateral	12,741,260	—
ABS—$4,999,405 pledged as collateral	4,999,405	—
Repurchase agreements	1,088,735,885	—
Derivative liabilities, net, at fair value	6,748,871	—
Stockholders’ Equity	207,413,703	1,000

	Three Months Ended September 30, 2011	Period from March 7, 2011 to September 30, 2011
Statement of Operations Data:
Net Interest Income
Interest income	$8,726,394	$8,726,394
Interest expense	590,247	590,247

	8,136,147	8,136,147

Other Income (Loss)
Net realized gain	4,291,139	4,291,139
Gain (loss) on linked transactions, net	204,727	204,727
Realized loss on periodic interest settlements of interest rate swaps, net	(986,502)	(986,502)
Unrealized gain (loss) on derivative instruments, net	(6,562,093)	(6,562,093)
Unrealized gain (loss) on real estate securities	9,694,455	9,694,455

	6,641,726	6,641,726

Expenses
Management fee to affiliate	742,557	742,557
Other operating expenses	818,274	834,092

	1,560,831	1,576,649

Net income (loss)	$13,217,042	$13,201,224

Share Data:
Earnings Per Share of Common Stock:
Basic	$1.42	$3.20
Diluted	$1.41	$3.18

DISTRIBUTION POLICY

On September 19, 2011, we declared a dividend of $0.40 per share of common stock to stockholders of record as of September 30, 2011 and paid such dividend on October 27, 2011. On December 14, 2011, we declared a dividend of $0.70 per share of common stock to stockholders of record as of December 30, 2011 and expect to pay such dividend on January 27, 2012. Investors in this offering will not be entitled to receive this dividend.

To qualify as a REIT so that U.S. federal income tax generally does not apply to our earnings to the extent distributed to stockholders, we must, in addition to meeting other requirements, annually distribute to our stockholders an amount at least equal to (i) 90% of our REIT ordinary taxable income (determined before the deduction for dividends paid and excluding any net capital gain), plus (ii) 90% of the excess of our net income from foreclosure property (as defined in the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code, less (iii) any excess non-cash income (as determined under the Internal Revenue Code). We are subject to income tax on income that is not distributed to our stockholders, and to an excise tax to the extent that certain percentages of our income are not distributed to our stockholders by specified dates.

To the extent that, in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable share distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds of this offering we may fund our quarterly distributions out of such net proceeds. We will generally not be required to make distributions with respect to activities conducted through any domestic TRS that we form following the completion of this offering. See “U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements.” Income as computed for purposes of the foregoing tax rules will not necessarily correspond to our income as determined for financial reporting purposes.

Although we anticipate continuing to make quarterly distributions to our stockholders, the timing, form and amount of any distributions to our stockholders will be at the sole discretion of our board of directors and will depend upon a number of factors, including, but not limited to:

•	our actual and projected results of operations;

•	our actual and projected financial condition, cash flows and liquidity;

•	our business and prospects;

•	our operating expenses;

•	our capital expenditure requirements;

•	our debt service requirements;

•	restrictive covenants in our financing or other contractual arrangements;

•	restrictions under Maryland law;

•	the timing of the investment of our capital;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	such other factors as our board of directors deems relevant.

Subject to the distribution requirements referred to above, we intend, to the extent of our ability, to invest substantially all of the proceeds from repayments, sales and refinancings of our assets in accordance with our investment objective and strategies. We may, however, in the sole discretion of our board of directors, make a distribution of capital or of assets or a taxable distribution of our shares (as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash). We intend to make distributions in cash to the extent that cash is available for such purpose.

We anticipate that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or qualified dividend income or may constitute a return of capital. To the extent that we decide to make distributions in excess of taxable income, such excess distributions generally will be considered a return of capital. In addition, if we own a securitization financing that is treated as a TMP, a portion of our distributions may constitute “excess inclusions.” We will furnish annually to each of our stockholders a statement setting forth the distributions paid during the preceding year and their U.S. federal income tax status. For a discussion of the U.S. federal income tax treatment of distributions by us, see “U.S. Federal Income Tax Considerations—Taxation of Our Company—Taxation of REITs in General,” “U.S. Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements,” “U.S. Federal Income Tax Considerations—Taxation of Our Company—Taxable Mortgage Pools and Excess Inclusion Income” and “U.S. Federal Income Tax Considerations—Taxation of Stockholders.”

CAPITALIZATION

The following table sets forth (1) our actual capitalization at September 30, 2011 and (2) our capitalization as adjusted to reflect the effects of the sale of our common stock in this offering at an assumed offering price of $             per share after deducting the estimated offering expenses payable by us. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” included elsewhere in this prospectus.

	As of September 30, 2011
	Actual	As Adjusted (1)
Stockholders’ equity:
Common stock, par value $0.01 per share; 450,000,000 shares of common stock authorized and 10,005,000 shares issued and outstanding, actual, and shares outstanding, as adjusted	$100,050	$
Additional paid-in-capital	$198,116,829	$(2)

Retained Earnings	$9,196,824	$
Total Stockholders’ Equity	$207,413,703	$
Total Capitalization	$207,413,703	$

(1)	Does not include the underwriters’ option to purchase up to 600,000 additional shares.
(2)	Represents additional paid-in capital net of issuance costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and the accompanying notes to our consolidated financial statements, which are included in this prospectus.

Overview

We are a Maryland real estate investment trust focused on investing in, acquiring and managing a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets.

We are currently invested substantially in Agency RMBS. Our Agency RMBS investments include mortgage pass-through securities and may include CMOs. Since our IPO, the risk-reward profile of investment opportunities supported the deployment of a majority of our capital in Agency RMBS. We also acquired a limited amount of non-Agency RMBS, CMBS and ABS assets for our investment portfolio. Our non-Agency RMBS investments may include fixed- and floating-rate securities, including investment grade and non-investment grade. We also have the discretion to invest in other target assets, including residential and commercial loans. We expect, over time, to gradually and opportunistically allocate more capital among non-Agency RMBS, CMBS and ABS assets when we are presented with compelling investment returns.

We are externally managed by our Manager, a subsidiary of Angelo, Gordon, and we benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel of Angelo, Gordon. Angelo, Gordon is a privately-held, SEC-registered investment adviser with approximately $22 billion under management as of September 30, 2011. Angelo, Gordon specializes in alternative investment activities for over 1,000 institutional and high net worth clients. Angelo, Gordon’s investment focus centers on three core competencies—credit, real estate and private equity. Its investment philosophy combines fundamental in-depth research, conservative valuation approach and diversification. We believe the Angelo, Gordon platform, with extensive experience in RMBS, combined with extensive experience in CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity, enables us to selectively acquire assets to construct a diversified investment portfolio of target assets designed to produce attractive risk-adjusted returns through a combination of dividends and capital appreciation across a variety of market conditions and economic cycles.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our current taxable year ending December 31, 2011. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our stockholders as long as we maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended.

Recent developments

We were incorporated in Maryland on March 1, 2011, and commenced operations in July 2011. In July 2011, we successfully completed our initial public offering, or IPO, pursuant to which we sold 6,300,000 shares of our common stock to the public at a price of $20.00 per share for gross proceeds of $126.0 million. Concurrently with the consummation of our IPO, we completed a private placement in which we sold 3,205,000 units, with each unit consisting of one share of our common stock and one warrant to purchase 0.5 of a share of our common stock, at a price of $20.00 per unit. Each warrant has an exercise price of $20.50 per share. In addition, we sold 500,000 private placement shares of our common stock to AG Funds, an affiliate of Angelo, Gordon, and two of our officers, at a price of $20.00 per share. The gross proceeds to us from the private placement were $74.1 million. Collectively, we received net proceeds from our IPO, the private placement and the exercise of the underwriters’ over-allotment option of approximately $198.1 million after subtracting expenses incurred in connection with formation of $2.0 million.

As of September 30, 2011, we completed the following transactions:

•

The Company had acquired an aggregate securities portfolio equaling $1.3 billion in principal amount, comprised of $878.4 million in 15-year fixed-rate Agency RMBS, $82.4 million in 20-year fixed-rate Agency RMBS, $184.6 million in 30-year fixed-rate Agency RMBS, $46.2 million in Agency interest only strips, $58.4 million of non-Agency RMBS, $12.7 million of CMBS, and $5 million of ABS.

•	We have entered into $728.0 million notional of pay-fixed receive-LIBOR swaps that have variable maturities between February 2012 and July 2016.

•

We have entered into MRAs with sixteen counterparties, under which to date we have borrowed $1.1 billion with thirteen of the counterparties. The repurchase agreements have maturities between October 4, 2011 and January 20, 2012.

•	We have unsettled trades of $54.7 million, which are a liability not included in financing totals, but included in our aggregate securities portfolio above.

Factors impacting our operating results

Our operating results can be affected by a number of factors and primarily depend on, among other things, the level of our net interest income, the market value of our assets and the supply of, and demand for, our target assets in the marketplace. Our net interest income, which reflects the amortization of purchase premiums and accretion of purchase discounts, varies primarily as a result of changes in market interest rates, prepayment speeds, as measured by the Constant Prepayment Rate, or CPR, on our RMBS. Interest rates vary according to the type of investment, conditions in the financial markets, competition and other factors, none of which can be predicted with any certainty. Our operating results can be impacted by unanticipated credit events experienced by borrowers whose mortgage loans are included in our RMBS. For more information on factors impacting our operating results, refer to “Risk Factors”.

Market conditions

Due to the dramatic repricing of real estate assets thus far and the continuing uncertainty in the direction of the real estate markets, we believe a void in the debt and equity capital available for investing in real estate has been created as many financial institutions, insurance companies, finance companies and fund managers face insolvency or have determined to reduce or discontinue investment in debt or equity related to real estate. We believe the dislocations in the real estate market have resulted or will result in an “over-correction” in the repricing of real estate assets creating a potential opportunity for us to capitalize on these market dislocations and capital void.

We believe that in spite of the difficult market environment for mortgage-related assets, current market conditions offer potentially attractive investment opportunities for us, even in the face of a riskier and more volatile market environment, as the depressed trading prices of our target assets have caused a corresponding increase in available yields. We also believe that the recent actions taken by the U.S. government, the Federal Reserve and other governmental and regulatory bodies to address the financial crisis may have a positive impact on market conditions and on our business. We expect that market conditions will continue to impact our operating results and will cause us to adjust our investment and financing strategies over time as new opportunities emerge and risk profiles of our business change.

Our investment activities

As of September 30, 2011, the Company had acquired an aggregate securities portfolio equaling $1.3 billion in principal amount, comprised of $878.4 million in 15-year fixed-rate Agency RMBS, $82.4 million in 20-year fixed-rate Agency RMBS, $184.6 million in 30-year fixed-rate Agency RMBS, $46.2 million in Agency interest only strips, $58.4 million of non-Agency RMBS, $12.7 million of CMBS, and $5 million of ABS. We have entered into $728.0 million notional amount of pay-fixed receive-LIBOR swaps that have variable maturities between February 2012 and July 2016. We have entered into MRAs with sixteen counterparties, under which we have borrowed an aggregate $1.1 billion from thirteen of these counterparties as of September 30, 2011. As of September 30, 2011, the repurchase agreements had maturities between October 4, 2011 and January 20, 2012. As of September 30, 2011, we had unsettled trades of $54.7 million, which are a liability not included in financing totals, but included in our aggregate securities portfolio below.

Our investment portfolio

The following table summarizes our investment portfolio as of September 30, 2011:

	Current Face	Premium (Discount)	Amortized Cost	Gross Unrealized (1)			Weighted Average
				Gains	Losses	Fair Value	Coupon	Yield
Agency RMBS:
15 Year Fixed Rate	$878,441,239	$27,200,550	$905,641,789	$13,553,579	$(309,386)	$918,885,982	3.50%	2.76%
20 Year Fixed Rate	82,389,263	2,536,978	84,926,241	2,046,442	—	86,972,683	4.06%	3.40%
30 Year Fixed Rate	184,581,876	9,247,516	193,829,392	753,370	—	194,582,762	4.00%	3.25%
Interest Only	46,178,111	(36,137,763)	10,040,348	—	(3,209,024)	6,831,324	5.50%	6.65%
Non-Agency RMBS	81,815,722	(23,089,388)	58,726,334	597,354	(946,989)	58,376,699	4.20%	7.00%
CMBS	20,000,000	(4,467,852)	15,532,148	—	(2,790,888)	12,741,260	5.82%	11.28%
ABS	5,000,000	(593)	4,999,407	—	(2)	4,999,405	3.68%	3.69%

Total	$1,298,406,211	$(24,710,552)	$1,273,695,659	$16,950,745	$(7,256,289)	$1,283,390,115	3.76%	3.18%

(1)	We have chosen to make a fair value election pursuant to ASC 825 for our securities portfolios. Unrealized gains and losses are recognized in current period earnings in the unrealized gain (loss) on real estate securities line item.

We have also made certain investments in real estate securities which are classified as linked transactions. When the initial transfer of a financial asset and repurchase financing are entered into contemporaneously with, or in contemplation of, one another, the transaction will be considered linked unless all of the criteria found in ASC 860-10 are met at the inception of the transaction. If the transaction is determined to be linked, we will record the initial transfer and repurchase financing on a net basis and record a forward commitment to purchase assets as a derivative instrument with changes in market value being recorded on the statement of operations. The fair value of linked transactions reflects the value of the underlying real estate securities and linked repurchase agreement borrowings.

The following table presents certain information related to the securities and repurchase agreements comprising linked transactions as of September 30, 2011:

Instrument	Current Face	Amortized Cost	Fair Value	Net Interest Income	Unrealized MTM	Amount Included in Statement of Operations	Weighted Average Coupon	Weighted Average Life	Repurchase Agreement	Weighted Average Interest Rate	Weighted Average Years to Maturity
Non-Agency RMBS	$31,788,835	$27,429,515	$27,192,138	$271,524	$(237,378)	$34,146	6.04%	4.74	$22,862,000	1.66%	0.07
ABS	21,500,000	21,526,930	21,623,124	74,386	96,195	170,581	4.85%	4.17	15,262,000	1.27%	0.08

Total	$53,288,835	$48,956,445	$48,815,262	$345,910	$(141,183)	$204,727	5.56%	4.49	$38,124,000	1.50%	0.07

The Company has entered into to-be-announced, or TBA, security positions to facilitate the future purchase of Agency securities. Pursuant to these TBAs, the Company agrees to purchase, for future delivery, Agency securities with certain principal and interest terms and certain types of underlying collateral, but the particular Agency securities to be delivered would not be identified until shortly, generally two days, before the TBA settlement date. The Company records TBA purchases on the trade date and it presents the purchase net of the corresponding payable until the settlement date of the transaction. The Company generally intends to take delivery of TBA positions. Contracts for the purchase or sale of specified Agency securities are accounted for as derivatives if the delivery of the specified Agency security and settlement extends beyond the shortest period possible for that type of security.

The following table presents information about the Company’s TBAs for the three months ended September 30, 2011:

	Beginning Notional Amount	Additions	Sale or Settlement	Ending Notional Amount	Fair Value as of Period End	Payable to Broker	Derivative Asset	Weighted Average Life
Purchases of TBAs	$—	$150,000,000	—	$150,000,000	$154,816,375	$(153,074,219)	$1,742,156	6.34

The Company utilizes credit derivatives to provide credit event protection based on a financial index or specific security in exchange for receiving a fixed-rate premium over the term of the contract. These instruments enable the Company to synthetically assume the credit risk of a reference security, portfolio of securities or index of securities. The counterparty pays a premium to the Company and the Company agrees to make a payment to compensate the counterparty for losses upon the occurrence of a specified credit event. The maximum payouts for these credit derivatives are limited to the current notional amount of each swap contract. The Company currently holds credit default swaps where the Company is a seller of credit protection on an index of non-Agency RMBS. The credit derivatives mature in 2037 and pay a monthly fixed-rate premium of 4.58%.

The following table presents information about the Company’s credit derivatives as follows:

September 30, 2011
Fair value amount	$(1,021,594)
Notional amount (1)	23,142,046
Collateral held by counterparty (2)	3,759,848

(1)	Represents the Company’s maximum exposure.
(2)	Collateral held is in the form of cash and securities.

The Company has used leverage to complete the purchase of securities in its investment portfolio. Through September 30, 2011 the leverage has been in the form of repurchase agreements. Repurchase arrangements involve the sale and a simultaneous agreement to repurchase the transferred assets or similar assets at a future date. The amount borrowed generally is equal to the fair value of the assets pledged less an agreed-upon discount, referred to as a “haircut.” Repurchase arrangements entered into by the Company are accounted for as financings and require the repurchase of the transferred securities at the end of each arrangement’s term, typically 30 to 90 days. The Company maintains the beneficial interest in the specific securities pledged during the term of the repurchase arrangement and receives the related principal and interest payments. Interest rates on these borrowings are fixed based on prevailing rates corresponding to the terms of the borrowings, and interest is paid at the termination of the repurchase arrangement at which time the Company may enter into a new repurchase arrangement at prevailing market rates with the same counterparty or repay that counterparty and negotiate financing with a different counterparty. In response to declines in fair value of pledged securities due to changes in market conditions or the publishing of monthly security paydown factors, lenders typically require the Company to post additional securities as collateral, pay down borrowings or establish cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements, referred to as margin calls. The Company finances certain of its Agency RMBS, non-Agency RMBS, CMBS and ABS portfolios through the use of repurchase agreements.

The following table presents certain information regarding the Company’s repurchase agreements as of September 30, 2011:

	Agency RMBS		Non-Agency RMBS /CMBS /ABS
Repurchase Agreements Maturing Within:	Balance	Weighted Average Rate	Balance	Weighted Average Rate
30 days or less	$806,763,885	0.26%	$2,134,000	1.72%
31-60 days	224,086,000	0.30%	15,696,000	1.47%
61-90 days	—	—	14,440,000	1.50%
Greater than 90 days	25,616,000	0.33%	—	—

Total / Weighted Average	$1,056,465,885	0.27%	$32,270,000	1.50%

The Company seeks to transact with several different counterparties in order to reduce the exposure to any single counterparty. The Company entered into MRAs with sixteen counterparties, under which we have outstanding debt with thirteen of these counterparties at September 30, 2011. At September 30, 2011, the Company did not have greater than 10% of stockholders’ equity at risk with any individual counterparty.

To help mitigate exposure to higher short-term interest rates, the Company uses currently-paying and forward-starting, one-and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements. This arrangement establishes a relatively stable fixed rate on related borrowings because the variable-rate payments received on the swap agreements largely offset interest accruing on the related borrowings, leaving the fixed-rate payments to be paid on the swap agreements as the Company’s effective borrowing rate, subject to certain adjustments including changes in spreads between variable rates on the swap agreements and actual borrowing rates.

The following table presents information about the Company’s interest rate swaps as follows:

Maturity	Notional Amount		Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
2012	$100,000,000		0.354%	0.230%	0.39
2013	182,000,000	*	0.535%	0.231%	2.06
2014	204,500,000	*	1.000%	0.248%	2.83
2015	174,025,000		1.436%	0.243%	3.84
2016	67,500,000	*	1.738%	0.233%	4.88

Total/Wtd Avg	$728,025,000		0.968%	0.239%	2.74

*	These figures include forward starting swaps with a total notional amount of $130.0 million and a weighted average start date of December 9, 2011. Weighted average rates shown are inclusive of rates corresponding to the terms of the swap as if the swap were effective as of September 30, 2011.

Results of Operations

The table below presents certain information from our Consolidated Statement of Operations for the period ended September 30, 2011:

	Three Months Ended September 30, 2011	Period from March 7, 2011 to September 30, 2011
Net Interest Income
Interest income	$8,726,394	$8,726,394
Interest expense	590,247	590,247

	8,136,147	8,136,147

Other Income (Loss)
Net realized gain	4,291,139	4,291,139
Gain (loss) on linked transactions, net	204,727	204,727
Realized loss on periodic interest settlements of interest rate swaps, net	(986,502)	(986,502)
Unrealized gain (loss) on derivative instruments, net	(6,562,093)	(6,562,093)
Unrealized gain (loss) on real estate securities	9,694,455	9,694,455

	6,641,726	6,641,726

Expenses
Management fee to affiliate	742,557	742,557
Other operating expenses	818,274	834,092

	1,560,831	1,576,649

During the quarter ended September 30, 2011 we commenced our investing operations and completed our initial deployment of capital.

Net Interest Income

Our primary source of income is the net interest earned on our investment portfolio. Our current portfolio is primarily comprised of fixed rate Agency securities. The portfolio has been financed with repurchase agreements. The difference between the interest earned on the assets and the interest accrued on the repurchase agreements is our net interest margin. During the three months ended September 30, 2011, we had a weighted average cost of securities and repurchase agreements of $1.0 billion and $875.8 million, respectively. On an annualized basis, the average yield earned on the assets was 3.50%, and the average rate paid on the debt was 0.72%.

Other Income (Loss)

During the quarter we sold certain Agency securities realizing a net gain of $4.3 million. We may opportunistically reposition the portfolio for numerous reasons including rotating into investment with better relative value. The timing and amount of future realized gains and losses will be impacted by these portfolio management decisions.

We have not designated any of our derivates instruments as hedges for GAAP; therefore the change in market value on such derivatives is included as a component of our net income. Our derivative instruments include interest rate derivatives, credit derivatives and certain TBA securities.

We have elected the fair value option on our securities portfolio. As a result, the change in market value of our securities is included as a component of net income.

Management Fees

For the quarter ended September 30, 2011 our management fees were $0.7 million. Management fees are based upon a percentage of our stockholders’ equity after certain adjustments, including the exclusion of unrealized gains or losses.

Other Operating Costs

For the quarter ended September 30, 2011 other operating costs were $0.8 million. The amount was primarily comprised of professional fees, insurance, director’s fees and the amortization of equity based compensation granted to our manager in connection with our initial public offering and concurrent private placement.

Book value per share

As of September 30, 2011, our book value per common share was $20.64.

Critical accounting policies

Our consolidated financial statements are prepared in accordance with GAAP, which requires the use of estimates and assumptions that involve the exercise of judgment and use of assumptions as to future uncertainties. Our most critical accounting policies involve decisions and assessments that could affect our reported assets and liabilities, as well as our reported revenues and expenses. We believe that all of the decisions and assessments upon which our consolidated financial statements are based are reasonable at the time made and based upon information available to us at that time. We rely upon independent pricing of our assets at each quarter’s end to arrive at what we believe to be reasonable estimates of fair market value. We have identified what we believe will be our most critical accounting policies to be the following:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AG MIT, LLC and AG MIT II, LLC. All intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash is comprised of cash on deposit with financial institutions. We classify highly liquid investments with original maturities of three months or less from the date of purchase as cash equivalents. We place our cash and cash equivalents with high credit quality institutions to minimize credit risk exposure.

Offering and organization costs

The Company incurred offering and organization costs in connection with arranging our IPO. The offering and other organization costs of the IPO were paid out of the proceeds of the offering. Offering costs have been accounted for as a reduction of additional paid-in-capital. Costs incurred to organize the Company have been expensed as incurred. The Company’s obligation to pay for organization and offering expenses incurred was capped at 1% of the total gross proceeds from the IPO and the concurrent private placement, and the Manager paid for such expenses incurred above the cap.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

Net income (loss) per share

In accordance with the provisions of Accounting Standards Codification (“ASC”) 260, “Earnings per Share,” the Company calculates basic income per share by dividing net income (loss) for the period by weighted-average shares of the Company’s common stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

Valuation of financial instruments

The fair value of the financial instruments that we record at fair value will be determined by the Manager, subject to oversight of the board of directors, and in accordance with ASC 820, “Fair Value Measurements and Disclosures.” When possible, we expect to determine fair value using independent data sources. ASC 820 establishes a hierarchy that prioritizes the inputs to valuation techniques giving the highest priority to readily available unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) when market prices are not readily available or reliable. The three levels of the hierarchy under ASC 820 are described below:

•	Level I—Quoted prices in active markets for identical assets or liabilities.

•	Level II—Prices determined using other significant observable inputs. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

•

Level III—Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Company’s assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available.

Accounting for real estate securities

Our investments in real estate securities are recorded in accordance with ASC 320. We have chosen to make a fair value election pursuant to ASC 825 for our Real Estate securities portfolio. The Real Estate securities are recorded at fair market value on our balance sheet and the period change in fair market value is recorded in current period earnings on our consolidated statement of operations as a component of “Unrealized gain (loss) on real estate securities”.

These investments generally meet the requirements to be classified as available for sale under ASC 320-10-25, Debt and Equity Securities, which requires the securities to be carried at fair value on the Consolidated Balance Sheet with changes in fair value charged to other comprehensive income, a component of Stockholders’ Equity. Electing the fair value option allows the Company to record changes in fair value in the Statement of Operations, which, in management’s view, more appropriately reflects the results of our operations for a particular reporting period as all securities activities will be recorded in a similar manner.

The cost of positions sold is calculated using a FIFO basis. Realized gains and losses on sales of Real Estate securities are recorded in earnings at the time of disposition.

Investment consolidation

For each investment we make, we will evaluate the underlying entity that issued the securities we acquired or to which we make a loan to determine the appropriate accounting. A similar analysis will be performed for each entity with which we enter into an agreement for management, servicing or related services. In performing our analysis, we will refer to guidance in ASC 810-10, “Consolidation.” In situations where we are the transferor of financial assets, we will refer to the guidance in ASC 860-10 “Transfers and Servicing.”

In variable interest entities, or VIEs, an entity is subject to consolidation under ASC 810-10 if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities or are not exposed to the entity’s losses or entitled to its residual returns. VIEs within the scope of ASC 810-10 are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analyses. Further, ASC 810-10 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. In accordance with ASC 810-10, all transferees, including variable interest entities, must be evaluated for consolidation. If we were to treat securitizations as sales in the future, we will analyze the transactions under the guidelines of ASC 810-10 for consolidation.

We may periodically enter into transactions in which we sell assets. Upon a transfer of financial assets, we will sometimes retain or acquire senior or subordinated interests in the related assets. Pursuant to ASC 860-10, a determination must be made as to whether a transferor has surrendered control over transferred financial assets. That determination must consider the transferor’s continuing involvement in the transferred financial asset, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under ASC 860-10 limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

Under ASC 860-10, after a transfer of financial assets that meets the criteria for treatment as a sale—legal isolation, ability of transferee to pledge or exchange the transferred assets without constraint and transferred control—an entity recognizes the financial and servicing assets it acquired or retained and the liabilities it has incurred, derecognizes financial assets it has sold and derecognizes liabilities when extinguished. The transferor would then determine the gain or loss on sale of mortgage loans by allocating the carrying value of the underlying mortgage between securities or loans sold and the interests retained based on their fair values. The gain or loss on sale is the difference between the cash proceeds from the sale and the amount allocated to the securities or loans sold. When a transfer of financial assets does not qualify for sale accounting, ASC 860-10 requires the transfer to be accounted for as a secured borrowing with a pledge of collateral.

From time to time, we may securitize mortgage loans we hold if such financing is available. These transactions will be recorded in accordance with ASC 860-10 and will be accounted for as either a “sale” and the loans will be removed from our balance sheet or as a “financing” and will be classified as “securitized loans” on our balance sheet, depending upon the structure of the securitization transaction. ASC 860-10 is a complex standard that may require us to exercise significant judgment in determining whether a transaction should be recorded as a “sale” or a “financing.”

Interest income recognition

Interest income on our real estate securities portfolio is accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using the effective yield method, as adjusted for actual prepayments in accordance with ASC 310-20 “Nonrefundable Fees and Other Costs” or ASC 325-40 “Beneficial Interests in Securitized Financial Assets,” as applicable. Total interest income will flow though the interest income line item on the Consolidated Statement of Operations.

We estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. At least quarterly, these estimated cash flows will be assessed and a revised yield is computed based on the current amortized cost of the investment, as needed. In estimating these cash flows, there are a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact our estimates and, as a result, our interest income.

For pools of whole loans purchased with evidence of deterioration of credit quality for which it is probable, at acquisition, that we will be unable to collect all contractually required payments receivable, we will apply the provisions of ASC 310-30 “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” ASC 310-30 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. ASC 310-30 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. ASC 310-30 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual or valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

Our accrual of interest, discount and premium for U.S. federal and other tax purposes is likely to differ from the financial accounting treatment of these items as described above.

Repurchase agreements

We finance the acquisition of certain assets within our portfolio through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at primarily their contractual amounts, including accrued interest, as specified in the respective agreements.

We pledge certain of our securities as collateral under repurchase arrangements with financial institutions, the terms and conditions of which are negotiated on a transaction-by-transaction basis. The amounts available to be borrowed are dependent upon the fair value of the securities pledged as collateral, which fluctuates with changes in interest rates, type of security and liquidity conditions within the banking, mortgage finance and real estate industries. In response to declines in fair value of pledged securities, lenders may require us to post additional collateral or pay down borrowings to re-establish agreed upon collateral requirements, referred to as margin calls. As of September 30, 2011, we have met all margin call requirements.

In instances where we acquire assets through repurchase agreements with the same counterparty from whom the assets were purchased, we will evaluate such transactions in accordance with ASC 860-10. This standard requires the initial transfer of a financial asset and repurchase financing that are entered into contemporaneously with, or in contemplation of, one another to be considered linked unless all of the criteria found in ASC 860-10 are met at the inception of the transaction. If the transaction meets all of the conditions, the initial transfer shall be accounted for separately from the repurchase financing, and we will record the assets and the related financing on a gross basis on our balance sheet with the corresponding interest income and interest expense in our statements of operations. If the transaction is determined to be linked, we will record the initial transfer and repurchase financing on a net basis and record a forward commitment to purchase assets as a derivative instrument with changes in market value being recorded on the statement of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income.

Accounting for derivative financial instruments

We may enter into derivative contracts, including interest rate swaps and interest rate caps, as a means of mitigating our interest rate risk. We use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns. We account for derivative financial instruments in accordance with ASC 815-10, “Derivatives and Hedging.” ASC 815-10 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument is designated and qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. As of September 30, 2011 none of our interest rate derivatives have been designated as hedges. Such derivatives are recorded at fair value in accordance with ASC 820-10, with corresponding changes in value recognized in the statement of operations.

To-be-announced securities

A to-be-announced security (“TBA”) is a futures contract for the purchase or sale of Agency securities at a predetermined price, face amount, issuer, coupon and stated maturity on an agreed-upon future date. The specific Agency securities delivered into the contract upon the settlement date, published each month by the Securities Industry and Financial Markets Association, are not known at the time of the transaction. TBA securities are exempt from ASC 815 and are accounted for under ASC 320 if there is no other way to purchase or sell that security, if delivery of that security and settlement will occur within the shortest period possible for that type of security and if it is probable at inception and throughout the term of the individual contract that physical delivery of the security will occur (referred to as the “regular-way” exception). Unrealized gains and losses associated with TBA contracts not subject to the regular-way exception or not designated as hedging instruments are recognized in our consolidated statement of operations in the line item unrealized gain (loss) on derivative instruments, net.

Manager compensation

The management agreement provides for the payment to our Manager of a management fee. The management fee is accrued and expensed during the period for which it is calculated and earned. For a more detailed discussion on the fees payable under the management agreement, see Note 9 to our unaudited consolidated financial statements, which are included in this prospectus.

Income taxes

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2011. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided that we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the four taxable years following the year in which we lost our REIT qualification.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported under GAAP in the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

We have elected to treat certain of our subsidiaries, including AG MIT II, LLC, as taxable REIT subsidiaries, or TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Our financial results are generally not expected to reflect provisions for current or deferred income taxes, except for any activities conducted through one or more taxable REIT subsidiaries, such as AG MIT II, LLC, that are subject to corporate income taxation. We believe that we will operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay corporate U.S. federal or state income tax. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal income taxes and applicable state and local taxes.

Share-based compensation

We follow ASC 718, “Compensation—Stock Compensation” with regard to our equity incentive plans. ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC 718 requires that compensation cost relating to stock-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued.

Compensation cost related to restricted common shares issued to the Company’s directors is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common shares issued to the Manager is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. The Company has elected to use the straight-line method to amortize compensation expense for the restricted common shares granted to the Manager.

Liquidity and capital resources

Liquidity is a measurement of our ability to meet potential cash requirements, including commitments to make distributions to our stockholders, finance our investments and expenses and satisfy other general business needs. Our financing sources include the net proceeds of this offering.

At September 30, 2011 we had $61.5 million cash available to support our liquidity needs. Additionally, we had $34.7 million of Agency securities and $26.3 million of other securities that had not been pledged as collateral under any of our agreements. We intend to use leverage on certain of our assets to increase potential returns to our stockholders. The amount of leverage we may deploy for particular assets will depend upon our Manager’s assessment of the credit and other risks of those assets, and will also depend on any limitations placed upon us through covenants contained in our master repurchase agreements as discussed below. We expect to generate income principally from the yields earned on our investments and, to the extent that leverage is deployed, on the difference between the yields earned on our investments and our cost of borrowing and any hedging activities. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our Investment Company Act exemption, to the extent leverage is deployed, we may use a number of sources to finance our investments.

We have entered into MRAs with sixteen counterparties, allowing the Company to utilize leverage in its operations. As of September 30, 2011, we have debt outstanding of $1.1 billion with thirteen of the counterparties. As of September 30, 2011, the borrowings under repurchase agreements had maturities between October 4, 2011 and January 20, 2012. These agreements generally include customary representations, warranties and covenants, but may also contain more restrictive supplemental terms and conditions. Although specific to each MRA, typical supplemental terms may include requirements of minimum equity, leverage ratios, performance triggers or other financial ratios. If we fail to meet or satisfy any covenants, supplemental terms or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Certain financing agreements may contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

Further, under our repurchase agreements, we may be required to pledge additional assets to our lenders in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, which may take the form of additional securities or cash.

The following table presents contractual maturity information about the Company’s repurchase agreements at September 30, 2011:

September 30, 2011
Overnight	$—
Within 30 days	808,897,885
30 to 59 days	239,782,000
60 to 89 days	14,440,000
90 to 119 days	25,616,000
Greater than or equal to 120 days	—

Total	$1,088,735,885

The Company enters into a linked transaction when the initial transfer of a financial asset and repurchase financing are entered into contemporaneously with, or in contemplation of, one another, and all of the criteria found in ASC 860-10 are met at the inception of the transaction. We then record the initial transfer and repurchase financing on a net basis. The fair value of linked transactions reflects the value of the underlying non-Agency RMBS and linked repurchase agreement borrowings; resulting in an embedded repurchase agreement. As of September 30, 2011, the Company has four linked transactions resulting in $38.1 million of embedded repurchase agreements with a weighted average rate of 1.50%. The weighted average contractual maturity of the repurchase agreements is October 28, 2011.

Subject to maintaining our qualification as a REIT and our Investment Company Act exemption, to the extent leverage is deployed, we utilize derivative financial instruments (or hedging instruments); including interest rate swap agreements and interest rate cap agreements, in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we may seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing. As of September 30, 2011, we have entered into $728.0 million notional of pay-fixed receive-LIBOR swaps that have variable maturities between February 2012 and July 2016.

Effects of Margin Requirements, Leverage and Credit Spreads

Our securities have values that fluctuate according to market conditions and, as discussed above, the market value of our securities will decrease as prevailing interest rates or credit spreads increase. When the value of the securities pledged to secure a repurchase agreement decreases to the point where the positive difference between the collateral value and the repurchase agreement amount is less than the haircut, our lenders may issue a “margin call,” which means that the lender will require us to pay the margin call in cash or pledge additional collateral to meet that margin call. Under our repurchase facilities, our lenders have full discretion to determine the value of the securities we pledge to them. Most of our lenders will value securities based on recent trades in the market. Lenders also issue margin calls as the published current principal balance factors change on the pool of mortgages underlying the securities pledged as collateral when scheduled and unscheduled paydowns are announced monthly. We experience margin calls in the ordinary course of our business. In seeking to manage effectively the margin requirements established by our lenders, we maintain a position of cash and unpledged securities. We refer to this position as our “liquidity.” The level of liquidity we have available to meet margin calls is directly affected by our leverage levels, our haircuts and the price changes on our securities. If interest rates increase as a result of a yield curve shift or for another reason or if credit spreads widen, then the prices of our collateral (and our unpledged assets that constitute our liquidity) will decline, we will experience margin calls, and we will use our liquidity to meet the margin calls. There can be no assurance that we will maintain sufficient levels of liquidity to meet any margin calls. If our haircuts increase, our liquidity will proportionately decrease. In addition, if we increase our borrowings, our liquidity will decrease by the amount of additional haircut on the increased level of indebtedness. We intend to maintain a level of liquidity in relation to our assets that enables us to meet reasonably anticipated margin calls but that also allows us to be substantially invested in securities. We may misjudge the appropriate amount of our liquidity by maintaining excessive liquidity, which would lower our investment returns, or by maintaining insufficient liquidity, which would force us to liquidate assets into potentially unfavorable market conditions and harm our results of operations and financial condition.

Forward-Looking Statements Regarding Liquidity

Based upon our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of our common equity offerings and private placements, combined with cash flow from operations and available borrowing capacity, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and general corporate expenses.

Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. We may increase our capital resources by obtaining long-term credit facilities or making public or private offerings of equity or debt securities, possibly including classes of preferred stock, common stock, and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations.

Contractual obligations

As of September 30, 2011, we had the following contractual obligations. On June 29, 2011, we entered into an agreement with our Manager pursuant to which our Manager is entitled to receive a management fee and the reimbursement of certain expenses. The management fee will be calculated and payable quarterly in arrears in an amount equal to 1.50% of our stockholder’s equity, per annum. Our Manager will use the proceeds from its management fee in part to pay compensation to its officers and personnel, who, notwithstanding that certain of them also are our officers, will receive no cash compensation directly from us. We are required to reimburse our Manager for operating expenses related to us incurred by our Manager, including certain salary expenses and other expenses relating to legal, accounting, due diligence and other services. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation.

On July 6, 2011 we entered into (i) warrant agreements with the purchasers of units in the private placement, (ii) a restricted stock award agreement with our Manager under the Manager Equity Incentive Plan, pursuant to which the Manager received 40,250 shares of the Company’s common stock, and (iii) restricted stock award agreements with our independent directors under the Equity Incentive Plan, pursuant to which each of the independent directors received 1,500 shares of the Company’s common stock.

We have presented a table that details the contractual maturity of our repurchase agreements at September 30, 2011. Refer to the “Liquidity and capital resources” section for the table.

Off-Balance Sheet Arrangements

Our linked transactions are comprised of real estate securities, associated repurchase agreements and interest receivable/payable on such accounts. The extent to which these transactions become unlinked in the future, the underlying real estate securities and the borrowings under repurchase agreements and associated interest income and expense will be presented on a gross basis on our consolidated balance sheet and statement of operations, prospectively. As of September 30, 2011, our net exposure to linked transactions is $48.8 million.

We also utilize credit derivatives, such as credit default swaps, to provide credit event protection based on a financial index or specific security in exchange for receiving a fixed-rate fee or premium over the term of the contract. These instruments enable us to synthetically assume the credit risk of a reference security, portfolio of securities or index of securities. The counterparty pays a premium to us and we agree to make a payment to compensate the counterparty for losses upon the occurrence of a specified credit event.

We currently hold two credit default swaps where we are the seller of credit protection on an index of non-Agency RMBS. As of September 30, 2011, our credit default swaps have a notional balance of $23.1 million, which represents our maximum exposure.

The Company has entered into TBA positions to facilitate the future purchase of Agency securities. Pursuant to these TBAs, the Company agrees to purchase, for future delivery, Agency securities with certain principal and interest terms and certain types of underlying collateral, but the particular Agency securities to be delivered would not be identified until shortly, generally two days, before the TBA settlement date. The Company records TBA purchases on the trade date and it presents the purchase net of the corresponding payable until the settlement date of the transaction. The Company generally intends to take delivery of TBA positions. Our maximum exposure to loss represents the payable amount until the settlement date. As of September 30, 2011, our maximum exposure to loss on TBAs is $153.1 million.

For further details regarding our off-balance sheet arrangements, see “Management Discussion and Analysis of Financial Condition and Results of Operation—Investment activities”

Dividends

We intend to continue to make regular quarterly distributions to holders of our common stock if and to the extent authorized by our board of directors. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT ordinary taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. Before we pay any dividend, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our repurchase agreements and other debt payable. If our cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or we may make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully deployed the net proceeds of this offering to acquire assets in our target asset classes, we may fund our quarterly distributions out of such net proceeds.

On September 19, 2011, we declared a dividend of $0.40 per share of common stock to stockholders of record as of September 30, 2011 and paid such dividend on October 27, 2011. On December 14, 2011, we declared a dividend of $0.70 per share of common stock to stockholders of record as of December 30, 2011 and expect to pay such dividend on January 27, 2012. Investors in this offering will not be entitled to receive this dividend.

Inflation

Virtually all of our assets and liabilities are interest-rate-sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates.

Other matters

We believe that at least 75% of our assets were qualified REIT assets, as defined in the Internal Revenue Code of 1986, as amended, or the Code, for the quarter ended September 30, 2011. We also believe that our revenue qualifies for the 75% source of income test and for the 95% source of income test rules for the quarter ended September 30, 2011. Consequently, we met the REIT income and asset test. We also met all REIT requirements regarding the ownership of our common stock. Therefore, as of September 30, 2011, we believe that we were in a position to qualify as a REIT under the Code.

Quantitative and qualitative disclosures about market risk

The primary components of our market risk relate to interest rates, liquidity, prepayment rates and credit risk. While we do not seek to avoid risk completely, we seek to assume risk that can be quantified from historical experience and to actively manage that risk, to earn sufficient returns to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

Interest rate risk is highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. We are subject to interest rate risk in connection with both our investments and the financing under our repurchase agreements. We seek to reduce interest rate risks on any outstanding debt and minimize exposure to interest rate fluctuations thereon through the use of interest rate swaps, interest rate caps or other financial instruments, or through a combination of these strategies.

Interest Rate Effect on Net Interest Income

Our operating results depend in large part upon differences between the yields earned on our investments and our cost of borrowing and upon the effectiveness of our interest rate hedging activities. For the foreseeable future, our repurchase arrangements will generally be short term in nature with each repurchase arrangement having a term of between 30 and 90 days. The financing rate on these arrangements will generally be fixed at the outset of each repurchase transaction by reference to prevailing short-term repurchase rates plus a spread. As a result, our borrowing costs will tend to increase during periods of rising short-term interest rates as we renew, or “roll”, maturing transactions at the higher prevailing rates. When combined with the fact that the income we earn on our fixed interest rate investments will remain substantially unchanged, this will result in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses. In an attempt to offset the increase in funding costs related to rising short term interest rates, our Manager enters into hedging transactions structured to provide us with positive cash flow in the event short term interest rates rise. Our Manager accomplishes this through the use of interest rate swaps, interest rate caps and other derivatives. Some hedging strategies involving the use of derivatives are highly complex, may produce volatile returns and may expose us to increased risks relating to counterparty defaults.

Interest Rate Effects on Fair Value

Another component of interest rate risk is the effect that changes in interest rates will have on the market value of the assets that we acquire.

Generally, in a rising interest rate environment, the fair value of our real estate securities portfolio would be expected to decrease. In particular, the portion of our real estate securities portfolio with fixed-rate coupons would be expected to decrease more severely than that portion with a floating-rate coupon. This is because fixed-rate coupon real estate securities tend to have significantly more duration or price sensitivity to changes in interest rates, than floating-rate coupon real estate securities. We anticipate that fixed-rate coupon real estate securities will comprise a substantial majority of our portfolio for the foreseeable future.

The following table quantifies the estimated changes in net interest income and investment portfolio value should interest rates go up or down by 50 and 100 basis points, assuming the yield curves of the rate shocks will be parallel to each other and the current yield curve. These estimates were compiled using a combination of third-party services, market data and internal models. All changes in income and value are measured as percentage changes from the projected net interest income and investment portfolio value at the base interest rate scenario. The base interest rate scenario assumes interest rates as of September 30, 2011.

Actual results could differ materially from estimates, especially in the current market environment. The accuracy of the projected Agency securities prices relies on assumptions that define specific Agency securities spreads and varying prepayment assumptions at projected interest rate levels. To the extent that these estimates or other assumptions do not hold true, which is likely in a period of high price volatility, actual results will likely differ materially from projections and could be larger or smaller than the estimates in the table below. Moreover, if different models were employed in the analysis, materially different projections could result. In addition, while the tables below reflect the estimated impact of interest rate increases and decreases on a static portfolio, we may from time to time sell any of our Agency securities as a part of our overall management of our investment portfolio.

Change in Interest Rates (basis points)	Percentage Change in Projected Portfolio Value (1)(2)(4)	Percentage Change in Projected Net Interest Income (3)
+100	-2.02%	-8.63%
+50	-0.86%	-4.31%
-50	0.39%	3.64%
-100	-0.08%	4.96%

(1)	Includes linked real estate securities that are reported as a component of linked transactions on our consolidated balance sheet. Such real estate securities may not be linked in future periods.
(2)	Does not include cash investments, which typically have overnight maturities and are not expected to change in value as interest rates change.
(3)	Interest income includes trades settled as of September 30, 2011.
(4)	The duration on the real estate investments other than Agency securities was assumed at 0.0 years.

Liquidity Risk

Our primary liquidity risk arises from financing long-maturity assets with shorter-term borrowing primarily in the form of repurchase agreements.

We pledge real estate securities and cash as collateral to secure our repurchase transactions. Should the fair value of our real estate securities pledged as collateral decrease (as a result of rising interest rates, changes in prepayment speeds, widening of credit spreads or otherwise), we will likely be subject to margin calls for additional collateral from our financing counterparties. Should the fair value of our real estate securities decrease materially and suddenly, margin calls will likely increase causing an adverse change to our liquidity position which could result in substantial losses. In addition, we cannot be assured that we will always be able to roll our repurchase transactions which could cause additional harm to our liquidity position and result in substantial losses. Further, should general market liquidity tighten as it did in 2007, 2008 and 2009, our repurchase agreement counterparties may increase our margin requirements on new financings, including repurchase transactions that we roll with the same counterparty, which would require us to post additional collateral and would reduce our ability to use leverage and could potentially cause us to incur losses.

Our Manager seeks to mitigate our liquidity risks by maintaining a prudent level of leverage, monitoring our liquidity position on a daily basis and maintaining a substantial cushion of cash and unpledged real estate securities assets in our portfolio in order to meet future margin calls. In addition, our Manager seeks to further mitigate our liquidity risk by (i) diversifying our exposure across a broad number of financing counterparties, (ii) limiting our exposure to any single financing counterparty and (iii) monitoring the ongoing financial stability of our financing counterparties.

Prepayment Risk

Premiums arise when we acquire real estate securities at a price in excess of the principal balance of the mortgages securing such real estate securities (i.e., par value). Conversely, discounts arise when we acquire real estate securities at a price below the principal balance of the mortgages securing such real estate securities. Premiums paid on our real estate securities are amortized against interest income and accretable purchase discounts on our real estate securities are accreted to interest income. Purchase premiums on our real estate securities, which are primarily carried on our Agency RMBS, are amortized against interest income over the life of each security using the effective yield method, adjusted for actual prepayment activity. An increase in the prepayment rate, as measured by the CPR, will typically accelerate the amortization of purchase premiums, thereby reducing the yield/interest income earned on such assets. Generally, if prepayments on our Non-Agency RMBS are less than anticipated, we expect that the income recognized on such assets would be reduced and impairments could result.

In addition, our interest rate hedges are structured in part based upon assumed levels of future prepayments within our real estate securities portfolio. If prepayments are slower or faster than assumed, the life of the real estate securities will be longer or shorter than assumed, which could reduce the effectiveness of our Manager’s hedging strategies and may cause losses on such transactions.

Our Manager seeks to mitigate our prepayment risk by investing in real estate securities with a variety of prepayment characteristics as well as by attempting to maintain in our portfolio a mix of assets purchased at a premium with assets purchased at a discount.

Real Estate Value Risk

Residential and commercial property values are subject to volatility and may be affected adversely by a number of factors outside of our control, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing or commercial real estate); construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral underlying our RMBS and CMBS portfolios as well as the potential sale proceeds available to repay our loans in the event of a default. In addition, substantial decreases in property values can increase the rate of strategic defaults by residential mortgage borrowers which can impact and create significant uncertainty in the recovery of principal and interest on our investments.

Credit Risk

Although we do not expect to encounter credit risk in our Agency RMBS portfolio, we are exposed to the risk of potential credit losses from an unanticipated increase in borrower defaults as well as general credit spread widening on any non-Agency assets in our portfolio, include residential and commercial mortgage whole loans as well as Non-Agency RMBS and CMBS. We seek to manage this risk through our Manager’s pre-acquisition due diligence process and, if available, through the use of non-recourse financing, which limits our exposure to credit losses to the specific pool of mortgages that are the subject of the non-recourse financing. Our Manager’s pre-acquisition due diligence process includes the evaluation of, among other things, relative valuation, supply and demand trends, the shape of various yield curves, prepayment rates, delinquency and default rates, recovery of various sectors and vintage of collateral.

Risk management

To the extent consistent with maintaining our REIT qualification, we seek to manage risk exposure to protect our investment portfolio against the effects of major interest rate changes. We generally seek to manage this risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our target assets and our financings;

•	structuring our financing agreements to have a range of maturity terms, amortizations and interest rate adjustment periods;

•

using hedging instruments, primarily interest rate swap agreements but also financial futures, options, interest rate cap agreements, floors and forward sales to adjust the interest rate sensitivity of our target assets and our borrowings; and

•

actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our target assets and the interest rate indices and adjustment periods of our financings.

BUSINESS

Our company

We are a Maryland real estate investment trust focused on investing in, acquiring and managing a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets, which we refer to as our target assets.

We are currently invested substantially in RMBS for which a U.S. government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally-chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. Our Agency RMBS investments include mortgage pass-through securities and may include CMOs. We expect our portfolio, over time, will include a more significant portion of non-Agency RMBS. Our non-Agency RMBS investments may include fixed- and floating-rate securities, including investment grade and non-investment grade. We also have the discretion to invest in other target assets, including CMBS, residential and commercial mortgage loans and ABS.

We were incorporated in Maryland on March 1, 2011, and commenced operations in July 2011. In July 2011, we successfully completed our initial public offering, or IPO, pursuant to which we sold 6,300,000 shares of our common stock to the public at a price of $20.00 per share for gross proceeds of $126.0 million. Concurrently with the consummation of our IPO, we completed a private placement in which we sold 3,205,000 units, with each unit consisting of one share of our common stock and one warrant to purchase 0.5 of a share of our common stock, at a price of $20.00 per unit. Each warrant has an exercise price of $20.50 per share. In addition, we sold 500,000 private placement shares of our common stock to AG Funds, an affiliate of Angelo, Gordon, and two of our officers, at a price of $20.00 per share. The gross proceeds to us from the private placement were $74.1 million. Collectively, we received net proceeds from our IPO, the private placement and the exercise of the underwriters’ over-allotment option of approximately $198.1 million after subtracting expenses incurred in connection with formation of $2.0 million.

The majority of the net proceeds from our IPO and private offering, as well as monies that we have borrowed under repurchase agreements have been deployed, to purchase a $1.3 billion investment portfolio as of September 30, 2011, which primarily consisted of $1.2 billion in Agency RMBS, $58.4 million in non-Agency RMBS, $12.7 million in CMBS and $5.0 million in ABS. We have also entered into $728.0 million notional amount of pay-fixed receive-LIBOR swaps.

We are externally managed by our Manager, a subsidiary of Angelo, Gordon, and we benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel of Angelo, Gordon. Angelo, Gordon, is a privately-held, SEC-registered investment adviser with approximately $22 billion under management as of September 30, 2011. Angelo, Gordon specializes in alternative investment activities for over 1,000 institutional and high net worth clients. Angelo, Gordon’s investment focus centers on three core competencies—credit, real estate and private equity. Its investment philosophy combines fundamental in-depth research, conservative valuation approach and diversification. We believe the Angelo, Gordon platform, with extensive experience in RMBS, combined with extensive experience in CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity, enables us to selectively acquire assets to construct a diversified investment portfolio of target assets designed to produce attractive risk-adjusted returns through a combination of dividends and capital appreciation across a variety of market conditions and economic cycles. We intend to use debt financing to increase potential returns to our stockholders and to help fund the acquisition of our target assets.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our current taxable year ending December 31, 2011. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income that we distribute currently to our stockholders as long as we maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act.

Our Manager

We are externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon. Our Manager, pursuant to the delegation agreement dated as of June 29, 2011, has delegated to Angelo, Gordon the overall responsibility with respect to our Manager’s day-to-day duties and obligations arising under our management agreement. Angelo, Gordon was founded in 1988 by John Angelo and Michael Gordon and is a privately-held firm with over 250 employees, including more than 90 investment professionals. Angelo, Gordon specializes in alternative investment activities for over 1,000 institutional and high net worth clients. Angelo, Gordon is an SEC-registered investment adviser with approximately $22 billion under management as of September 30, 2011. Angelo, Gordon’s platform is composed of a broad range of alternative investment strategies, including RMBS, CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity. Angelo, Gordon is an established leader in the alternative investment field and its overall investment philosophy is credit and value-centric in that its investment process is based on a highly analytical framework and, with respect to RMBS, takes into account factors such as loan-level cash flows, historical and current borrower performance and collateral valuation. Angelo, Gordon’s investment team is composed of complementary professionals with broad-based experience including buy-side and sell-side investment firms, rating agencies, accounting, derivatives, banking, public company, private equity and trading firms.

Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Each of our officers is an employee of our Manager. We do not have any employees. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as our board of directors delegates to it.

Our competitive advantages

We believe that our competitive advantages include the following:

Investment team with extensive RMBS experience

The experience of Angelo, Gordon investment professionals provides competitive advantages to us. Angelo, Gordon has over 90 investment professionals across its lines of investment disciplines. Of those, over 50 are involved in one of Angelo, Gordon’s real estate investment disciplines—RMBS, CMBS, commercial real estate and net lease real estate. The insights, experience, and contacts of these professionals are available to us as a resource. Our Manager’s dedicated RMBS investment team is led by Jonathan Lieberman and has ten investment professionals, including portfolio managers, traders, analysts, and statisticians. The senior investment professionals have broad experience in managing residential mortgage-related assets through a variety of market cycles and credit and interest rate environments. The RMBS team has oversight from Michael Gordon, John Angelo and David Roberts who have an average of over 35 years of investment experience. Angelo, Gordon is an established leader in the alternative investment field and its overall investment philosophy is credit and value-centric in that its investment process is based on a highly analytical framework and, with respect to RMBS, takes into account factors such as loan-level cash flows, historical and current borrower performance and collateral valuation.

Through a joint venture with an affiliate of General Electric Capital Corporation, Angelo, Gordon is the manager of the AG GECC PPIF, a private investment partnership formed to make investments under the U.S. Treasury-sponsored Public Private Investment Program. AG GECC PPIF invests primarily in non-Agency RMBS and CMBS issued prior to 2009 that were originally rated AAA or an equivalent rating by two or more nationally-recognized statistical rating organizations without ratings enhancements and that are secured by actual mortgage loans, leases or other assets and not other securities.

At Angelo, Gordon the investment team has acquired approximately $7.3 billion of RMBS as of September 30, 2011 and the market value of Angelo, Gordon’s RMBS portfolio was approximately $3.6 billion.

Breadth of Angelo, Gordon’s experience

Although our core investment strategy is focused on RMBS, Angelo, Gordon’s expertise in related investment disciplines such as CMBS, ABS, commercial real estate, net lease real estate, distressed credit, leveraged loans and private equity provides our Manager with both (i) valuable investment insights to our RMBS investment selection and strategy and (ii) flexibility to invest in target assets other than RMBS opportunistically as market conditions warrant.

Angelo, Gordon is a significant and experienced investor in commercial real estate across all sectors, including residential land and multi-family apartment buildings, both of which can provide insight into the single-family residential market. Since 1993, Angelo, Gordon has acquired approximately $14 billion in real estate transactions and has a dedicated real estate team of 33 professionals. Angelo, Gordon’s real estate team has invested in most major markets in the U.S. and maintains close relationships with over 35 local operating partners. Within its private equity business, Angelo, Gordon has invested in a number of financial services companies that originate and service loans to consumers; this background can provide valuable insight to the RMBS team as to the state of the consumer. Angelo, Gordon has been a significant purchaser of CMBS (over $9.5 billion invested since 2006) as well as other ABS and was an early and major participant in the TALF program, having acquired over $4.1 billion of TALF-eligible assets. As market conditions change and new opportunities are created that are consistent with our strategy and are structurally appropriate for us, we believe Angelo, Gordon’s extensive experience can assist our Manager in moving quickly to take advantage of those opportunities on our behalf.

Access to our Manager’s relationships

Angelo, Gordon has created a broad network of deal sources, including relationships with major issuers of residential debt securities and the broker-dealers that trade these securities, augmented by ongoing dialogue with a substantial number of smaller, regional firms that tend to find investment opportunities that are often priced and sold on an off-market basis. Our Manager’s investment team has extensive industry contacts and client relationships which have generated proprietary deal flow.

Disciplined investment approach and granular credit analysis

We seek to maximize our risk-adjusted returns through our Manager’s disciplined investment approach, which relies on rigorous quantitative and qualitative analysis. Our investment thesis is predicated upon in-depth loan-level analysis and our proprietary analytics, which allow us to underwrite loans individually based on updated borrower credit information and property attributes. Our focus on fundamental granular analysis remains the cornerstone of our investment philosophy, and we believe that through this approach we can identify attractive investment opportunities.

Access to Angelo, Gordon’s well developed infrastructure and asset management systems

Angelo, Gordon has invested and continues to invest in the technology, analytics and systems that we believe are required to effectively and comprehensively evaluate potential RMBS investments. The Manager’s investment team and Angelo, Gordon’s technology group have developed proprietary databases, portfolio systems and quantitative models to enhance valuation analytics (pipeline modeling, roll rates and severity of loss). Most recently, Angelo, Gordon selected TransUnion as a data provider for its Consumer Risk Indicator. This product provides borrower information representing what we believe is the next step in loan-level analysis and that we expect will provide a deeper, more current understanding of borrower credit than available before in the RMBS sector.

Our Manager’s RMBS investment team has developed proprietary prepayment, default, delinquency roll rate and loss severity models to analyze current mark-to-market home values on a loan-by-loan basis using borrower monthly performance statistics, credit characteristics and home price appreciation (or depreciation) by metropolitan statistical area for most of the RMBS market.

Access to Angelo, Gordon’s accounting, tax and internal risk control management systems

Our Manager utilizes Angelo, Gordon’s well developed accounting, tax and internal control departments, comprising over 35 certified public accountants. Additionally, our Manager has access to Angelo, Gordon’s technology, client service, disaster recovery and operational infrastructure to support our operations. We believe that Angelo, Gordon has a strong reputation for risk management and compliance.

Alignment of interests between our stockholders and our Manager

AG Funds, L.P., an affiliate of Angelo, Gordon, purchased 400,000 shares of our common stock in the private placement. These shares and any other shares acquired by AG Funds, L.P. during the two years following the consummation of our IPO are subject to a lock-up agreement under which AG Funds has agreed, subject to the terms and conditions of the lock-up agreement, not to sell the shares until June 30, 2013. As a result, the economic interests of our Manager are significantly aligned with those of our stockholders.

Our investment strategy

We invest in a diversified pool of mortgage assets that generate attractive risk-adjusted returns to our investors over the long-term through a combination of dividends and capital appreciation. Our target assets include Agency RMBS, non-Agency RMBS, CMBS and other real estate-related assets. Since our IPO, the risk-reward profile of investment opportunities supported the deployment of a majority of our capital in Agency RMBS. Current labor, housing and economic fundamentals, together with U.S. monetary policy designed to keep interest rates low, have been supportive of our Agency RMBS investments. Overweighting of these investments was also favored by the relative ease of funding and superior liquidity. We also acquired a limited amount of Non-Agency RMBS, CMBS and ABS assets for our investment portfolio. We expect to gradually and opportunistically allocate more capital among Non-Agency RMBS, CMBS and ABS assets when we are presented with compelling investment returns.

As of September 30, 2011, 94.1% of our equity was invested in Agency RMBS, 4.5% in non-Agency RMBS, 1.0% in CMBS and 0.4% in other assets.

Our target assets

We have thus far invested the preponderance of the proceeds of our IPO in Agency RMBS. We expect our portfolio, over time, will include a more significant portion of non-Agency RMBS. We also have the discretion to invest in other target assets, as described below.

Our target asset classes and the principal investments we make in each are as follows:

Non-Agency RMBS

Non-Agency RMBS are residential mortgage-backed securities that are not issued or guaranteed by a U.S. government agency or federally-chartered corporation. Non-Agency RMBS represent interests in “pools” of mortgage loans secured by residential real property.

We target investments in fixed- and floating-rate residential non-Agency RMBS, including investment grade and non-investment grade classes. The mortgage loan collateral for non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by a federally-chartered corporation, such as Fannie Mae or Freddie Mac, or an agency of the U.S. government, such as Ginnie

Mae, due to certain factors, including mortgage balances in excess of agency underwriting guidelines, borrower characteristics, loan characteristics and level of documentation, and therefore are not issued or guaranteed by an agency. Senior RMBS typically are rated by at least one nationally recognized statistical rating organization, such as Moody’s Investors Services, Inc., or Moody’s, Standard & Poor’s Corporation, or Fitch, Inc., and are or were at the time of issuance AAA rated by at least one of these rating agencies, although such ratings may have been subsequently downgraded.

Non-Agency RMBS may be AAA rated through unrated. The rating, as determined by one or more of the nationally recognized statistical rating organizations, including Fitch, Inc., Moody’s Investors Service, Inc. and Standard & Poor’s Corporation, indicates the organization’s view of the creditworthiness of the investment. The mortgage loan collateral for non-Agency RMBS generally consists of residential mortgage loans that do not generally conform to the U.S. government agency underwriting guidelines due to certain factors including mortgage balance in excess of such guidelines, borrower characteristics, loan characteristics and level of documentation.

The non-Agency RMBS we acquire could be secured by FRMs, ARMs or hybrid ARMs. FRMs have interest rates that are fixed for the term of the loan and do not adjust. The interest rates on ARMs generally adjust annually (although some may adjust more frequently) to an increment over a specified interest rate index. Hybrid ARMs have interest rates that are fixed for a specified period of time (typically three, five, seven or ten years) and, thereafter, adjust to an increment over a specified interest rate index. ARMs and hybrid ARMs generally have periodic and lifetime constraints on how much the loan interest rate can change on any predetermined interest rate reset date. Relative value analysis, including consideration of current market conditions, will determine our allocation to FRMs, ARMs and hybrid ARMs.

Agency RMBS

We target investments in whole pool Agency RMBS, which are considered qualifying assets for purposes of an exemption from registration under the Investment Company Act pursuant to Section 3(c)(5)(C).

Agency RMBS are residential mortgage-backed securities for which a U.S. government agency such as Ginnie Mae, or a federally-chartered corporation such as Fannie Mae or Freddie Mac guarantees payments of principal and interest on the securities. Payments of principal and interest on Agency RMBS, not the market value of the securities themselves, are guaranteed. Agency RMBS differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates. Instead, Agency RMBS provide for monthly payments, which consist of both principal and interest. In effect, these payments are a “pass-through” of scheduled and prepaid principal payments and the monthly interest made by the individual borrowers on the mortgage loans, net of any fees paid to the issuers, servicers or guarantors of the securities. The principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

Our allocation of our Agency RMBS collateralized by FRMs, ARMs or hybrid ARMs depends on various factors including, but not limited to, relative value, expected future prepayment trends, supply and demand, costs of hedging, costs of financing, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We take these factors into account when we make investments. In the future, our residential portfolio may extend to debentures that are issued and guaranteed by Freddie Mac or Fannie Mae or mortgage-backed securities the collateral of which is guaranteed by Ginnie Mae, Freddie Mac, Fannie Mae or another federally-chartered corporation.

CMBS

We target investments in fixed- and floating-rate CMBS, including investment grade and non-investment grade classes. CMBS will be secured by, or evidence ownership interest in, a single commercial mortgage loan or a pool of commercial mortgage loans.

CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by commercial mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, apartments, nursing homes and senior living facilities.

CMBS are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income to make specified interest and principal payments on such tranches. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. The credit quality of CMBS depends on the credit quality of the underlying mortgage loans, which is a function of factors such as the following: the principal amount of loans relative to the value of the related properties; the mortgage loan terms, such as amortization; market assessment and geographic location; construction quality of the property; and the creditworthiness of the borrowers.

Residential mortgage loans

We target investments in residential mortgage loans secured by residential real property, including prime and jumbo, Alt-A and subprime mortgage loans. The residential mortgage loans we acquire are first lien, single-family FRMs, ARMs and Hybrid ARMs with original terms to maturity of not more than 40 years and that are either fully amortizing or are interest-only for up to ten years, and fully amortizing thereafter.

Commercial mortgage loans

We target investments in loans secured by commercial real estate, including first and second lien loans, B-Notes, bridge loans and mezzanine loans.

ABS

Subject to maintaining our qualification as a REIT, we also target investments in ABS. These securities are generally securities for which the underlying collateral consists of assets such as small balance commercial mortgages, aircraft, automobiles, credit cards, equipment, manufactured housing, franchises, recreational vehicles and student loans.

Our investment portfolio

The following table summarizes our investment portfolio as of September 30, 2011:

	Current Face	Premium (Discount)	Amortized Cost	Gross Unrealized (1)			Weighted Average
				Gains	Losses	Fair Value	Coupon	Yield
Agency RMBS:
15 Year Fixed Rate	$878,441,239	$27,200,550	$905,641,789	$13,553,579	$(309,386)	$918,885,982	3.50%	2.76%
20 Year Fixed Rate	82,389,263	2,536,978	84,926,241	2,046,442	—	86,972,683	4.06%	3.40%
30 Year Fixed Rate	184,581,876	9,247,516	193,829,392	753,370	—	194,582,762	4.00%	3.25%
Interest Only	46,178,111	(36,137,763)	10,040,348	—	(3,209,024)	6,831,324	5.50%	6.65%
Non-Agency RMBS	81,815,722	(23,089,388)	58,726,334	597,354	(946,989)	58,376,699	4.20%	7.00%
CMBS	20,000,000	(4,467,852)	15,532,148	—	(2,790,888)	12,741,260	5.82%	11.28%
ABS	5,000,000	(593)	4,999,407	—	(2)	4,999,405	3.68%	3.69%

Total	$1,298,406,211	$(24,710,552)	$1,273,695,659	$16,950,745	$(7,256,289)	$1,283,390,115	3.76%	3.18%

(1)	We have chosen to make a fair value election pursuant to ASC 825 for our securities portfolios. Unrealized gains and losses are recognized in current period earnings in the unrealized gain (loss) on real estate securities line item.

We have also made certain investments in Real Estate Securities which are classified as linked transactions. When the initial transfer of a financial asset and repurchase financing are entered into contemporaneously with, or in contemplation of, one another, the transaction will be considered linked unless all of the criteria found in ASC 860-10 are met at the inception of the transaction. If the transaction is determined to be linked, we will record the initial transfer and repurchase financing on a net basis and record a forward commitment to purchase assets as a derivative instrument with changes in market value being recorded on the statement of operations. The fair value of linked transactions reflects the value of the underlying Real Estate Securities and linked repurchase agreement borrowings.

The following table presents certain information related to the securities and repurchase agreements comprising linked transactions as of September 30, 2011:

Instrument	Current Face	Amortized Cost	Fair Value	Net Interest Income	Unrealized MTM	Amount Included in Statement of Operations	Weighted Average Coupon	Weighted Average Life	Repurchase Agreement	Weighted Average Interest Rate	Weighted Average Years to Maturity
Non-Agency RMBS	$31,788,835	$27,429,515	$27,192,138	$271,524	$(237,378)	$34,146	6.04%	4.74	$22,862,000	1.66%	0.07
ABS	21,500,000	21,526,930	21,623,124	74,386	96,195	170,581	4.85%	4.17	15,262,000	1.27%	0.08

Total	$53,288,835	$48,956,445	$48,815,262	$345,910	$(141,183)	$204,727	5.56%	4.49	$38,124,000	1.50%	0.07

The Company has entered into TBA positions to facilitate the future purchase of Agency securities. Pursuant to these TBAs, the Company agrees to purchase, for future delivery, Agency securities with certain principal and interest terms and certain types of underlying collateral, but the particular Agency securities to be delivered would not be identified until shortly, generally two days, before the TBA settlement date. The Company records TBA purchases on the trade date and it presents the purchase net of the corresponding payable until the settlement date of the transaction. The Company generally intends to take delivery of TBA positions. Contracts for the purchase or sale of specified Agency securities are accounted for as derivatives if the delivery of the specified Agency security and settlement extends beyond the shortest period possible for that type of security.

The following table presents information about the Company’s TBAs for the three months ended September 30, 2011:

	Beginning Notional Amount	Additions	Sale or Settlement	Ending Notional Amount	Fair Value as of Period End	Payable to Broker	Derivative Asset	Weighted Average Life
Purchases of TBAs	$—	$150,000,000	—	$150,000,000	$154,816,375	$(153,074,219)	$1,742,156	6.34

The Company utilizes credit derivatives to provide credit event protection based on a financial index or specific security in exchange for receiving a fixed-rate premium over the term of the contract. These instruments enable the Company to synthetically assume the credit risk of a reference security, portfolio of securities or index of securities. The counterparty pays a premium to the Company and the Company agrees to make a payment to compensate the counterparty for losses upon the occurrence of a specified credit event. The maximum payouts for these credit derivatives are limited to the current notional amount of each swap contract. The Company currently holds credit default swaps where the Company is a seller of credit protection on an index of non-Agency RMBS. The credit derivatives mature in 2037 and pay a monthly fixed-rate premium of 4.58%.

The following table presents information about the Company’s credit derivatives as of September 30, 2011:

September 30, 2011
Fair value amount	$(1,021,594)
Notional amount (1)	23,142,046
Collateral held by counterparty (2)	3,759,848

(1)	Represents the Company’s maximum exposure.
(2)	Collateral held is in the form of cash and securities.

The Company has used leverage to complete the purchase of securities in its investment portfolio. Through September 30, 2011 the leverage has been in the form of repurchase agreements. Repurchase arrangements involve the sale and a simultaneous agreement to repurchase the transferred assets or similar assets at a future date. The amount borrowed generally is equal to the fair value of the assets pledged less an agreed-upon discount, referred to as a “haircut.” Repurchase arrangements entered into by the Company are accounted for as financings and require the repurchase of the transferred securities at the end of each arrangement’s term, typically 30 to 90 days. The Company maintains the beneficial interest in the specific securities pledged during the term of the repurchase arrangement and receives the related principal and interest payments. Interest rates on these borrowings are fixed based on prevailing rates corresponding to the terms of the borrowings, and interest is paid at the termination of the repurchase arrangement at which time the Company may enter into a new repurchase arrangement at prevailing market rates with the same counterparty or repay that counterparty and negotiate financing with a different counterparty. In response to declines in fair value of pledged securities due to changes in market conditions or the publishing of monthly security paydown factors, lenders typically require the Company to post additional securities as collateral, pay down borrowings or establish cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements, referred to as margin calls. The Company finances certain of its Agency RMBS, non-Agency RMBS, CMBS and ABS portfolios through the use of repurchase agreements.

The following table presents certain information regarding the Company’s repurchase agreements as of September 30, 2011:

	Agency RMBS		Non-Agency RMBS /CMBS /ABS
Repurchase Agreements Maturing Within:	Balance	Weighted Average Rate	Balance	Weighted Average Rate
30 days or less	$806,763,885	0.26%	$2,134,000	1.72%
31-60 days	224,086,000	0.30%	15,696,000	1.47%
61-90 days	—	—	14,440,000	1.50%
Greater than 90 days	25,616,000	0.33%	—	—

Total / Weighted Average	$1,056,465,885	0.27%	$32,270,000	1.50%

The Company seeks to transact with several different counterparties in order to reduce the exposure to any single counterparty. The Company entered into MRAs with sixteen counterparties, under which we have outstanding debt with thirteen counterparties at September 30, 2011. At September 30, 2011, the Company did not have greater than 10% of stockholders’ equity at risk with any individual counterparty.

To help mitigate exposure to higher short-term interest rates, the Company uses currently-paying and forward-starting, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements. This arrangement establishes a relatively stable fixed rate on related borrowings because the variable-rate payments received on the swap agreements largely offset interest accruing on the related borrowings, leaving the fixed-rate payments to be paid on the swap agreements as the Company’s effective borrowing rate, subject to certain adjustments including changes in spreads between variable rates on the swap agreements and actual borrowing rates.

The following table presents information about the Company’s interest rate swaps as follows:

Maturity	Notional Amount		Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
2012	$100,000,000		0.354%	0.230%	0.39
2013	182,000,000	*	0.535%	0.231%	2.06
2014	204,500,000	*	1.000%	0.248%	2.83
2015	174,025,000		1.436%	0.243%	3.84
2016	67,500,000	*	1.738%	0.233%	4.88

Total/Wtd Avg	$728,025,000		0.968%	0.239%	2.74

*	These figures include forward starting swaps with a total notional of $130.0 million and a weighted average start date of December 9, 2011. Weighted average rates shown are inclusive of rates corresponding to the terms of the swap as if the swap were effective as of September 30, 2011.

Investment policy

We invest in target assets for our portfolio with the intention of holding them in our portfolio until they are mature, subject to the following qualifications. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act, we will typically hold assets that we acquire for between three and twelve years. However, in order to maximize returns and manage portfolio risk while remaining opportunistic, we may dispose of an asset earlier than anticipated or hold an asset longer than anticipated if we determine it to be appropriate depending upon prevailing market conditions, credit performance, availability of leverage or factors regarding a particular asset or our capital position. We also, if available, may securitize or term finance the senior portion of our assets, which we expect to be equivalent to AAA-rated target assets, while retaining the subordinate securities in our portfolio.

Investment committee

Our Manager has an investment committee composed of its officers and investment professionals. The investment committee is tasked with reviewing, considering and approving any investment our Manager may seek to make on our behalf in our primary target assets of RMBS that exceeds $50 million, and any other investment our Manager may seek to make on our behalf exceeding $25 million. Our Manager’s investment committee meets as frequently as necessary in order for us to make rapid investment decisions. In addition, the investment committee periodically reviews our investment portfolio and its compliance with our investment policies and procedures, including our investment guidelines, and provides to our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. Our board of directors also reviews our investment portfolio and its compliance with our investment policies and procedures, including these investment guidelines, at each regularly scheduled board meeting.

Our investment process

The following describes the investment processes related to RMBS. We also have similar investment processes in place that apply to our other target asset classes.

Our Manager has created a detailed investment process to evaluate each RMBS investment opportunity, which includes:

•

Macro analysis. Our Manager’s macro-economic analysis reviews key sector trends, which include home prices, commercial rental rates, occupancy levels, rental demand, general economic conditions and other drivers that could influence the mortgage assets.

•

Originator analysis. Our Manager’s originator analysis focuses on the nature of the lender, including its management team, industry position, underwriting standards, historical performance, competitive position, size, diversification, cost structure and financial condition, as applicable.

•

Servicer analysis. Our Manager’s servicer analysis considers factors such as the nature of the master servicer, special servicer, servicer or sub-servicer involved, the applicable arrangements and documentation, prior performance records, balance sheet support, access to capital and both servicer and corporate ratings.

•

Collateral analysis. Our Manager reviews and analyzes the collateral attributes that contribute to interest rate, credit and prepayment risk by looking at both pool averages and pool quintiles for key risk features. Our Manager also analyzes the overlap of key risk features in individual loans and our portfolio.

•

Structural analysis. Our Manager analyzes and stresses the investment opportunities in relation to various structural features, which include position within the capital structure, cash flow hierarchy, covenant and agreement protections, subordination levels, tax and accounting issues.

•

Scenario analysis. Our Manager focuses on both its current market expectations for performance and its stressed environment expectations for performance. Our Manager utilizes sophisticated risk analytic models to assess the performance of various mortgage investments, and our portfolio as a whole, under a variety of different assumed interest rate and credit environments.

•

Relative value analysis. Potential investments are evaluated against other sectors and historical valuation benchmarks. Trends within each sector and the overall mortgage market are part of the standard review process. Our Manager focuses on valuation and risk measures, such as option adjusted interest rate and credit spreads; relative spreads for alternative fixed-income instruments; current and expected fixed-income market volatility; the cost of risk hedging and its expectations of credit losses.

•

Risk tolerances review. Each of our mortgage investments is compared to our board of directors’ approved risk tolerances, which include concentration limits on single-borrower, counterparty and geography.

•

Compliance review. All mortgage investments must satisfy standards approved by our board of directors and our investment committee, including standards related to the originator and servicer. In addition, each of our mortgage investments must pass a thorough analysis of investor anti-predatory lending risk.

•

Investment due diligence. Our Manager is responsible for conducting due diligence with respect to any proposed investment, as warranted, and we engage consultants to assist in this task from time to time. Legal and accounting due diligence is generally be overseen by our Manager and conducted by outside counsel and accountants.

•

External benchmarks/models. As our Manager analyzes individual mortgage investment opportunities, it evaluates our performance expectations against market prepayment assumptions and rating agency subordination levels. While our Manager primarily relies on its own views of specific risks in making investment decisions, these external benchmarks are often be incorporated in our marks-to-market.

Our financing strategy

We expect to generate income principally from the yields earned on our investments and, to the extent that leverage is deployed, on the difference between the yields earned on our investments and our cost of borrowing and any hedging activities. Subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our Investment Company Act exemption, to the extent leverage is deployed, we may use a number of sources to finance our investments.

We use leverage to increase potential returns to our stockholders and to fund the acquisition of our assets. Generally, we intend to use, on a debt-to-equity basis, up to 6 to 9 times leverage on our Agency RMBS assets. With respect to our non-Agency RMBS and CMBS assets, we intend to use 2 to 3 times leverage, except in conjunction with securitizations which provide term financings that may be available to us depending upon market conditions. For these asset classes, based upon the equity allocation as of September 30, 2011 and on an aggregate debt-to-equity basis, we do not generally expect to exceed, on a debt-to-equity basis, an 8-to-1 leverage ratio. As of September 30, 2011 our aggregate debt-to-equity leverage ratio was 5.7-to-1, which reflects our current mix of Agency RMBS, non-Agency RMBS, CMBS and other assets. A lower leverage ratio reflects our Manager’s consideration of a possible European sovereign debt and banking crisis which may subsequently impact U.S. capital funding markets.

We finance our investments in real estate securities primarily through short-term borrowings structured as repurchase agreements.

The amount of leverage we deploy for particular investments in our target assets depends upon an assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the assets in our investment portfolio, the gap between the duration of assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of financing counterparties, the health of the U.S. economy and residential mortgage-related markets, our outlook for the level, slope and volatility of interest rates, the credit quality of the loans that we acquire, the collateral underlying our Agency RMBS, non-Agency RMBS and CMBS and our outlook for asset spreads relative to the LIBOR curve.

Repurchase agreements

As of September 30, 2011, we have entered into MRAs with sixteen counterparties, under which we have borrowed an aggregate $1.1 billion from thirteen of these counterparties. As of September 30, 2011, the borrowings under repurchase agreements had maturities between October 4, 2011 and January 20, 2012. These agreements generally include customary representations, warranties and covenants, but may also contain more restrictive supplemental terms and conditions. Although specific to each MRA, typical supplemental terms may include requirements of minimum equity, leverage ratios, performance triggers or other financial ratios. If we fail to meet or satisfy any covenants, supplemental terms or representations and warranties, we would be in default under these agreements and our lenders could elect to declare all amounts outstanding under the agreements to be immediately due and payable, enforce their respective interests against collateral pledged under such agreements and restrict our ability to make additional borrowings. Certain financing agreements may contain cross-default provisions, so that if a default occurs under any one agreement, the lenders under our other agreements could also declare a default.

Further, under our repurchase agreements, we may be required to pledge additional assets to our lenders in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral, which may take the form of additional securities or cash.

We leverage our Manager’s and its affiliates’ existing relationships with financial intermediaries, including primary dealers, leading investment banks, brokerage firms, commercial banks and other repurchase agreement counterparties to execute repurchase agreements for our Agency RMBS portfolio.

To the extent that we invest in RMBS through “to be announced” forward contracts, or TBAs, we may enter into dollar roll transactions using TBAs in which we would sell a TBA and simultaneously purchase a similar, but not identical, TBA. Our ability to enter into dollar roll transactions with respect to TBAs may be limited by the 75% gross income test applicable to REITs. See “U.S. Federal Income Tax Considerations—Income Tests.”

Other financing

Subject to maintaining our qualification as a REIT and our Investment Company Act exemption, to the extent leverage is deployed, we utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements and interest rate cap agreements, in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we may seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing.

Our hedging strategy

Subject to maintaining our qualification as a REIT and exemption from registration as an investment company under the Investment Company Act, to the extent leverage is deployed, we utilize derivative financial instruments (or hedging instruments), including interest rate swap agreements and interest rate cap agreements, in an effort to hedge the interest rate risk associated with the financing of our portfolio. Specifically, we seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted returns and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing. As of September 30, 2011, we had entered into $728.0 million notional of pay-fixed receive-LIBOR swaps that have variable maturities between February 2012 and July 2016.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under current law, any income that we generate from transactions intended to hedge our interest rate, inflation and/or currency risks will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges (i) risk of interest rate or currency fluctuations on indebtedness incurred or to be incurred to carry or acquire real estate assets or (ii) risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the REIT 75% or 95% gross income tests, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with changes in interest rates, inflation or currency rates.

To the extent that we invest in RMBS through TBAs, we may enter into dollar roll transactions using TBAs in which we would sell a TBA and simultaneously purchase a similar, but not identical, TBA. Our ability to enter into dollar roll transactions with respect to TBAs may be limited by the 75% gross income test applicable to REITs. See “U.S. Federal Income Tax Considerations—Income Tests.”

Risk management

Our overall portfolio strategy is designed to generate attractive returns through various phases of the economic cycle. We believe that our broad approach within the real estate market, which considers all major categories of real estate assets, allows us to invest in a variety of attractive investment opportunities and help insulate our portfolio from some of the risks that arise in a single collateral type or single risk strategy. We believe that Angelo, Gordon has a strong reputation for risk management and compliance. Angelo, Gordon’s investment philosophy combines in-depth research, conservative valuation approach and diversification to achieve investment returns.

The components of our risk management strategy are:

•

Disciplined adherence to risk-adjusted return. Our Manager deploys capital only when it believes that risk-adjusted returns are attractive. In this analysis, our Manager considers the initial net interest spread of the investment, the cost of hedging and our ability to optimize returns over time through rebalancing activities. Our Manager’s management team has extensive experience implementing this approach.

•

Focus on multiple sectors. Our Manager looks for attractive investment opportunities in all major sectors of the $11 trillion U.S. mortgage market. Our management team evaluates investment opportunities in residential mortgage loans and securities (prime conforming, jumbo, Alt-A and subprime) and across a wide spectrum of commercial property types. We believe this approach enables our Manager to identify attractive investments when it believes certain portions of the market are unattractively priced or when investment opportunities in one or more sectors are scarce. By pursuing a broad investment strategy within the mortgage market, we believe our mortgage portfolio is less likely to suffer from dislocations in specific sectors of the market. We believe a diversified mortgage portfolio outperforms the traditional single strategy portfolios in the REIT market, with returns more resistant to changes in the interest rate and consumer credit environment.

•

Concurrent evaluation of interest rate and credit risk. Our Manager seeks to balance our portfolio with both credit risk-intensive assets and interest rate risk-intensive assets. Both of these primary risk types are evaluated against a common risk-adjusted return framework.

•

Active hedging and rebalancing of portfolio. Our Manager evaluates periodically the risk portion of our portfolio against pre-established risk tolerances and will take corrective action through asset sales, asset acquisitions, and dynamic hedging activities to bring the portfolio back within these risk tolerances. We believe this approach generates more attractive long-term returns than an approach that either attempts to hedge away a majority of the interest rate and credit risk in the portfolio at the time of acquisition, on the one end of the risk spectrum, or a highly speculative approach that does not attempt to hedge any of the interest rate or credit risk in the portfolio (so-called carry trade), on the other end of the risk spectrum.

•

Limiting exposure to single event. Our Manager attempts to reduce our exposure to a single adverse occurrence. These types of idiosyncratic risks, if too large and unmanaged, can result in large swings in profitability and present a significant negative impact on the creditworthiness of the issuer. Our Manager seeks to mitigate this exposure through prescribed risk tolerances that govern, among other things:

•	establishing geographic concentration limits on all non-Agency and Agency securities and loans in our portfolio;

•	limiting our maximum exposure to a single borrower; and

•	limiting a portion of our investment portfolio to a single year of interest rate reset.

•	Opportunistic approach to increased risk. Our Manager’s investment strategy is to extend risk taking capacity during periods of changing market fundamentals.

Our structure

We are externally managed by AG REIT Management, LLC, a subsidiary of Angelo, Gordon. We conduct our business through one or more wholly-owned subsidiaries, including AG MIT, LLC, which we expect will qualify for an exemption under the Investment Company Act pursuant to Section 3(c)(5)(C), and AG MIT II, LLC, a taxable REIT subsidiary.

Investment policies

We comply with investment policies and procedures and investment guidelines that are approved by our board of directors and implemented by our Manager. We review our investment portfolio and our compliance with our investment policies, procedures and guidelines at each regularly scheduled meeting of our board of directors. Our independent directors do not review or approve individual investment, leverage or hedging decisions made by our Manager.

Our board of directors has adopted the following guidelines, among others, for our investments and borrowings:

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes;

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act; and

•	our investments will be in our target assets.

These investment guidelines may be changed by our board of directors without the approval of our stockholders.

Policies with respect to certain other activities

If our board of directors determines that additional funding is required, we may raise funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Internal

Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional shares of common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may offer equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares.

We may, subject to gross income and assets tests necessary for REIT qualification and Investment Company Act exemption requirements, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers.

We engage in the purchase and sale of investments. We may underwrite the securities of other issuers.

Our board of directors may change any of these policies without the approval of, or prior notice to, our stockholders.

Conflicts of interest

Our Manager experiences conflicts of interest in connection with the management of our business. We are dependent on our Manager for our day-to-day management and do not have any independent officers or other employees. Our officers and our non-independent directors are also employees of Angelo, Gordon. Our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if our management agreement had been negotiated at arm’s length with an unaffiliated third party. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Angelo, Gordon, may reduce the time our Manager and its officers and personnel spend managing us.

In addition, Angelo, Gordon serves as investment adviser to our Manager and to funds and accounts (referred to as clients) that are actively investing in our target assets. These clients include co-mingled private funds, separate accounts and structured investment vehicles which may be dedicated to a specific strategy or may be multi-strategy clients that have investment mandates broader than our target assets. As of September 30, 2011, the net asset value of the eleven clients Angelo, Gordon manages that primarily invest in non-Agency RMBS, CMBS and other ABS was $5.3 billion. These clients pay a base management fee based upon net asset value or committed capital and an incentive fee which is based upon a percentage of the profits. The base management fees and incentive fees for these clients range up to 1.5% and 20.0%, respectively. As of September 30, 2011, the net asset value of the seven multi-strategy clients that may make investments in non-Agency RMBS, CMBS and other ABS was $3.3 billion. The base management fees and incentive fees for the multi-strategy clients range up to 1.5% and 20.0%, respectively. We compete for investment opportunities directly with these clients. Angelo, Gordon has discretionary investment authority for these clients, and Angelo, Gordon does and may in the future manage other entities and accounts that compete with us for investment opportunities.

Angelo, Gordon has an investment allocation policy that governs the allocations of investment opportunities among itself and its clients, and this investment allocation policy also applies to our Manager and us. Pursuant to this policy, Angelo, Gordon and our Manager allocate investment opportunities among clients in a manner which is fair and equitable over time and does not favor one client or group of clients.

Investment opportunities in our target assets are generally allocated among us and the Angelo, Gordon funds and accounts that are eligible to purchase target assets, on a pro rata basis based upon relative amounts of investment capital (including undrawn capital commitments) available for new investments by us or such Angelo, Gordon funds or accounts, respectively. In addition to capital availability, Angelo, Gordon considers the following additional factors, among others, when assigning investment opportunities among us and its other clients:

•	existing ownership and target position size,

•	investment objective or strategies,

•	tax considerations,

•	risk or investment concentration parameters,

•	supply or demand for an investment at a given price level,

•	cash availability and liquidity requirements,

•	regulatory restrictions,

•	minimum investment size,

•	relative size or “buying power,”

•	regulatory considerations, including the impact on our status under the Investment Company Act and our REIT status, and

•	such other factors as may be relevant to a particular transaction.

In addition, our Manager may be precluded from transacting in particular investments in certain situations, including but not limited to situations where Angelo, Gordon or its affiliates may have a prior contractual commitment with other accounts or clients or as to which Angelo, Gordon or any of its affiliates possess material, non-public information. Consistent with Angelo, Gordon’s fiduciary duty to all of its clients, it may give priority in the allocation of investment opportunities to certain clients to the extent necessary to apply regulatory requirements, client guidelines and/or contractual obligations. Angelo, Gordon or our Manager may determine that an investment opportunity is appropriate for a particular account, but not for another. In addition, Angelo, Gordon or its employees may invest in opportunities declined by our Manager for us. The investment allocation policy may be amended by Angelo, Gordon at any time without our consent. As the investment programs of the various entities and accounts managed by Angelo, Gordon change and develop over time, additional issues and considerations may affect Angelo, Gordon’s allocation policy and its expectations with respect to the allocation of investment opportunities. Our independent directors periodically review Angelo, Gordon’s compliance with the investment allocation policy. To the extent permitted by law, Angelo, Gordon is permitted to bunch or aggregate orders or to elect not to bunch or aggregate orders for a particular client account with orders for other accounts, notwithstanding that the effect of such bunching, aggregation or lack thereof may operate to the disadvantage of some clients.

Our Manager and Angelo, Gordon and their employees also may have ongoing relationships with the obligors of investments or the clients’ counterparties and they or their clients may own equity or other securities or obligations issued by such parties. In addition, Angelo, Gordon, either for its own accounts or for the accounts of other clients, may hold securities or obligations that are senior to, or have interests different from or adverse to, the securities or obligations that are acquired for us. Employees may also invest in other entities managed by other managers which are eligible to purchase target assets. Angelo, Gordon or our Manager and their respective employees may make investment decisions for us that may be different from those undertaken for their personal accounts or on behalf of other clients (including the timing and nature of the action taken). Angelo, Gordon and its affiliates may at certain times be simultaneously seeking to purchase or sell the same or similar investments for clients or for themselves. Likewise, our Manager may on our behalf purchase or sell an investment in which another Angelo, Gordon client or affiliate is already invested or has co-invested. We have not adopted any policy which would allow us to, or prohibit us from, buying or otherwise obtaining assets from any Angelo, Gordon client or selling or transferring any assets to such clients. We are limited in our ability to acquire assets that are not “qualifying real estate assets” and/or real estate-related assets as described under “Business—Operating and Regulatory Structure—Investment Company Act Exemption,” whereas other Angelo, Gordon funds are not so limited.

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. Furthermore, during turbulent conditions in the real estate industry, distress in the credit markets or other times when we will need focused support and assistance from Angelo, Gordon, other entities for which Angelo, Gordon also acts as an investment manager will likewise require greater focus and attention, placing Angelo, Gordon’s resources in high demand. In these situations, we may not receive the necessary support and assistance we require or would otherwise receive if we were internally managed or if Angelo, Gordon did not act as a manager for other entities.

Operating and regulatory structure

REIT qualification

We intend to elect and qualify to be treated as a REIT under Sections 856 through 859 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, commencing with our taxable year ending on December 31, 2011. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our manner of operation enables us to meet the requirements for qualification and taxation as a REIT.

As a REIT, we generally are not subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Accordingly, our failure to qualify as a REIT could have a material adverse impact on our results of operations and amounts available for distribution to our stockholders. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property. In addition, subject to maintaining our qualification as a REIT, a significant portion of our business is expected to be conducted through, and a significant portion of our income may be earned in, one or more taxable REIT subsidiaries, or TRSs, such as AG MIT II, LLC that are subject to corporate income taxation.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders will be computed using our taxable income as opposed to net income reported on our financial statements. Taxable income, generally, will differ from net income reported on our financial statements because the determination of taxable income will be based on tax provisions and not financial accounting principles.

We have elected to treat certain of our subsidiaries as TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While our TRSs will generate net income, our TRSs can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at the TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Investment Company Act exemption

We conduct our operations so that we and each of our subsidiaries are not investment companies under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an investment company if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an investment company if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis (the “40% test”). “Investment securities” do not include (A) U.S. government securities, (B) securities issued by employees’ securities companies and (C) securities issued by majority-owned subsidiaries that (i) are not investment companies and (ii) are not relying on the exceptions from the definition of investment company provided by Section 3(c)(1) or 3(c)(7) of the Investment Company Act (the so-called “private investment company” exemptions).

While we directly engage to a minor extent in actively investing, reinvesting or trading in securities, we do not do so as our primary activity. Rather, we are primarily engaged in the business of owning or holding the securities of our wholly owned or majority-owned subsidiaries that are in real estate-related businesses. Therefore, we believe that we are not an investment company as defined in Section 3(a)(1)(A).

We also believe we are not considered an investment company under Section 3(a)(1)(C) of the Investment Company Act. We generally conduct our wholly owned or majority-owned subsidiaries’ (including AG MIT, LLC’s) operations so that they are exempted from investment company status in reliance upon Section 3(c)(5)(C) or Section 3(c)(6) of the Investment Company Act. We describe Sections 3(c)(5)(C) and 3(c)(6) further below. Because entities relying on Section 3(c)(5)(C) or Section 3(c)(6) are not investment companies, our interests in those subsidiaries generally do not constitute “investment securities.” To the extent that our subsidiaries qualify only for either the Section 3(c)(1) or 3(c)(7) exemptions from the Investment Company Act, however, we limit our holdings in those kinds of entities so that, together with other investment securities, we satisfy the 40% test. We continuously monitor our holdings on an ongoing basis to determine our compliance with that test.

As discussed, we generally conduct our wholly owned or majority-owned subsidiaries’ (including AG MIT, LLC’s) operations so that they are exempted from investment company status in reliance upon Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C) exempts from the definition of “investment company” entities primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. The staff of the Securities and Exchange Commission, or SEC, generally requires an entity relying on Section 3(c)(5)(C) to invest at least 55% of its portfolio in “qualifying assets” and at least another 25% in additional qualifying assets or in “real estate-related” assets (with no more than 20% comprised of miscellaneous assets). We take the position that qualifying assets for this purpose include mortgage loans and other assets, such as the entire ownership in whole pool RMBS, that the SEC staff in various no-action letters or other pronouncements has determined are the functional equivalent of whole mortgage loans for purposes of the Investment Company Act. While the SEC staff has issued a no-action letter that permits the treatment of such interests in Agency whole pool RMBS as qualifying assets, no such SEC staff guidance is available with respect to non-Agency whole pool RMBS. Accordingly, we rely on our own judgment and analysis in treating non-Agency whole pool RMBS as qualifying assets by analogy to Agency whole pool RMBS.

We treat as real estate-related assets CMBS, debt and equity securities of companies primarily engaged in real estate businesses, Agency partial pool certificates and non-Agency partial pool RMBS.

As noted above, certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold mortgage assets through wholly owned or majority-owned subsidiaries that rely on Section 3(c)(5)(C). Section 3(c)(6) exempts entities (among others) that primarily engage, directly or through majority-owned subsidiaries, in the businesses described in Section 3(c)(5)(C). We refer to a subsidiary that relies on Section 3(c)(6) as a 3(c)(6) subsidiary. The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6), and any guidance published by the staff could require us to adjust our strategy to reflect that advice. Although the SEC staff has issued little Section 3(c)(6) interpretive guidance, we believe that our 3(c)(6) subsidiaries may rely on Section 3(c)(6) if, among other things, at least 55% of a 3(c)(6) subsidiary’s assets consist of, and at least 55% of a 3(c)(6) subsidiary’s income are derived from, qualifying assets owned by a 3(c)(6) subsidiary’s wholly owned or majority-owned subsidiaries. We note that if we inadvertently fall within one of the definitions of “investment company” in Section 3(a)(1) of the Investment Company Act, we also may ourselves rely on the exclusion provided by Section 3(c)(6) of the Investment Company Act.

The method we use to classify our and our subsidiaries’ assets for purposes of the Investment Company Act is based in large measure upon no-action positions taken by the SEC staff. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued decades ago. No assurance can be given that the SEC or its staff will concur with our classification of our or our subsidiaries’ assets or that the SEC or its staff will not, in the future, issue further guidance that may require us to reclassify those assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. For example, in August 2011 the SEC issued a concept release seeking, among other things, comments on the SEC’s staff’s historical interpretive positions concerning the application of Section 3(c)(5)(C). In that release the SEC requested comments about how Section 3(c)(5)(C) is interpreted by, and affects investors in, REITs, whether the SEC should take action to provide greater clarity, consistency or regulatory certainty regarding the application of Section 3(c)(5)(C) and whether it would be advisable for the SEC to engage in rulemaking with regard to Section 3(c)(5)(C) (such as by defining terms or establishing a safe harbor), to issue an interpretive release concerning the application of Section 3(c)(5)(C) to REITs, to provide exemptive relief or to engage in no further action at this time. To the extent that the SEC or its staff provides more specific guidance regarding Section 3(c)(5)(C) or any of the other matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC or its staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Qualification for exemption from the definition of investment company under the Investment Company Act limits our ability to make certain investments. For example, these restrictions limit our and our subsidiaries’ ability to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations, certain real estate companies or assets not related to real estate. Although we monitor our and our subsidiaries’ portfolios, there can be no assurance that we will be able to maintain the exemptions from registration for us and each of our subsidiaries.

Competition

Our net income depends, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring our target assets, we compete with other REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, financial institutions, governmental bodies and other entities. In addition, there are numerous REITs with similar asset acquisition objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs increase competition for the available supply of mortgage assets suitable for purchase. Many of our anticipated competitors are significantly larger than we are, have access to greater capital and other resources and may have other advantages over us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than we can. Current market conditions may attract more competitors, which may increase the competition for sources of financing. An increase in the competition for sources of funding could adversely affect the availability and cost of financing, and thereby adversely affect the market price of our common stock.

In the face of this competition, we have access to our Manager’s professionals and their industry expertise, which may provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. We expect that these relationships will enable us to compete more effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio may also enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Risks Related to Our Business—Competition may limit the availability of desirable investments and result in reduced risk-adjusted returns.”

Staffing

We are managed by our Manager pursuant to the management agreement. In addition, all of our officers are employees of Angelo, Gordon or its affiliates. We have no employees. Angelo, Gordon has over 250 employees. See “Our Manager and the Management Agreement—Management Agreement.”

Legal proceedings

Neither we nor Angelo, Gordon is currently subject to any legal proceedings which we consider to be material.

Our information

Our principal executive offices are located at 245 Park Avenue, 26th Floor, New York, New York 10167. Our telephone number is (212) 692-2000. Our website is http://www.agmortageinvestmenttrust.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally advised and managed by our Manager, which is wholly owned by Angelo, Gordon. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 245 Park Avenue, New York, New York 10167 and the telephone number of our Manager’s executive offices is (212) 692-2000.

Officers of our Manager

The following sets forth certain information with respect to executive officers and other employees of Angelo, Gordon who serve as officers of our Manager:

Name	Age	Position held with Our Manager
John Angelo	70	Executive Chairman

David Roberts	49	Chief Executive Officer

Jonathan Lieberman	48	Chief Investment Officer

Frank Stadelmaier	37	Chief Financial Officer

Andrew Parks	39	Chief Risk Officer

Allan Krinsman	58	General Counsel

John Angelo. John Angelo is co-founder and Chief Executive Officer of Angelo, Gordon and oversees all fund management. Prior to forming Angelo, Gordon in 1988, Mr. Angelo was associated with L.F. Rothschild & Co., Inc. for 18 years, rising to Senior Managing Director, head of the Arbitrage Department and member of the Board of Directors. His area of expertise is trading world markets with emphasis in convertible securities, options, futures and distressed securities. Mr. Angelo received his B.A. from St. Lawrence University. Mr. Angelo is a member of the board of directors of Sotheby’s. The Company believes Mr. Angelo is qualified to serve as a director due to his extensive financial services industry experience and experience as a director of a publicly-traded company.

David Roberts. David Roberts is a Senior Managing Director of Angelo, Gordon and a member of Angelo, Gordon’s executive committee. He joined Angelo, Gordon in 1993. Mr. Roberts manages Angelo, Gordon’s private equity and special situations area and was the founder of Angelo, Gordon’s opportunistic real estate area. Mr. Roberts has overseen investments in a wide variety of companies and special situations, including companies in the business services, healthcare services and financial services industries. Previously, he was a principal at Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions. Prior to that he worked in the Corporate Finance Department at L.F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts has a B.S. degree from The Wharton School of the University of Pennsylvania. Mr. Roberts is a member of the board of directors of Portfolio Recovery Associates, Inc. The Company believes Mr. Roberts is qualified to serve as a director due to his experience in finance and senior management, and experience as a director of public and private boards.

Jonathan Lieberman. Jonathan Lieberman joined Angelo, Gordon in June 2008 as head of Angelo, Gordon’s residential and consumer investment team. Prior to joining Angelo, Gordon, Mr. Lieberman worked from April 1997 to June 2008 at Bear, Stearns & Co. Inc. as a Senior Managing Director in the Strategic Finance/Financial Institutions Group, primarily focused on the Specialty Finance Sector. Before that, Mr. Lieberman was a Senior Analyst in the Structured Finance Group of Moody’s Investors Service and an attorney in the New York and Los Angeles offices of the law firm Dewey Ballantine LLP, where he specialized in securities law and structured finance. Mr. Lieberman holds a B.A. degree from Vassar College and a J.D. degree from Hofstra University School of Law. We believe Mr. Lieberman is qualified to serve as a director due to his vast industry and management experience.

Frank Stadelmaier. Frank Stadelmaier joined Angelo, Gordon in 2008 as the Chief Accounting Officer. Previously, Mr. Stadelmaier was a Senior Manager at Ernst & Young, LLP from 1997 to 2008 where he served clients in the real estate and financial services industries. Mr. Stadelmaier is a Certified Public Accountant and holds a B.S. degree from the State University of New York at Albany.

Andrew Parks. Andrew Parks joined Angelo, Gordon in August, 2009 as Chief Risk Officer. Before joining Angelo, Gordon, Mr. Parks was associated with Morgan Stanley where he served as an Executive Director overseeing the risk management group for the ultra high net worth division in the U.S. and Latin America. Prior to joining Morgan Stanley, Mr. Parks worked as a corporate attorney at Cravath, Swaine & Moore in New York in the areas of mergers and acquisitions, debt and equity capital markets, secured corporate credit and real estate acquisition/finance. Mr. Parks holds a B.A. degree from Tulane University and a J.D. degree from The University of Texas School of Law.

Allan Krinsman. Allan Krinsman joined Angelo, Gordon in 2011 as Managing Director and Senior Counsel. Previously, he was Associate General Counsel-Mortgage Law at Freddie Mac. Prior to his two years at Freddie Mac, Mr. Krinsman was in private practice with the law firms of Stroock & Stroock & Lavan, Morgan, Lewis & Bockius, and Brown & Wood, where he was a partner at those firms and specialized in securities law and mortgage finance. Mr. Krinsman holds a J.D. from the George Washington University, a masters degree from Harvard University and a bachelors degree from Cornell University.

Investment committee

Our Manager has an investment committee composed of its officers and investment professionals. The investment committee is tasked with reviewing, considering and approving any investment our Manager seeks to make on our behalf in the primary target assets of RMBS exceeding $50 million, and any other investment our Manager may make exceeding $10 million. Our Manager’s investment committee will meet as frequently as necessary in order for us to make rapid investment decisions. In addition, the investment committee periodically reviews our investment portfolio and its compliance with our investment policies and procedures, including our investment guidelines, and provides to our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also reviews our investment portfolio and its compliance with our investment policies and procedures, including these investment guidelines.

Management agreement

We entered into a management agreement with our Manager, pursuant to which our Manager will manage our business affairs in conformity with the investment policies that are approved and monitored by our board of directors.

Management services

Our Manager is subject to the supervision and direction of our board of directors, the terms and conditions of the management agreement and such further limitations or parameters as may be imposed from time to time by our board of directors. Our Manager is responsible for (1) the selection, purchase and sale of all of our investments, (2) our financing activities and (3) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or cause to be performed) such services and activities relating to our operations, including our investments and their financing, as may be appropriate, including, without limitation:

•

serving as our consultant with respect to the periodic review of investment policies and allocation policy, which review shall occur no less often than annually, any modifications to which must be approved by a majority of our independent directors, and other policies and recommendations with respect thereto for approval by our board of directors;

•

serving as our consultant with respect to the identification, investigation, evaluation, analysis, underwriting, selection, purchase, negotiation, structuring, monitoring and disposition of our and our subsidiaries’ investments;

•

serving as our consultant with respect to decisions regarding any of our financings, securitizations and hedging activities undertaken by us or our subsidiaries, including (1) assisting us and our subsidiaries in developing criteria for debt and equity financing that is specifically tailored to our and our subsidiaries’ investment objective, (2) advising us with respect to obtaining appropriate short-term financing arrangements for our investments and pursuing a particular arrangement for each individual investment, if necessary, and (3) advising us with respect to pursuing and structuring long-term financing alternatives for our investments, in each case consistent with our investment policies;

•	serving as our consultant with respect to arranging for the issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by us or our subsidiaries;

•	representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance investments and the sale and commitment to sell such investments;

•

negotiating and entering into, on behalf of us or our subsidiaries, credit finance agreements, repurchase agreements, securitization agreements, agreements relating to borrowings under temporary programs established by the U.S. government, commercial paper, interest rate swap agreements, warehouse facilities and all other agreements and instruments required by us to conduct our business;

•

advising us or any of our subsidiaries on, preparing, negotiating and entering into, on behalf of us or our subsidiaries, applications and agreements relating to programs established by the U.S. government;

•

with respect to any prospective investment by us or our subsidiaries and any sale, exchange or other disposition of any investment by us or our subsidiaries, conducting negotiations on the behalf of us or any of our subsidiaries with real estate or securities brokers, securities dealers, sellers and purchasers and their respective agents, representatives and investment bankers and owners of privately- and publicly- held real estate companies;

•

evaluating and recommending to us hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies, as so modified from time to time, with our qualification as a REIT and with our investment policies;

•

making available to us its knowledge and experience with respect to mortgage loans, mortgage-related securities, real estate, real estate securities, other real estate-related assets, including securities, and non-real estate-related assets and real estate operating companies;

•	investing and re-investing any of our funds (including in short-term investments) and advising us as to our capital structure and capital-raising activities;

•

monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

•

engaging and supervising, on our behalf or on behalf of our subsidiaries and at our expense, independent contractors that provide real estate, investment banking, mortgage brokerage, securities brokerage, appraisal, engineering, environmental, seismic, insurance, legal, accounting, transfer agent, registrar, leasing, due diligence and such other services as may be required relating to our operations, including our investments (or potential investments);

•	coordinating and managing operations of any joint venture or co-investment interests held by us or any of our subsidiaries and conducting all matters with the joint venture or co-investment partners;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•

performing and supervising the performance of administrative functions necessary in our management as may be agreed upon by our Manager and our board of directors, including, without limitation, services in respect of any equity incentive plans, the collection of revenues and the payment of our or any of our subsidiaries debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;

•	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

•	counseling us in connection with policy decisions to be made by our board of directors;

•

communicating on our behalf or on behalf of any of our subsidiaries with the holders of any of our or any of our subsidiaries’ equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

•

counseling us regarding the maintenance of our exclusions, and if applicable, exemptions from status as an investment company under the Investment Company Act, monitoring compliance with the requirements for maintaining such exclusions and exemptions and using commercially reasonable efforts to cause us to maintain our exclusions and exemptions from such status;

•

assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and all reports and documents, if any, required under the Exchange Act, the Securities Act and by the NYSE;

•

counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

•

causing us to retain qualified accountants and legal counsel, as applicable, to (1) assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and, if applicable, TRSs and (2) conduct quarterly compliance reviews with respect thereto;

•

taking all necessary actions to enable us and our subsidiaries to make required tax filings and reports, including soliciting stockholders or interest holders in any of our subsidiaries for required information to the extent necessary under the Internal Revenue Code and Treasury Regulations applicable to REITs;

•	causing us to qualify to do business in all jurisdictions in which such qualification is required or advisable and to obtain and maintain all appropriate licenses;

•	using commercially reasonable efforts to cause us to comply with all applicable laws;

•

handling and resolving on our or our subsidiaries’ behalf all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we or our subsidiaries may be involved or to which we or our subsidiaries may be subject arising out of our day-to-day operations (other than with Angelo, Gordon or its affiliates), subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•

arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

•

using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time; and

•

performing such other services as may be required from time to time for the management and other activities relating to our operations, including our investments, as our board of directors reasonably requests or our Manager deems appropriate under the particular circumstances.

Pursuant to the terms of our management agreement, our Manager is obligated to supply us with our management team, including a chief executive officer, chief financial officer and chief investment officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by our Manager to us as described in the management agreement. Our Manager also provides personnel for service on the investment committee.

We will reimburse our Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits paid to (1) our chief financial officer based on the percentage of his time spent on our affairs, (2) our general counsel based on the percentage of his time spent on our affairs, and (3) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs. In their capacities as officers or personnel of our Manager or its affiliates, they will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Our Manager will not assume any responsibility other than to provide the services specified in the management agreement and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. None of our Manager or its affiliates or their respective managers, officers, directors, directors, employees or members will be liable to us, any of our subsidiaries, our board of directors, our stockholders or any subsidiary’s stockholders or partners for any acts or omissions performed under the management agreement, except because of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement. We have agreed to indemnify our Manager and its affiliates and their respective managers, officers, directors, employees and members, any person controlling or controlled by our Manager and any person providing sub-advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from our Manager’s errors or omissions performed in good faith under the management agreement and not constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement. Our Manager has agreed to indemnify us and our subsidiaries and our directors, officers and stockholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions under the management agreement constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment by our Manager. Our Manager will maintain reasonable and customary “errors and omissions” and other customary insurance coverage upon the completion of this offering.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with our investment policies, (2) would adversely affect our qualification as a REIT under the Internal Revenue Code or our status as an entity exempted from investment company status under the Investment Company Act, or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or of any exchange on which our securities may be listed or that would otherwise not be permitted by our charter or bylaws. Angelo, Gordon and its managers, officers, employees and members will not be liable to us, our board of directors or our stockholders for any act or omission by our Manager or its managers, officers, employees or members except as provided in the management agreement.

Term and termination rights

The management agreement may be amended or modified by agreement between us and our Manager. The initial term of the management agreement expires on June 30, 2014 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. The management agreement does not limit the number of renewal terms. However, our independent directors will review our Manager’s performance and the management fees annually and, following the initial term, the management agreement may be terminated annually by us without cause upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of at least two-thirds of our outstanding common stock (other than those shares held by our Manager or by an affiliate of our Manager), in each case based upon (i) unsatisfactory performance by our Manager that is materially detrimental to us or (ii) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180-days’ prior notice of any such termination. The management agreement provides that our Manager will be paid a termination fee equal to three times the average annual management fee during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

We may also terminate the management agreement without payment of any termination fee to our Manager, upon at least 30 days’ prior written notice from our board of directors, at any time for “cause” as defined in the management agreement. Such events include:

•

our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds or embezzlement against us;

•	our Manager acts, or fails to act, in a manner constituting bad faith, willful misconduct, gross negligence, or reckless disregard in the performance of its duties under the management agreement;

•	the commencement of any proceeding relating to our Manager’s bankruptcy or insolvency;

•	our Manager is convicted (including a plea of nolo contendere) of a felony;

•	the dissolution of our Manager; or

•

a change in control of our Manager (as defined in the management agreement) that a majority of our independent directors reasonably determines is materially detrimental to us and our subsidiaries taken as a whole.

Cause does not include unsatisfactory performance, even if that performance is materially detrimental to us.

Our Manager may terminate the management agreement if we become required to register as an investment company under the Investment Company Act with termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee to our Manager. Furthermore, our Manager may decline to renew the management agreement by providing us with 180 days’ written notice, in which case we would not be required to pay a termination fee to our Manager. Our Manager may also terminate the management agreement upon at least 60 days’ prior written notice if we default in the performance of any material term of the management agreement and the default continues for a period of 30 days after written notice to us, whereupon we would be required to pay to our Manager the termination fee described above.

We may not assign our rights or responsibilities under the management agreement without the prior consent of our Manager, except in the case of an assignment to another REIT or other organization which is our successor, in which case such organization shall be bound by the terms of such assignment in the same manner as we are bound under the management agreement. Our Manager may generally only assign the management agreement with the approval of a majority of our independent directors. Our Manager, however, may assign certain of its duties under the management agreement to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Advisers Act.

Our Manager, pursuant to the delegation agreement dated as of June 29, 2011, has delegated to Angelo, Gordon the overall responsibility with respect to our Manager’s day-to-day duties and obligations arising under our management agreement.

Management fees

We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of our Manager to manage our day-to-day operations. Our Manager is entitled to receive a management fee, a termination fee in certain cases and reimbursement of certain expenses. The following summarizes the calculation of the fees payable to our Manager pursuant to the management agreement, as well as the expenses reimbursed to our Manager. Expense reimbursements to our Manager are payable quarterly.

Management fee

Our Manager is entitled to a management fee equal to 1.50% per annum, calculated and paid quarterly, of our Stockholders’ Equity. For purposes of calculating the management fee, our “Stockholders’ Equity” means the sum of the net proceeds from any issuances of our equity securities (including preferred securities) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance, and excluding any future equity issuance to our Manager), plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense or other non-cash items described below incurred in current or prior periods), less any amount that we pay for repurchases of our common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in our financial statements prepared in accordance with accounting principles generally accepted in the U.S., or GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP, and certain other non-cash charges after discussions between our Manager and our independent directors and after approval by a majority of our independent directors. Our Stockholders’ Equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on our financial statements. Notwithstanding the foregoing, in any event that any services provided by the Manager are rendered to or for the benefit of any subsidiary, then a portion of the management fee shall be payable by such subsidiary.

Reimbursement of expenses

Our Manager is entitled to reimbursement of certain organizational and operating expenses, including third-party expenses, incurred on our behalf, as described in the management agreement. Currently, our Manager waives its right to receive from us reimbursement of these expenses until such time as it determines to rescind the waiver in whole or in part. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with our organization and any issuance of securities by us,

•	transaction costs incident to financings and to the acquisition, disposition and financing of our investments, legal, accounting, tax, auditing, consulting and administrative fees and expenses,

•	the compensation and expenses of our independent directors,

•	all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents,

•	all insurance costs incurred by us or our subsidiaries, including the cost of liability insurance to indemnify our officers and directors,

•

the costs associated with our establishment and maintenance of any credit facilities and other financing arrangements (including commitment fees, accounting fees, legal fees, closing costs and similar expenses),

•	expenses relating to the payment of dividends,

•

expenses connected with communications to holders of our securities and in complying with the continuous reporting and other requirements of the SEC and other governmental bodies, transfer agents and exchange listing fees,

•

expenses associated with organizing, modifying or dissolving us or any of our subsidiaries and costs preparatory to entering into a business or activity, or winding up or disposing of a business activity of us or any of our subsidiaries,

•	the cost of printing and mailing proxies and reports to our stockholders,

•	settlement, clearing, and custodial fees and expenses relating to us,

•	costs related to administering our incentive plans,

•	the costs of maintaining compliance with all U.S. federal, state, local and applicable regulatory body rules and regulations (as such costs relate to us),

•	all costs and expenses relating to the acquisition of, and maintenance and upgrades to, portfolio accounting systems,

•	expenses relating to any office or office facilities, including disaster backup recovery sites and facilities maintained for us or separate from offices of Angelo, Gordon,

•	costs incurred by personnel of our Manager for travel on our behalf,

•	costs related to design and maintenance of our website,

•	costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third-party vendors that is used for us,

•	all taxes and license fees, and

•

all other expenses actually incurred by our Manager that are reasonably necessary for the performance by our Manager of its duties and functions under the management agreement. We will not reimburse our Manager for the salaries and other compensation of its personnel except that we will be responsible for expenses incurred by our Manager in employing our chief financial officer, general counsel and other employees, as described above. Our Manager will be reimbursed for performing certain legal, accounting, or other services as described below, that would otherwise be performed by outside service providers on our behalf.

In addition, we are required to pay our and our subsidiaries’ pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. These expenses are allocated between our Manager and us based on the ratio of our proportion of gross assets compared to all remaining gross assets managed by our Manager as calculated at each fiscal quarter end. We and our Manager will modify this allocation methodology, subject to our board of directors’ approval if the allocation becomes inequitable.

Under the management agreement, our Manager may perform certain legal, accounting, due diligence, asset management, securitization, property management, brokerage, leasing and other services that outside professionals or outside consultants otherwise would perform on our behalf and is entitled to be reimbursed or paid for the cost of performing such tasks. Our Manager may retain third parties, including accountants, legal counsel, real estate underwriters, brokers or others on our behalf, and shall be reimbursed for the costs and expenses of such services.

Trademark license

We have entered into a license agreement pursuant to which we have a non-exclusive, royalty-free license to use the name and trademark “AG.” Under this agreement, we have a right to use this name and trademark for so long as AG REIT Management, LLC serves as our Manager pursuant to the management agreement. This license and trademark will terminate concurrently with any termination of the management agreement.

MANAGEMENT

Directors and executive officers

Our board of directors consists of seven directors, including four independent directors named below. Each of them, other than Mr. Angelo, Mr. Roberts and Mr. Lieberman, satisfy the listing standards for independence of the NYSE.

Our directors, executive officers and certain other key employees, their ages and titles are as follows:

Name	Age	Position held with our Company
John Angelo	70	Executive Chairman, Director

David Roberts	49	Chief Executive Officer, Director

Jonathan Lieberman	48	Chief Investment Officer, Portfolio Manager, Director

Frank Stadelmaier	37	Chief Financial Officer

Andrew Parks	39	Chief Risk Officer

Allan Krinsman	58	General Counsel

Peter Linneman	60	Director

Andrew L. Berger	65	Director

James M. Voss	69	Director

Joseph LaManna	52	Director

Biographical information

Executive officers

For biographical information on our executive officers, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Directors

Our bylaws provide that a majority of the entire board of directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. Our bylaws and charter provide that the number of our directors may be established by our board of directors but may not be more than ten. For biographical information on Mr. Angelo, Mr. Roberts and Mr. Lieberman, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Peter Linneman. Dr. Peter Linneman is currently the Emeritus Albert Sussman Professor of Real Estate, Finance, and Public Policy at the Wharton School of Business after serving on Wharton’s faculty since 1979. Dr. Linneman is also the principal of Linneman Associates, a real estate advisory firm, and the CEO of American Land Funds. He holds both a masters and a doctorate degree in economics from the University of Chicago. He currently serves on the Board of Directors of Atrium European Real Estate Ltd. and Equity One, Inc. He has previously served as a director of Bedford Property Investors, Inc. and JER Investors Trust, Inc. The Company believes Dr. Linneman is qualified to serve as a director due to his extensive academic and business experience in real estate, his understanding of complex financial structures and his experience as a member of several public and private boards, including real estate companies.

Andrew L. Berger. Andrew L. Berger was vice chairman of the executive committee of Sterne, Agee & Leach, a registered broker-dealer and a member of the NYSE, from 2007 until 2009. From 2003 until 2006, he was a Senior Managing Director of C.E. Unterberg, Towbin, a U.S. investment bank. Mr. Berger has also held senior positions in financial institutions in New York, London and Geneva, and has practiced law in New York and Paris. He is now an independent consultant. Mr. Berger was a member of the board of directors of Thermadyne Holdings Corp., a NASDAQ listed company from 2003 until the sale of the company in December 2010. He served as chairman of the nominating and corporate governance committee, and a member of the compensation committee. He also has served as a member of the Board of Governors of the National Association of Securities Dealers. Mr. Berger has a bachelor’s degree in finance from Lehigh University and a J.D. degree from Columbia University. The Company believes Mr. Berger is qualified to serve as a director due to the depth of his experience as a member of senior management at various investment banking and financial management institutions, and his experience on public and private boards.

James M. Voss. James M. Voss currently serves as an independent consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he was executive vice president and chief credit officer at First Midwest Bank. He served in a variety of senior executive roles during a 24-year career with Continental Bank of Chicago, and was chief financial officer at Allied Products Corporation. He is a member of the board of Portfolio Recovery Associates, Inc. and is chair of the audit committee. He previously served on the compensation and governance committees. Mr. Voss has both a bachelor’s degree and an M.B.A. from Northwestern University. The Company believes that Mr. Voss is qualified to be a director due to his extensive experience as a senior finance executive.

Joseph LaManna. Joseph LaManna is our lead director and worked at William Blair & Company, LLC from 1987 until his retirement in 2005. During his tenure at William Blair, he served in several different roles, including senior specialty finance analyst, head of the business services group, and director of research. In addition, he was a member of the firm’s executive committee, equity capital markets committee and audit committee for four years. Mr. LaManna currently serves on the boards of directors of several privately-held companies. He is a Chartered Financial Analyst, and he holds a B.A. degree in economics and business administration from Knox College and an M.B.A. degree in finance from the University of Chicago. The Company believes Mr. LaManna is qualified to serve as a director due to his financial and investment experience, as well as his experience as a director for several other financial services companies.

Board committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees are composed exclusively of independent directors, as defined by the listing standards of the NYSE. Moreover, our compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Audit committee

Our audit committee consists of Messrs. Voss, LaManna and Linneman, each of whom is an independent director and “financially literate” under the rules of the NYSE. Mr. Voss chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. Our audit committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors; and

•	the performance of our independent auditors and any internal auditors.

Our audit committee is responsible for engaging independent certified public accountants, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation committee

Our compensation committee consists of Messrs. LaManna, Berger and Voss, each of whom is an independent director. Mr. LaManna chairs our compensation committee. The principal functions of our compensation committee include (1) evaluating the performance of our officers, (2) reviewing the compensation payable to our officers, (3) evaluating the performance of our Manager, (4) reviewing the equity compensation and fees payable to our Manager under the management agreement, (5) administering our equity incentive plans and any other compensation plans, policies and programs of ours, (6) discharging the board’s responsibilities relating to compensation to our independent directors and (7) reviewing and recommending to the board compensation plans, policies and programs.

Nominating and corporate governance committee

Our nominating and corporate governance committee consists of Messrs. Berger, Linneman and LaManna, each of whom is an independent director. Mr. Berger chairs our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for seeking, considering and recommending to our board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. The committee also recommends to our board of directors the appointment of each of our executive officers. It also periodically prepares and submits to our board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance, and annually recommends to our board the nominees for each committee of the board. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors and report thereon to our board.

Code of business conduct and ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees, if any, and to our Manager’s officers, members, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of directors

We pay a $60,000 annual base directors’ fee to each of our independent directors. Base directors’ fees are paid 50% in cash and 50% in restricted common stock. Each of our independent directors received 1,500 shares of restricted common stock upon completion of our IPO that vest in equal installments over three years on each annual anniversary of the grant date. In addition, the chairs of the audit, compensation and nominating and corporate governance committees receive an additional annual cash retainer of $20,000, $5,000 and $5,000, respectively, and our lead director receives an additional $10,000 per year in cash. All directors’ fees are paid pro rata (and restricted stock grants determined) on a quarterly basis in arrears. We also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. Our independent directors are also eligible to receive restricted common stock, options and other stock-based awards under our Equity Incentive Plan.

The table below describes the compensation earned by our independent directors as of November 14, 2011. We pay directors’ fees only to those directors who are independent under the NYSE listing standards.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Andrew L Berger	17,513	44,987	62,500
Joseph LaManna	22,513	44,987	67,500
Peter Linneman	15,013	44,987	60,000
James Voss	25,013	44,987	70,000

Compensation committee interlocks and insider participation

None of the members of our compensation committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, do not receive cash compensation from us for serving as our officers. However, we reimburse our Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) our chief financial officer based on the percentage of his time spent on our affairs (2) our general counsel based on the percentage of his time spent on our affairs and (3) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs. In their capacities as officers or personnel of our Manager or its affiliates, they devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Except for certain equity grants and except as set forth above, our Manager compensates each of our officers. We pay our Manager a management fee and our Manager uses the proceeds from the management fee in part to pay compensation to its officers and personnel. We have adopted equity incentive plans to provide incentive compensation to our officers, our non-employee directors, our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—Equity Incentive Plans” for detailed a description of our equity incentive plans.

Equity incentive plans

We have adopted equity incentive plans to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates. All of our equity incentive plans are administered by the compensation committee of our board of directors. The compensation committee, as appointed by our board of directors, has the full authority (1) to administer and interpret the equity incentive plans, (2) to authorize the granting of awards, (3) to determine the eligibility of directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, to receive an award, (4) to determine the number of shares of common stock to be covered by each award, (5) to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the applicable equity incentive plan), (6) to prescribe the form of instruments evidencing such awards, and (7) to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the applicable equity incentive plan or the administration or interpretation thereof; however, neither the compensation committee nor the board of directors may take any action under any of our equity incentive plans that would result in a repricing of any stock option without having first obtained the consent of our stockholders. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee consists solely of non-executive directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualifies as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or, if no committee exists, the board of directors. The total number of shares that may be made subject to awards under our Manager Equity Incentive Plan and our Equity Incentive Plan (both of which are described below) is 277,500 shares. Awards under our equity incentive plans are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the Board or the Committee, as applicable) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goals (as described below), or a combination of both. The Board or the Committee, as applicable, also has authority to provide for accelerated vesting upon occurrence of certain events.

Manager Equity Incentive Plan

On July 6, 2011, we adopted the AG Mortgage Investment Trust, Inc. Manager Equity Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to the Manager. As noted above, under “—Equity Incentive Plans,” the maximum number of shares that may be made subject to awards under the Manager Equity Incentive Plan is 277,500 shares less any shares of common stock issued or subject to awards granted under our Equity Incentive Plan. If any vested awards under the Manager Equity Incentive Plan are paid or otherwise settled without the issuance of shares of common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Manager Equity Incentive Plan. If any awards under the Manager Equity Incentive Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Manager Equity Incentive Plan. Shares issued under the Manager Equity Incentive Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Manager Equity Incentive Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash)

issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Manager Equity Incentive Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Upon termination of the management agreement by us for cause or by our Manager for any reason other than for cause or pursuant to a termination notice that is given in connection with a determination that the compensation payable to our Manager is not fair, any then unvested awards held by our Manager will be immediately forfeited and cancelled without consideration. Upon any other termination of the management agreement or change in control of us (as defined under the Manager Equity Incentive Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

We have granted to our Manager 40,250 shares of restricted stock for the benefit of its employees providing services to us. This award or restricted stock will vest ratably on a quarterly basis over a three-year period beginning on October 1, 2011. This award is intended to further align the interests of our Manager and Angelo, Gordon with our stockholders.

In addition to the restricted stock that we have granted to our Manager, we may from time to time grant additional equity incentive awards to our Manager pursuant to the Manager Equity Incentive Plan. Our Manager may, in the future, allocate all or a portion of these awards or ownership or profits interests in it to officers of our Manager or other personnel of Angelo, Gordon in order to provide incentive compensation to them.

Our board of directors may generally amend or terminate the Manager Equity Incentive Plan at any time, subject to stockholder approval as required to comply with applicable laws, regulations or stock exchange requirements, provided that no amendment may adversely affect an outstanding award without the Manager’s consent. Unless earlier terminated by our board of directors, the Manager Equity Incentive Plan will expire on the tenth anniversary of its adoption (provided that awards granted under the plan before expiration will continue to apply in accordance with their terms).

Equity Incentive Plan

On July 6, 2011, we adopted the AG Mortgage Investment Trust, Inc. Equity Incentive Plan, which provides for the grant of stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, dividend equivalent rights and other equity-based awards to our non-executive directors, officers and other employees and independent contractors, including employees or directors of the Manager and its affiliates who are providing services to us. As noted above, under “—Equity Incentive Plans,” the maximum number of shares that may be made subject to awards under the Equity Incentive Plan is 277,500 shares, less any shares of common stock issued or subject to awards granted under our Manager Equity Incentive Plan. If any vested awards under the Equity Incentive Plan are paid or otherwise settled without the issuance of common stock, or any shares of common stock are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Incentive Plan. If any awards under the Equity Incentive Plan are cancelled, forfeited or otherwise terminated without the issuance of shares of common stock (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Incentive Plan. Shares issued under the Equity Incentive Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Incentive Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (i) the number and kind of shares of stock or other property (including cash) that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the exercise price, base price or purchase price relating to any award and (iv) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to shares of stock). Awards under the Equity Incentive Plan are intended to either be exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Incentive Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

Performance goals selected as vesting conditions must be based on any one of the following performance goals or combination thereof which may be applicable on a company-wide basis and/or with respect to operating units, divisions, subsidiaries, affiliates, acquired businesses, minority investments, partnerships, or joint ventures: (1) meeting specific targets for or growth in (a) share price, (b) net sales (dollars or volume), (c) cash flow, (d) operating income, (e) net income, (f) earnings per share, (g) earnings before interest and taxes, or (h) earnings before interest, taxes, depreciation and amortization (EBITDA); (2) return on (a) net sales, (b) assets or net assets, or (c) invested capital; (3) management of (a) working capital, (b) expenses, or (c) cash flow; (4) meeting specific targets for or growth in (a) productivity, (b) specified product lines, (c) market share, (d) product development, (e) customer service or satisfaction, (f) employee satisfaction, (g) strategic innovation, or (h) acquisitions; or (5) specific personal performance improvement objectives relative to (a) formal education, (b) executive training, or (c) leadership training.

Performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, capital expenditures, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), stock offerings, stock repurchases and strategic loan loss provisions.

Awards may also be granted based on performance objectives other than those described above, but such awards will not qualify as performance-based compensation under Code Section 162(m). The total number of shares with respect to any 162(m) award that may be granted to any one single participant in any one calendar year may not exceed 27,750 shares.

Our board of directors may generally amend or terminate the Equity Incentive Plan at any time, subject to stockholder approval as required to comply with applicable laws, regulations or stock exchange requirements, provided that no amendment may adversely affect an outstanding award without the holder’s consent. Unless earlier terminated by our board of directors, the Equity Incentive Plan will expire on the tenth anniversary of its adoption (provided that awards granted under the plan before expiration will continue to apply in accordance with their terms).

Incentive awards

We have granted an aggregate of 6,000 shares of restricted common stock to our independent directors under our Equity Incentive Plan. We have also granted 40,250 shares of restricted common stock to our Manager (for the benefit of its employees) under our Manager Equity Incentive Plan which our Manager will distribute to a group of executives and employees who provide services to us. The restricted common stock granted to our Manager will vest ratably on a quarterly basis over a three year period beginning on the issuance date, and the restricted common stock granted to our independent directors will vest ratably on an annual basis over a three year period beginning on the issuance date.

Limitation of liability and indemnification

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty which is material to the cause of action, as established by a final judgment in the proceeding. Our charter contains such a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter authorizes us, and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify (1) any present or former director or officer or (2) any individual who, while serving as our director or officer and at our request, serves or has served as a director, director, officer, partner, member, manager, employee or agent of another real estate investment trust, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities, and to pay or reimburse his or her reasonable expenses in advance of final disposition of such a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any person who serves any predecessor of ours in any of the capacities described above and to any employee or agent of ours. We have also entered into indemnification agreements with our directors and executive officers that address similar matters. See “Certain Relationships and Related Transactions—Indemnification Agreements.”

Maryland law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. However, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even if the standard of conduct required for indemnification has not been met and even for proceedings by or in the right of the corporation in which the director or officer has been judged liable, provided, in the latter case, that indemnification is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

PRINCIPAL STOCKHOLDERS

As of January 1, 2012, there were 10,054,342 shares of common stock outstanding and approximately 106 stockholders. The following table sets forth certain information, prior to this offering as of January 1, 2012, regarding the ownership of each class of our capital stock by: each of our directors; each of our executive officers; each holder of 5% or more of each class of our capital stock; and all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes: all shares the investor actually owns beneficially or of record; all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Further, unless otherwise indicated, the address of each named person is c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, New York, New York 10167.

	Common stock beneficially owned immediately prior to this offering
Name	Number		Percentage
Wellington Management Company, LLP	1,293,000	(1)	12.86%
Legg Mason Investment Counsel, LLC	1,054,272	(2)	10.49%
Bay Pond Partners, L.P.	567,800	(3)	5.65%
AG Funds, L.P.	400,000	(4)	3.98%
AG REIT Management, LLC	40,250	(4)	*
John Angelo	440,250	(4)	4.38%
David Roberts	50,000		*
Jonathan Lieberman	50,000	(5)	*
Frank Stadelmaier	0		—
Allan Krinsman	0		—
Andrew Parks	0		—
Peter Linneman	5,273		*
Andrew L. Berger	5,273		*
James M. Voss	3,773		*
Joseph LaManna	17,273		*
All directors and executive officers as a group (10 persons)	571,842		5.68%

*	Represents less than 1% of the number of common stock outstanding on a fully-diluted basis upon the completion of this offering.
(1)	Information obtained solely by reference to the Schedule 13G filed with the SEC on July 11, 2011 by Wellington Management Company, LLP, or Wellington. Of the reported shares, Wellington reported that it has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 1,293,000 shares. The reported shares include 567,800 shares beneficially owned by the Bay Pond Group, as described below in footnote (3). The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(2)	Information obtained solely by reference to the Schedule 13G filed with the SEC on January 10, 2012 by Legg Mason Investment Counsel, LLC, or Legg Mason, on behalf of itself and Legg Mason Investment Counsel & Trust Co, NA, collectively with Legg Mason referred to as the Legg Mason Group. Of the reported shares, the Legg Mason Group reported that it has sole power to vote or direct the vote of 730,236 shares and sole power to dispose or direct the disposition of 1,054,272 shares. The address for the Legg Mason Group is 100 International Drive, Baltimore, Maryland 21202.

(3)	Information obtained solely by reference to the Schedule 13G filed with the SEC on July 11, 2011 by Bay Pond Partners, L.P., or Bay Pond, on behalf of itself and Wellington Hedge Management, LLC, collectively with Bay Pond referred to as the Bay Pond Group. Of the reported shares, the Bay Pond Group reported that it has shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 567,800 shares. The address for the Bay Pond Group is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, Massachusetts 02210.
(4)	John Angelo may be deemed to have beneficial ownership of the shares held by AG Funds, L.P. and AG REIT Management, LLC given his ability to direct the voting or disposition of such shares.
(5)	12,500 shares are owned by Jonathan and Cecilia Lieberman, and 37,500 shares are owned by the Jonathan and Cecilia Lieberman Family Foundation. In connection with this offering, the underwriters and Jonathan Lieberman have agreed that Jonathan Lieberman may purchase up to 25,000 shares of our common stock in this offering at the public offering price.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transaction policies

To avoid any actual or perceived conflicts of interest with our Manager, our board of directors has approved investment guidelines and policies providing that an investment in any security structured or managed by our Manager, and any sale of our assets to our Manager and its affiliates or any entity managed by our Manager and its affiliates, will comply with all applicable law and the compliance policies of Angelo, Gordon and our Manager. Our independent directors have approved parameters within which our Manager and its affiliates may act as our counterparty and provide broker, dealer and lending services to us in order to enable transactions to occur in an orderly and timely manner. Angelo, Gordon and/or our Manager may in the future change then-existing, or adopt additional, conflicts of interest resolution policies and procedures. Our independent directors periodically review our Manager’s and Angelo, Gordon’s compliance with these conflicts of interest provisions.

Our board of directors is also expected to adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to our Secretary or Assistant Secretary any related person transaction and all material facts about the transaction. Our Secretary or Assistant Secretary would then assess and promptly communicate that information to the audit committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, this committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to this committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction. No related person transactions have occurred since the completion of our IPO, and no such transactions will be considered or approved until this policy is adopted by our board of directors. See “Business—Conflicts of Interest.”

Warrants

Our independent directors participated in the private placement through which each received, for each unit purchased, a warrant to purchase 0.5 of a share of our common stock at an exercise price of $20.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like). Under the terms of the Unit Purchase Agreement, each warrant is exercisable and expires July 6, 2018.

Management agreement

On June 29, 2011 we entered into a management agreement with our Manager, which governs the relationship between us and our Manager and describes the services to be provided by our Manager and its compensation for those services. The terms of our management agreement, including the fees payable by us to Angelo, Gordon, were not negotiated at arm’s length, and its terms may not be as favorable to us as if they had been negotiated with an unaffiliated party. Our Manager, pursuant to the delegation agreement dated as of June 29, 2011, has delegated to Angelo, Gordon the overall responsibility with respect to our Manager’s day-to-day duties and obligations arising under our management agreement. See “Our Manager and the Management Agreement—Management Agreement.”

Grants of restricted common stock

As of September 30, 2011, we have granted an aggregate of 6,000 shares of restricted common stock to our independent directors and 40,250 shares of restricted common stock to our Manager under our equity incentive plans. See “Management—Compensation of Directors” and “Management—Incentive Awards,” respectively.

The restricted common stock granted to our Manager will vest ratably on a quarterly basis over a three year period, and the restricted common stock granted to our independent directors will vest ratably on an annual basis over a three year period.

Registration rights

On June 29, 2011, we entered into a registration rights agreement with the purchasers of our units and private placement shares in the private placement, our independent directors and our Manager pursuant to which we have agreed to register the resale of such common stock upon demand made after January 3, 2012. We have also granted such investors the right, to include these shares in any registration statements we may file in connection with any future public offerings on or after January 3, 2012, subject to the terms of the lock-up arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among the selling stockholders participating in those offerings).

We have filed a registration statement on Form S-8 to register the total number of common stock that may be issued under our Equity Incentive Plan, including the restricted common stock to be granted to our executive officers, other employees of our Manager and our independent directors. Shares issued under our Manager Equity Incentive Plan were made by private placement and are subject to resale registration rights.

Indemnification agreements

On July 6, 2011, we entered into customary indemnification agreements with each of our directors and executive officers that obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements require us to indemnify the director or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on our behalf. In addition, each indemnification agreement requires us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on our behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions against indemnification under Maryland law set forth in “Management—Limitation of Liability and Indemnification” exists.

In addition, each indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

Each indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel, after a change of control of us.

Purchases of common stock by affiliates

We have sold to AG Funds, L.P., an affiliate of Angelo, Gordon, David Roberts, our chief executive officer, a director and senior managing director of Angelo, Gordon, and Jonathan Lieberman, our chief investment officer, portfolio manager, a director and managing director of Angelo, Gordon, collectively 500,000 private placement shares in the private placement. As noted above, our independent directors purchased units in the private placement. We have entered into a registration rights agreement with the purchasers of units and private placement shares. See “Shares Eligible for Future Sale—Registration Rights.” In connection with this offering, the underwriters and Jonathan Lieberman have agreed that Jonathan Lieberman may purchase up to 25,000 shares of our common stock in this offering at the public offering price.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law, or the MGCL, and to our charter and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450 million shares of common stock, $0.01 par value per share, and 50 million shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Upon completion of this offering, 14,054,342 shares of common stock will be issued and outstanding (14,654,342 shares if the underwriters’ over-allotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. The restricted common stock granted to our executive officers and other employees of our Manager vests ratably on a quarterly basis over a three year period, and the restricted common stock granted to our independent directors vests ratably on an annual basis over a three year period. Under Maryland law, stockholders are not personally liable for the obligations of a corporation solely as a result of their status as stockholders.

Common stock

Subject to the preferential rights, if any, of holders of any other class or series of common stock and to the provisions of our charter regarding the restrictions on ownership and transfer of common stock, holders of our common stock are entitled to receive distributions on such common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of our common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of common stock of beneficial interest and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of common stock, the holders of such common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the stockholders entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election.

Holders of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on ownership and transfer of shares contained in our charter and the terms of any other class or series of common stock, all of our common stock will have equal dividend, liquidation and other rights.

Power to reclassify our unissued common stock

Our charter authorizes our board of directors to classify and reclassify any unissued common or preferred common stock into other classes or series of common stock. Prior to the issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of common stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of common stock or preferred common stock that have priority over our common stock as to voting rights, dividends or upon liquidation or with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. No preferred shares are presently outstanding, and we have no present plans to issue any preferred shares.

Power to increase or decrease authorized common stock and issue additional common stock and preferred stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized common stock, to authorize us to issue additional authorized but unissued common stock or preferred common stock and to classify or reclassify unissued common stock or preferred common stock and thereafter to issue such classified or reclassified common stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the common stock, is available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Restrictions on ownership and transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and other outstanding common stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by vote or value, whichever is more restrictive, of our outstanding common stock, which we refer to as the common share ownership limit. We refer to the common share ownership limit and the aggregate share ownership limit collectively as the “share ownership limits.”

The constructive ownership rules under the Internal Revenue Code are complex and may cause common stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by vote or value, whichever is more restrictive, (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% by vote or value, whichever is more restrictive, and thereby violate the applicable share ownership limit.

Our board of directors may, upon receipt of certain representations and agreements and in its sole discretion, exempt (prospectively or retroactively) any person, in whole or in part, from the above-referenced share ownership limits or establish a different limit, or excepted holder limit, for a particular stockholder if the person’s ownership in excess of the share ownership limits will not then or in the future result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise jeopardize our qualification as a REIT. As a condition of its exemption or creation of an excepted holder limit, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT.

In connection with an exemption from the share ownership limits, establishing an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the share ownership limits for all other persons and entities; provided, however, that any decrease in the share ownership limits will not be effective for any person whose percentage ownership of our shares is in excess of such decreased limits until such time as such person’s percentage ownership of our shares equals or falls below such decreased limits, but any further acquisition of our shares in excess of such person’s percentage ownership of our shares will be in violation of the applicable limits (other than a decrease as a result of a retroactive change in existing law, in which case the decrease will be effective immediately); and provided, further, that the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could beneficially own or constructively own in the aggregate more than 49.9% in value of the shares then outstanding. Prior to the modification of the share ownership limits, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT.

Our charter further prohibits:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, our common stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•

any person from transferring our common stock if such transfer would result in our common stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires, attempts or intends to acquire beneficial or constructive ownership of our common stock that will or may violate the share ownership limits or any of the other foregoing restrictions on ownership and transfer of our common stock is required to immediately give written notice to us or, in the case of such a proposed or attempted transaction, give at least 15 days’ prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The share ownership limits and the other restrictions on ownership and transfer of our common stock will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of our common stock would result in our common stock being beneficially owned by fewer than 100 persons, such transfer will be void ab initio and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock or any other event would otherwise result in:

•	any person violating the share ownership limits or such other limit established by our board of directors; or

•

our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the stockholder’s interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be deemed to be transferred to, and held by, a charitable trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee will acquire no rights in such shares. The deemed transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a deemed transfer to the charitable trust. A person who, but for the deemed transfer of the shares to the charitable trust, would have beneficially or constructively owned the shares so transferred is referred to as a “prohibited owner,” which, if appropriate in the context, also means any person who would have been the record owner of the shares that the prohibited owner would have so owned.

Any distribution made to the prohibited owner, prior to our discovery that the shares had been deemed to be transferred to the charitable trust as described above, must be repaid to the director upon demand for distribution to the beneficiary by the charitable trust. If the transfer to the charitable trust as described above would not be effective, for any reason, to prevent violation of the applicable restriction on ownership and transfer contained in our charter, then our charter provides that the transfer of the shares will be void ab initio. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any distribution authorized but unpaid will be paid when due to the director.

Common stock transferred to the director of a charitable trust are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid per share in the transaction that resulted in such transfer to the charitable trust (or, if the event that resulted in the transfer to the charitable trust did not involve a purchase of such common stock at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the day of the event which resulted in the transfer of such common stock to the charitable trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the director has sold the shares held in the charitable trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the director must distribute the net proceeds of the sale to the charitable beneficiary and the prohibited owner and any distributions held by the director with respect to such common stock will be made to the charitable beneficiary.

If we do not buy the shares, the director must, within 20 days of receiving notice from us of the transfer of shares to the charitable trust, sell the shares to a person or entity designated by the director who could own the shares without violating the share ownership limits or the other restrictions on ownership and transfer of our shares described above. After that, the director must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares in the transaction that resulted in the transfer to the charitable trust (or, if the event which resulted in the transfer to the charitable trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE (or other applicable exchange) on the trading day immediately preceding the relevant date) and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the charitable trust for the shares. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to discovery by us that common stock have been transferred to a charitable trust, such common stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the charitable trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the director upon demand. The prohibited owner has no rights in the shares held by the charitable trust.

The director of the charitable trust will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the charitable trust, the director will receive, in trust for the charitable beneficiary, all distributions made by us with respect to such shares and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the charitable trust, the director will have the authority, at the director’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the charitable trust; and

•	to recast the vote in accordance with the desires of the director acting for the benefit of the beneficiary of the charitable trust.

However, if we have already taken irreversible action, then the director may not rescind and recast the vote.

If our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our common stock set forth in our charter, our board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem common stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares, including common stock, is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of such owner, the number of shares of each class and series of shares that the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will be required to provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each stockholder is, upon demand, required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Stock exchange listing

Our common is listed on the NYSE under the symbol “MITT.”

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR

CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Number of directors; vacancies

Our bylaws and charter provide that the number of our directors may be established by our board of directors but may not be less than the minimum number required by the MGCL nor more than ten. Our bylaws currently provide that any vacancy may be filled only by a majority of the remaining directors. Our charter also provides that, at such time as we have (i) at least three directors who are neither officers or employees of the Company nor affiliated with an acquiring person and (ii) a class of our common stock or preferred shares is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on our board of directors. Accordingly, at such time, except as may be provided by our board of directors in setting the terms of any class or series of shares, any and all vacancies on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the class in which the vacancy occurred, and until a successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve the applicable term to which he or she was elected, and until his or her successor is duly elected and qualifies. A plurality of all votes cast on the matter at a meeting of stockholders at which a quorum is present is sufficient to elect a director. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at a meeting constitutes a quorum.

Removal of directors

Our charter and bylaws provide that, subject to the rights of holders of any series of preferred shares and except as indicated below, a director may be removed only for “cause,” and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. For this purpose, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. These provisions, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, generally precludes stockholders from (i) removing incumbent directors except for “cause” and with a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business combinations

A subtitle of the MGCL, known as the Maryland Business Combination Act, addresses certain “business combinations,” including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance, transfer or reclassification of equity securities, between a Maryland corporation and an “interested stockholder.” An interested stockholder is, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the corporation, or an affiliate of such an interested stockholder, in either case after the date or which the corporation had 100 or more beneficial owners of stock. Such business combinations are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder who will (or with whose affiliate will) be a party to the business combination or by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by resolution of the board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations between us and any other person from these provisions of the MGCL, provided that the business combination is first approved by our board of directors and, consequently, the five year prohibition and the supermajority vote requirements will not apply to such business combinations. As a result, any person may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by us with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control share acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding common stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) the person who has made or proposed to make the control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares which, if aggregated with all other such shares owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiring person or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three directors who are not officers or employees of the corporation or affiliated with an acquiring person, to elect to be subject, by provision in its articles of incorporation or bylaws or a resolution of its board of directors, and notwithstanding any contrary provision in the articles of incorporation or bylaws, to any or all of five provisions:

•	that the board of directors may designate by resolution from among its current members three classes of directors to serve for staggered terms;

•	that the affirmative vote of at least two thirds of all votes entitled to be cast by the stockholders will be required to remove any director;

•	that the number of directors be fixed only by vote of the board of directors;

•

a requirement that a vacancy on the board that results from an increase in the size of the board or from the death, resignation or removal of a director be filled only by the affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and that a director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred; and

•

that a special meeting of stockholders may be called only on the request of the stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting and only in accordance with certain procedures.

Our charter provides that, at such time as we are eligible to make a Subtitle 8 election, we elect to be subject to the provision of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal will be allowed only for cause, (2) vest in the board the power to alter, within specified limits, the number of directors, (3) permit that a vacancy on the board be filled by the remaining directors and (4) require, unless called by our chairman, chief executive officer, president or the board of directors, the request of stockholders entitled to cast not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders.

Meetings of stockholders

Pursuant to our bylaws, a meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. In addition, our chairman, chief executive officer, president or board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders will also be called by our secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting accompanied by the information required by our bylaws.

Mergers; extraordinary transactions

Under the MGCL, the merger, consolidation, share exchange or transfer of all or substantially all of the assets of a Maryland corporation must be advised by resolution of its board of directors and approved by the stockholders by the vote of two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s articles of incorporation. Our charter provides that the stockholders may approve these transactions by the affirmative vote of a majority of all of the votes entitled to be cast on the matter. However, many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to sell all or substantially all of their assets or merge or consolidate with one or more entities without the approval of our stockholders.

Amendment to our charter and bylaws

Under the MGCL, a Maryland corporation generally cannot amend its articles of incorporation unless advised by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s articles of incorporation.

Except for amendments to the provisions of our charter related to the removal of directors and the vote required to amend the provision regarding amendments to the removal provisions itself (each of which require the affirmative vote of the holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter) and certain amendments described in our charter that require only approval by our board of directors, our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of shares entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Our dissolution

Our charter provides for us to have a perpetual existence. Our dissolution must be approved by a majority of our entire board of directors and the affirmative vote of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter.

Advance notice of director nominations and new business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors at an annual meeting and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder of record who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Our bylaws currently require the stockholder generally to provide notice to the secretary containing the information required by our bylaws not less than 120 days nor more than 150 days prior to the first anniversary of the date of our proxy statement for the solicitation of proxies for election of directors at the preceding year’s annual meeting (or, if we did not mail a proxy statement for the preceding year’s annual meeting, the date of the notice of the preceding year’s annual meeting).

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder of record who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws. Such stockholder may nominate one or more individuals, as the case may be, for election as a director if the stockholder’s notice containing the information required by our bylaws is delivered to the secretary not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., eastern time, on the later of (1) the 90th day prior to such special meeting or (2) the tenth day following the day on which public announcement is first made of the date of the special meeting and the nominees of our board of directors to be elected at the meeting. The stockholder’s notice must include the same information required to be included in a notice delivered in connection with an annual meeting as described in the preceding paragraph.

Anti-takeover effect of certain provisions of Maryland law and of our charter and bylaws

If the applicable exemption in our bylaws is repealed and the applicable resolution of our board of directors is repealed, the control share acquisition provisions and the business combination provisions of the MGCL, respectively, as well as the provisions in our bylaws on removal of directors and filling director vacancies, together with the advance notice and stockholder-requested special meeting provisions of our bylaws, alone or in combination, could serve to delay, deter or prevent a transaction or a change in our control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Indemnification and limitation of directors’ and officers’ liability

Our charter permits us and our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each of our current and former directors and officers from and against any claim or liability to which such persons may become subject or may incur by reason of his or her service as a director or officer or, at our request, as a director, officer, partner, member, manager or director of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. See “Management—Limitation of Liability and Indemnification.” Upon completion of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. See “Certain Relationships and Related Transactions—Indemnification Agreements.”

Additionally, under the terms of our management agreement, we are obligated to indemnify Angelo, Gordon and its affiliates to the extent provided under such agreements.

REIT qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

Our shares of common stock began trading on the NYSE under the symbol “MITT” on July 6, 2011. No prediction can be made as to the effect, if any, that future issuances of common stock or the availability of common stock for future issuances will have on the market price of our common stock prevailing from time to time. Issuances of substantial amounts of common stock, or the perception that such issuances could occur, may affect adversely the prevailing market price of our common stock. See “Risk Factors—Risks Related to this Offering.”

500,000 of our shares of common stock will be “restricted” securities under the meaning of Rule 144 under the Securities Act in addition to any shares of our common stock held by our affiliates, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144. The common stock sold in our IPO, the private placement, and this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are subject to a lock-up agreement or are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. All of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, Rule 144 provides that if (i) one year has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements under such rule. In general, Rule 144 also provides that if (i) six months have elapsed since the date of acquisition of common stock from us or any of our affiliates, (ii) we have been a reporting company under the Exchange Act for at least 90 days and (iii) the holder is not, and has not been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s public information requirements but without regard to the volume limitations, manner of sale provisions or notice requirements under such rule.

In addition, under Rule 144, if (i) one year (or, subject to us being a reporting company under the Exchange Act for at least the preceding 90 days, six months) has elapsed since the date of acquisition of common stock from us or any of our affiliates and (ii) the holder is, or has been, an affiliate of ours at any time during the three months preceding the proposed sale, such holder may sell such common stock in the public market under Rule 144(b)(1) subject to satisfaction of Rule 144’s volume limitations, manner of sale provisions, public information requirements and notice requirements.

Registration rights

We have entered into a registration rights agreement with the purchasers of units and private placement shares in the private placement, our independent directors and our Manager pursuant to which we agreed to register the resale of such common stock upon demand, for offerings filed on or after January 3, 2012. We have also granted such investors the right, for offerings filed on or after January 3, 2012, to include these shares in any registration statements we may file in connection with any future public offerings, subject to the terms of the lock-up arrangements described herein and subject to the right of the underwriters of those offerings to reduce the total number of secondary shares included in those offerings (with such reductions to be proportionately allocated among the selling stockholders participating in those offerings).

We have filed a registration statement on Form S-8 to register the total number of shares of common stock that may be issued under our Equity Incentive Plan, including the restricted common stock granted to our executive officers, other employees of our Manager and our independent directors upon the completion of our initial public offering.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of the material U.S. federal income tax consequences of our election to qualify as a REIT and an investment in our common stock. McDermott Will & Emery LLP has acted as our tax counsel and has reviewed this summary. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “we,” “our,” “us” and “our Company” mean only AG Mortgage Investment Trust, Inc. and not its subsidiaries or other lower tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is also based upon the assumption that our operation and the operation of our subsidiaries and affiliated entities have been and will be in accordance with our charter or our subsidiaries’ respective organizational documents, as the case may be. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	depository institutions;

•	insurance companies;

•	broker dealers;

•	regulated investment companies;

•	holders who receive our common stock through the exercise of employee share options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax;

•	partnerships and trusts;

•	persons who hold our common stock on behalf of another person as nominee; and, except to the extent discussed below:

•	tax exempt organizations; and

•	persons (other than non-U.S. holders, as defined below) whose functional currency is not the U.S. dollar.

This summary assumes that investors hold our common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust which has issued an equity interest to certain types of tax exempt organizations may be subject to a special entity level tax if we make distributions attributable to “excess inclusion income.” See “Taxation of Our Company—Taxable Mortgage Pools and Excess Inclusion Income” below. A similar tax may be payable by persons who hold our common stock as nominee on behalf of such a tax exempt organization. You are urged to consult your tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our common stock.

Taxation of our company

We intend to elect to be taxed as a REIT, commencing with our initial taxable year ending December 31, 2011, upon the filing of our U.S. federal income tax return for such year. We are organized in such a manner as to qualify for taxation as a REIT, and we operate in such a manner as to qualify for taxation as a REIT.

The law firm of McDermott Will & Emery LLP has acted as our counsel in connection with this offering. We have received an opinion of McDermott Will & Emery LLP to the effect that, commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of McDermott Will & Emery LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of McDermott Will & Emery LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, income and the past, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by McDermott Will & Emery LLP or us that we will so qualify for any particular year. McDermott Will & Emery LLP will have no obligation to advise us or the holders of our shares of common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. Uncertainty exists with respect to certain positions taken by the company for purposes of satisfying the gross income and asset tests applicable to REITs, including the treatment of the company as the owner of certain securities that are subject to repurchase agreements. The opinion of McDermott Will & Emery LLP is based, among other things, on the conclusion that the company’s positions are correct, or, alternatively, that the company had reasonable cause for any resultant failure to satisfy the gross asset or income requirements applicable to REITs. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of share ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by McDermott Will & Emery LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that our actual results of operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in general

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Requirements for Qualification—General.” While we have operated and intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we have operated or will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

If we qualify as a REIT, we generally are entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The rate at which most domestic stockholders that are individuals, trusts and estates are taxed on corporate dividends is a maximum of 15% (the same as the rate for long-term capital gains) for taxable years beginning on or prior to December 31, 2012. Dividends received by our stockholders or from other entities that are taxed as REITs are generally not eligible for such 15% rate, however, and will be taxed at rates applicable to ordinary income, subject to certain exceptions. For example, dividends received by our stockholders would generally be subject to tax at the preferred rates applicable to qualified dividend income to the extent such dividends are attributable to dividends paid by one or more “taxable REIT subsidiaries,” or TRS. See “Taxation of Stockholders—Taxation of Taxable Domestic Stockholders—Distributions.”

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass-through to the stockholders of the REIT, subject to special rules for certain items such as capital gains and qualified dividend income recognized by REITs. See “Taxation of Stockholders.”

If we qualify as a REIT, we nonetheless are subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	The earnings of each TRS we own will be subject to U.S. federal corporate income taxation.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including the limitation on deductions of any net operating losses.

•

If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “Prohibited Transactions” and “Foreclosure Property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid a 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., from a TMP or a residual interest in a Real Estate Mortgage Investment Conduit, or REMIC), we could be subject to corporate level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. To the extent that we own a REMIC residual interest or a TMP through a TRS, we will not be subject to this tax directly, but will indirectly bear such tax economically as the stockholder of such a TRS. See “Taxable Mortgage Pools and Excess Inclusion Income” below.

•

If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because there is a reasonable cause for the failure and other applicable requirements are met, we may be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

•

If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below under “Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between a REIT and a TRS that do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten year period following their acquisition from the subchapter C corporation.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our and their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification—general

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(i) that is managed by one or more trustees or directors;

(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(iii) that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(iv) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(v) the beneficial ownership of which is held by 100 or more persons;

(vi) in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax exempt entities); and

(vii) which meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (i) through (iv) must be met during the entire taxable year, and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (v) and (vi) need not be met during an entity’s initial tax year as a REIT (i.e., 2011 in our case). Our charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (v) and (vi) above.

Our charter contains restrictions on ownership or transfer of our stock that are designed to ensure that we satisfy the share ownership requirements. In addition, to monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include the dividends paid by us in their gross income). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record keeping requirements could subject us to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, an entity generally may not elect to become a REIT unless its taxable year is the calendar year. As such, we adopted December 31 as our tax and fiscal year end, thereby satisfying this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “Income Tests,” in cases in which a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

Effect of subsidiary entities

Ownership of partnership interests and disregarded entities. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT.

If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, that subsidiary is generally disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—or is classified as a TRS, the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a TRS or a qualified REIT subsidiary. See “Asset Tests” and “Income Tests.”

Taxable REIT subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly owned, to treat the subsidiary corporation as a TRS. A REIT generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless the corporation elects to be a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such a TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the parent REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS may not deduct its net interest expense in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year determined without regard to such net interest expense (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS exceeded the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We will scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

We may hold a significant amount of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, loans that we originate or buy with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be originated or sold by a TRS. We anticipate that the TRS through which any such sales are made will be treated as a dealer for federal income tax purposes. As a dealer, the TRS will in general mark all the loans it holds on the last day of each taxable year to their market value, and will recognize ordinary income or loss on such loans with respect to such taxable year as if they had been sold for that value on that day. In addition, such TRS will further elect to be subject to the mark-to-market regime described above in the event that the TRS is properly classified as a “trader” as opposed to a “dealer” for U.S. federal income tax purposes.

The same TRS will also be the entity through which most loan modifications are made. See “—Cash/Income, Differences/Phantom Income”. Accordingly, we expect that modified loans held by that TRS will be subject to the same mark-to-market regime as the other assets of the TRS in determining the taxable income of the TRS each year.

We also expect that some or all of the real property that we may acquire by foreclosure or similar process will be held in one or more TRSs and that any income or gain realized with respect to such real property will be subject to corporate income taxation.

Cash/income, differences/phantom income. Due to the nature of the assets in which we invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We acquire debt instruments in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount nevertheless generally is treated as “market discount” for U.S. federal income tax purposes. Market discount on a debt instrument accrues on the basis of the constant yield to maturity of the debt instrument, and is reported as income when, and to the extent that, any payment of principal of the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If that turned out not to be the case, and we eventually collected less on the debt instrument than the amount we paid for it plus the market discount we had previously reported as income, there would be a bad debt deduction available to us at that time. Nevertheless, our ability to benefit from that bad debt deduction would depend on our having taxable income in that later taxable year. REITs may not carry back net operating losses, so this possible “income early, losses later” phenomenon could adversely affect us and our stockholders if it were persistent and in significant amounts.

Many of the mortgage-backed securities that we buy have been issued with original issue discount. In general, we are required to accrue original issue discount based on the constant yield to maturity of the mortgage-backed securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question is determined and income is accrued based on the assumption that all future payments due on mortgage-backed securities in question will be made, with consequences similar to those described in the previous paragraph if all payments on the mortgage-backed securities are not made.

In addition, pursuant to our investment strategy, including our involvement in public-private joint ventures with the federal government, or otherwise, we may acquire distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury Regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize income to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, and would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by our TRS treated as dealer as described in the immediately preceding section of this discussion, such a TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS would recognize a loss at the end of the taxable year in which the modification were made to the extent the fair market value of such debt instrument were less than its principal amount after the modification.

In addition, in the event that any debt instruments or mortgage-backed securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event a borrower with respect to a particular debt instrument acquired by us encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Income tests

To qualify as a REIT, we annually must satisfy two gross income requirements. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans collateralized by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as “qualified temporary investment income.” “Qualified temporary investment income” includes any income which is (i) attributable to stock or debt instruments, (ii) attributable to the temporary investment of “new capital” (i.e., generally, any amount received by a REIT in exchange for its stock (other than pursuant to a dividend reinvestment plan) or certain public offerings of certain of its debt obligations), and (iii) received or accrued during the one-year period beginning on the date on which the REIT received such capital. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest and gain from the sale or disposition of stock or securities, none of which need have any relation to real property. Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is collateralized by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is collateralized by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income may be apportioned between the real property and the other collateral, and our income from the arrangement may qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not collateralized by real property, or is undercollateralized, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests if the property is not held as inventory or dealer property.

To the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower. This limitation does not apply, however, where the borrower leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had we earned the income directly.

We invest in mortgage-backed securities that are pass-through certificates. We believe that the mortgage-backed securities are treated either as interests in a grantor trust or as interests in a REMIC for federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we are treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of mortgage-backed securities treated as interests in a REMIC, income derived from REMIC interests generally is treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from mortgage-backed securities will be qualifying income for purposes of the REIT gross income tests.

As described in “Business—Target Asset Classes” we may purchase RMBS through TBAs and may recognize income or gains from the disposition of those TBAs through dollar roll transactions. See also “Business—Our Hedging Strategy” and “Business—Our Financing Strategy.” There is no direct authority with respect to the qualifications of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. We will not treat these items as qualifying for purposes of the 75% gross income test unless we receive advice from our counsel that such income and gains should be treated as qualifying for purposes of the 75% gross income test. As a result, our ability to enter into TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.

We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such non-REIT dividends will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from another REIT, however, will be qualifying income in our hands for purposes of both the 95% and 75% income tests.

We may earn income from fees in certain circumstances. Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

Any income or gain derived by us or our pass-through subsidiaries from (i) instruments that hedge risks of changes in interest rates, with respect to indebtedness incurred or to be incurred by us or our pass-through subsidiaries in order to acquire or carry “real estate assets” (as described below under “Asset Tests”) or (ii) any a transaction primarily entered into to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the either the 95% gross income test or the 75% gross income test will be excluded from gross income for purposes of the 95% gross income test and the 75% gross income test, provided that specified requirements are met, including that the instrument be properly identified as a hedge, along with the risk that it hedges, within prescribed time periods.

Income and gain from all other hedging transactions will only be qualifying income for purposes of the 95% and 75% income tests if the hedge meets certain requirements and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

To the extent we recognize any foreign currency gain with respect to income that qualifies for purposes of the 75% gross income test, then such foreign currency gain will not constitute gross income for purposes of the 75% and 95% gross income tests. To the extent we recognize any foreign currency gain with respect to income that qualifies for purposes of the 95% gross income test, then such foreign currency gain will not constitute gross income for purposes of the 95% gross income test, but will generally be included in gross income and treated as nonqualifying income for purposes of the 75% gross income test, except to the extent that such foreign currency gain qualifies pursuant to the immediately preceding sentence.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if our failure to meet the gross income tests was due to reasonable cause and not due to willful neglect and we file a schedule of the source of our gross income in accordance with Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed based upon the amount by which we fail to satisfy the particular gross income test.

Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Asset tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.

A significant portion of our assets may be held from time to time in TRSs, and the need to satisfy the requirement that securities held by TRSs not exceed 25% of the value of our assets may require dividends to be distributed by such TRSs to us at times when it may be beneficial to keep such assets in the TRSs. We may, in turn, distribute all or a portion of such dividends to our stockholders, at times when we might not otherwise wish to declare and pay such dividends. See “Annual Distribution Requirements”. TRS distributions classified as dividends, however, will generally not constitute “good” income for purposes of the 75% gross income test discussed above. It is possible that we may wish to distribute a dividend from a TRS in order to reduce the value of our TRSs below 25% of our assets, but be unable to do so without violating the requirement that 75% of our gross income in the taxable year be derived from real estate assets. Although there are other measures we can take in such circumstances in order to remain in compliance, there can be no assurance that we will be able to comply with both of these tests in all market conditions.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non mortgage debt held by us that is issued by another REIT will generally not so qualify (however, debt issued by REITs will not be treated as “securities” for purposes of the 10% value test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time period.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time period.

Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt.” A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non governmental entity, (e) any security (including debt securities) issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.

We invest in mortgage-backed securities that are either pass-through certificates or CMOs. We believe that the mortgage-backed securities are treated either as interests in grantor trusts or as interests in REMICs for federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we are treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We believe that substantially all of our mortgage-backed securities treated as interests in grantor trust qualify as real estate assets.

Any interests in a REMIC held by us or our pass-through subsidiaries generally qualify as real estate assets, and income derived from REMIC interests generally is treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction of any otherwise applicable income tax treaty, to the extent allocable to foreign stockholders. Moreover, any excess inclusion income received by a REIT that is allocable to specified categories of tax exempt investors which are not subject to unrelated business income tax, such as government entities, will be subject to corporate level income tax in the REIT’s hands, whether or not it is distributed. See “—Taxable Mortgage Pools and Excess Inclusion Income.”

As described in “Business—Our Financing Strategy” and “Business—Our Hedging Strategy,” we may purchase RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or government securities for purposes of the 75% asset test and we will not treat TBAs as such unless we receive advice of our counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test. As a result, our ability to purchase TBAs could be limited. Moreover, even if we were to receive advice of counsel as described in the preceding sentence, it is possible that the IRS could assert that TBAs are not qualifying assets in which case we could be subject to a penalty tax or fail to qualify as a REIT if such assets, when combined with other non-real estate assets, exceed 25% of our gross assets.

We have entered into sale and repurchase agreements under which we nominally sell certain of our Agency RMBS to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. We believe that we are treated for REIT asset and income test purposes as the owner of the Agency RMBS that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Revenue Procedure 2011-16 discusses a modification of a mortgage loan which (or an interest in which) is held by a REIT if the modification was occasioned by a default on the loan or the modification satisfies both of the following conditions: (a) based on all the facts and circumstances, the REIT or servicer of the loan (the “pre-modified loan”) reasonably believes that there is a significant risk of default of the pre-modified loan upon maturity of the loan or at an earlier date, and (b) based on all the facts and circumstances, the REIT or servicer reasonably believes that the modified loan presents a substantially reduced risk of default, as compared with the pre-modified loan. Revenue Procedure 2011-16 provides that a REIT may treat a modification of a mortgage loan described therein as not being a new commitment to make or purchase a loan for purposes of apportioning interest on that loan between interest with respect to real property or other interest. The modification will also not be treated as a prohibited transaction. Further, with respect to the REIT asset test, the IRS will not challenge the REIT’s treatment of a loan as being in part a “real estate asset” if the REIT treats the loan as being a real estate asset in an amount equal to the lesser of (a) the value of the loan as determined under applicable Treasury Regulations, or (b) the loan value of the real property securing the loan as determined under applicable Treasury Regulations and Revenue Procedure 2011-16.

We believe that our holdings of securities and other assets comply with the foregoing REIT asset requirements, and we monitor compliance on an ongoing basis. No independent appraisals have been or will be obtained, however, to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual distribution requirements

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of

(1) 90% of our “REIT ordinary taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and

(2) 90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.

These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. For distributions to be counted for this purpose, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares within a particular class, and is in accordance with the preferences among different classes of shares as set forth in the REIT’s organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT ordinary taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their common stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent of current earnings or profits for such tax year.

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which we have paid corporate income tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) the inclusion of items in income by us for U.S. federal income tax purposes. This may be especially an issue with respect to our investments in distressed or modified debt instruments. See “—Effect of Subsidiary Entities—Cash/Income Differences/Phantom Income.” In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to make distributions in the form of our shares or taxable in kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to qualify

If we fail to satisfy one or more requirements for REIT qualification during our 2011 or subsequent taxable years, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above under “Income Tests” and “Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates (through taxable years beginning on or before December 31, 2012), and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the taxable year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Prohibited transactions

Net income derived by a REIT from a prohibited transaction is subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(1) of the Internal Revenue Code) and any foreign currency loss (as defined in Section 988(b)(2) of the Internal Revenue Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by us will not be treated as property held for sale to customers, or that we can comply with certain safe harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. Therefore, in order to avoid the prohibited transactions tax, we intend to engage in certain sales of loans and other activities that could potentially give rise to income from a prohibited transaction through a TRS and not at the REIT level.

Foreclosure property

Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and collateralized by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. To the extent that we receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Taxable mortgage pools and excess inclusion income

An entity, or a portion of an entity, may be classified as a TMP under the Internal Revenue Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (iii) the entity has issued debt obligations (liabilities) that have two or more maturities, and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. We may enter into transactions that could result in us or a portion of our assets being treated as a TMP for U.S. federal income tax purposes. Specifically, we may securitize our assets and such securitizations will likely result in us owning interests in a TMP.

If a REIT owns, directly or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders.

If we own less than 100% of the ownership interests in a subsidiary that is a TMP, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for U.S. federal income tax purposes, and would be subject to corporate income tax. In addition, this characterization would alter the REIT income and asset test calculations, which could adversely affect our compliance with those requirements. We do not expect that we would form any subsidiary that would become a TMP, in which we own some, but less than all, of the ownership interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

The Treasury Department has not yet issued regulations to govern the treatment of stockholders of a REIT, a portion of which is a TMP, as described below. A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.”

The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “—Taxation of Stockholders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated from a TMP to a tax exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholder by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury Regulations provide that such a reduction in distributions would not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “—Annual Distribution Requirements.” The Company intends to minimize its excess inclusion income.

The manner in which excess inclusion income is calculated is not clear under current law. As required by IRS guidance, we intend to make such determinations based on what we believe to be a reasonable method. However, there can be no assurance that the IRS will not challenge our method of making any such determinations. If the IRS were to disagree with any such determinations made or with the method used by us, the amount of any excess inclusion income required to be taken into account by one or more stockholders (as described above) could be significantly increased. Tax exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Taxation of stockholders

Taxation of taxable domestic stockholders

Distributions. Provided that we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, generally are taken into account by them as ordinary income and are not eligible for the dividends received deduction for corporations. With certain exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates (15% maximum U.S. federal income tax rate through taxable years beginning on or before December 31, 2012) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), (ii) dividends received by the REIT from TRSs or other taxable C corporations, or (iii) income in the prior taxable year from the sales of “built in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Distributions from us that are designated as capital gain dividends generally are taxed to stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder has held its shares. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for U.S. federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. See “Taxation of Our Company—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through taxable years beginning on or before December 31, 2012) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of current and accumulated earnings and profits generally represent a return of capital and are not taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made, but rather reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, they are included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “Taxation of Our Company—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources. In addition, any distributions made with respect to such tax years into which net operating losses have been carried forward from prior tax years will nevertheless be taxable as dividends to the extent of current earnings or profits for such tax year.

If excess inclusion income from a TMP or REMIC residual interest is allocated to any of our stockholders, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “Taxation of Our Company—Taxable Mortgage Pools and Excess Inclusion Income.”

Dispositions of our shares. In general, a stockholder must treat any gain or loss recognized upon a sale or other disposition of our shares as capital gain or loss. Any capital gains recognized by individuals, trusts and estates upon the sale or disposition of our shares generally are treated as long-term capital gains and are subject to a maximum U.S. federal income tax rate of 15% (through taxable years beginning on or before December 31, 2012) if the shares are held for more than one year, and are treated as short-term capital gains taxed at ordinary income rates if the shares are held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our shares held for more than one year at the time of disposition are considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a stockholder who has held the shares for six months or less, after applying holding period rules, is treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You are encouraged to consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares or securities, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants (including their advisors) in the transactions involving us might be subject to disclosure or other requirements pursuant to these regulations.

Medicare tax on unearned income. For taxable years beginning after December 31, 2012, a U.S. stockholder that is an individual is subject to a 3.8% tax on the lesser of (1) his or her “net investment income” for the relevant taxable year or (2) the excess of his or her modified gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to certain estates and trusts. Net investment income generally would include dividends on our stock and gain from the sale of our stock. If you are a U.S. stockholder that is an individual, an estate or a trust, you are urged to consult your tax advisors regarding the applicability of this tax to your income and gains in respect of your investment in our common stock.

Information reporting and backup withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

(a) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

(b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

Any amount paid as backup withholding will be creditable against your income tax liability.

Taxation of foreign stockholders

The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our shares applicable to non-U.S. holders of our shares. A “non-U.S. holder” is any person other than:

(a) a citizen or resident of the U.S.;

(b) a corporation or partnership created or organized under the laws of the U.S., or of any state thereof, or the District of Columbia;

(c) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

(d) a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

The discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation. Foreign stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local and foreign income and other tax consequences of owning our common stock.

In general. For most foreign investors, investment in a REIT that invests principally in mortgage loans and mortgage-backed securities is not the most tax-efficient way to invest in such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Internal Revenue Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the U.S.

Ordinary dividends. The portion of distributions received by non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. holder are subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates are not available to the extent that income is attributable to our excess inclusion income allocable to the foreign stockholder. See “Taxation of Our Company—Taxable Mortgage Pools and Excess Inclusion Income.”

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the dividend income from a non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Non-dividend distributions. Unless our common stock constitute a U.S. real property interest, or a USRPI, which we do not anticipate, distributions by us which are not dividends out of our earnings and profits are not subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, generally the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. However, if, contrary to our expectation, our common stock constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital gain dividends. Under FIRPTA, a distribution made by us to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, is, except as described below, considered effectively connected with a U.S. trade or business of the non-U.S. holder and is subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. See above under “—Ordinary Dividends” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we are required to withhold tax equal to 35% of the maximum amount of capital gain dividends that we could have designated in a taxable year, to the extent such capital gain dividends are attributable to USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, a distribution is not a USRPI capital gain if the underlying asset that was sold represented an interest held by us solely as a creditor, which is likely to be the case for a substantial majority of our assets. Capital gain dividends received by a non-U.S. holder from a REIT that are attributable to dispositions by that REIT of assets other than USRPIs are not subject to U.S. income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. holder will incur a 30% tax on his, her or its capital gains.

Notwithstanding the foregoing, capital gain dividends attributable to USRPI capital gains paid by us to non-U.S. holders are not subject to FIRPTA (and are generally treated the same as an ordinary dividend from us (see “Ordinary Dividends”)) if the capital gain dividends are paid with respect to a class of our shares that is regularly traded on an established securities market in the U.S., as long as the non-U.S. holder has not owned more than 5% of such class of shares at any time during the one year period ending on the date such dividend is received. However, there can be no assurance that our common stock will be regularly traded on an established securities market within the meaning of this provision.

Dispositions of our common stock. Unless our common stock constitutes a USRPI, which we do not anticipate, a sale of the shares by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our shares will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the U.S., excluding, for this purpose, interests in real property held solely as a creditor. We expect that most of our assets throughout any relevant testing period will not be real property, but instead will constitute debt instruments, or securities treated as debt instruments, and stock in TRSs.

Even if, contrary to our expectations, the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. We also expect for the reason given above in “—In General” that we will be a domestically controlled qualified investment entity and, therefore, that the gain on the sale of our common stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be a domestically controlled qualified investment entity.

If our common stock constitutes a USRPI and we do not constitute a domestically controlled qualified investment entity, but our common stock becomes “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a non-U.S. holder’s sale of common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of our outstanding common stock at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non resident alien individuals, and the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that is not otherwise subject to FIRPTA is nonetheless taxable in the U.S. to a non-U.S. holder in two cases: (a) if the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder is subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual is subject to a 30% tax on the individual’s capital gain.

Estate Tax. Our common stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the U.S. at the time of death is includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Recent Legislation Relating to Foreign Accounts

Legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends, interest and sales proceeds to U.S. stockholders (who own stock through foreign accounts or foreign intermediaries) and certain non-U.S. stockholders. The legislation imposes, after December 31, 2013, a 30% withholding tax on dividends on, and, after December 31, 2014, gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign non-financial entity, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Prospective investors should consult their tax advisors regarding this legislation.

Taxation of tax exempt stockholders

Tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax exempt stockholder), and (ii) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax exempt stockholder except as described in the following paragraph.

To the extent, however, that we (or a part of us, or a disregarded subsidiary of ours) are a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax exempt stockholder that is allocable to excess inclusion income will be subject to tax as UBTI. If, however, excess inclusion income is allocable to some categories of tax exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case and to the extent feasible, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax or we may bear such tax as a general corporate expense. See “Taxation of Our Company—Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Tax exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension held REIT.” We will not be a pension held REIT unless we are required to “look through” one or more pension trust stockholders in order to satisfy the REIT closely held rules and either (A) one pension trust owns more than 25% of the value of our common stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our common stock, collectively owns more than 50% of such shares. Certain restrictions on ownership and transfer of our common stock should generally prevent a tax exempt entity from owning more than 10% of the value of our common stock, or us from becoming a pension held REIT.

Tax exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state and local and foreign income and other tax consequences of owning our common stock.

Other tax considerations

Tax aspects of our investments in partnerships

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes. In general, partnerships and limited liability companies are “pass-through” entities which are not subject to U.S. federal income tax. Rather, partners and members are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership or limited liability company, and are potentially subject to tax thereon, without regard to whether the partners or members receive a distribution from the partnership or limited liability company. We will include our proportionate share of the foregoing items of the partnerships and limited liability companies we hold an interest in for purposes of the various REIT income tests and in the computation of our REIT taxable income. See “Taxation of Our Company—Income Tests.” Any resultant increase in our REIT taxable income will increase our distribution requirements (see “Taxation of Our Company—Annual Distribution Requirements”), but will not be subject to U.S. federal income tax in our hands provided that the income is distributed by us to our stockholders. Moreover, for purposes of the REIT asset tests (see “Taxation of Our Company—Asset Tests”), we will include our proportionate share of assets held by such partnerships and limited liability companies.

Classification as partnerships

In order for a partnership or limited liability company to be classified for U.S. federal income tax purposes as a partnership (or an entity that is disregarded for U.S. federal income tax purposes if the entity has only one owner or member), it must not be taxable as a corporation or an association taxable as a corporation for U.S. federal income tax purposes. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for U.S. federal income tax purposes if it:

•	is treated as a partnership under the Treasury Regulations relating to entity classification (the “check the box regulations”); and

•	is not a “publicly traded” partnership.

Under the check the box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for U.S. federal income tax purposes. We intend that any partnership or limited liability company in which we hold an interest will be classified as a partnership for U.S. federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for U.S. federal income tax purposes, but will not be so treated for any taxable year if for such taxable year and each preceding taxable year at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”). We have not requested, and do not intend to request, a ruling from the IRS that any partnership or limited liability company in which we hold an interest will be classified as partnerships that are not taxable as corporations for U.S. federal income tax purposes. If for any reason any partnership or limited liability company in which we hold an interest were taxable as a corporation, rather than as a partnership, for U.S. federal income tax purposes, we might not qualify as a REIT. See “Taxation of Our Company—Income Tests,” “Taxation of Our Company—Asset Tests” and “Taxation of Our Company—Failure to Qualify.” In addition, any change in a partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Taxation of Our Company—Annual Distribution Requirements.” Further, items of income and deduction of such partnership would not pass-through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such partnership’s taxable income.

Tax allocations with respect to partnership properties

Under the Internal Revenue Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Legislative or other actions affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, local and foreign taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of us and our stockholders may not conform to the U.S. federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes incurred by us do not pass-through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors are encouraged to consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock or other securities.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Stifel, Nicolaus & Company, Incorporated, have severally agreed to purchase from us the following respective number of our shares of common stock at an offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Stifel, Nicolaus & Company, Incorporated

Total

In connection with this offering, the underwriters and Jonathan Lieberman, our chief investment officer, portfolio manager, a director and managing director of Angelo, Gordon, have agreed that Jonathan Lieberman may purchase up to 25,000 shares of our common stock in this offering at the public offering price.

The underwriting agreement provides that the obligations of the several underwriters to purchase our shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of our shares of common stock offered by this prospectus, other than those covered by the option to purchase additional shares, described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer our shares of common stock at the offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $             per share under the offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the offering, representatives of the underwriters may change the offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional of our shares of common stock at the offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of our shares of common stock to be purchased by it in the above table bears to the total number of our shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares of common stock on the same terms as those on which the 4,000,000 shares are being offered.

The underwriting discounts and commissions per share are equal to the offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares:

Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares

Discounts and commissions paid by us	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $266,460.

We and our Manager have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

We and each of our officers and directors have agreed not to, directly or indirectly, offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our shares of common stock or other securities convertible into or exchangeable or exercisable for our shares of common stock or derivatives of our shares of common stock owned by these persons prior to this offering or shares of common stock issuable upon exercise of options or warrants held by these persons for a period of 45 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the representatives of the underwriters. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, but our agreement will not apply in respect of shares we may issue pursuant to existing equity incentive plans. There are no agreements between the representatives and any of our shareholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 45-day period.

Notwithstanding the foregoing, if, subject to certain exceptions, (i) during the last 17 days of the 45-day restricted period we release earnings results or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 45-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 45-day period, the above restrictions continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell our shares of common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

Naked short sales are any sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our shares of common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our shares of common stock. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

New York Stock Exchange

Our common stock is listed on the NYSE under the symbol “MITT.”

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, and other commercial banking and financial advisory services in the ordinary course of business with us and our affiliates for which they received customary compensation. Deutsche Bank Securities Inc. and its affiliates, and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated regularly provide lending facilities (repurchase transactions and warehouse facilities) to Angelo, Gordon, its affiliates and certain of its private funds and Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are currently acting and have in the past acted as hedging counterparty for some of Angelo, Gordon’s affiliates and private funds. They have received, or may in the future receive, customary fees and commissions for these transactions. As of the date of this prospectus, we have certain obligations under repurchase agreements outstanding with affiliates of Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and we may from time to time enter into repurchase agreements and similar financing arrangements relating to certain mortgage-backed securities with certain of the underwriters upon the completion of this offering. In addition, subsidiaries and affiliates of Angelo, Gordon have engaged in routine trading of equities and fixed income securities with certain of the underwriters.

In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State (other than a Relevant Member State where there is a Permitted Public Offer) who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within

Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by McDermott Will & Emery LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of McDermott Will & Emery LLP. Saul Ewing LLP, Baltimore, Maryland, will pass upon the validity of the common stock sold in this offering and certain other matters of Maryland law. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The balance sheet as of April 1, 2011 included in this prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov.

Upon completion of our IPO, we became subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS OF

AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30. 2011	April 1, 2011
Assets
Real Estate securities, at fair value
Agency—$1,127,762,195 pledged as collateral	$1,207,272,751	$—
Non-Agency—$29,911,229 pledged as collateral	58,376,699	—
CMBS—$6,444,820 pledged as collateral	12,741,260	—
ABS—$4,999,405 pledged as collateral	4,999,405	—
Linked transactions, net, at fair value	10,691,262	—
Cash and cash equivalents	61,458,348	1,000
Restricted cash	4,299,047	—
Interest receivable	4,112,253	—
Derivative assets, at fair value	1,742,156	—
Prepaid expenses	527,217	—

Total Assets	1,366,220,398	1,000

Liabilities
Repurchase agreements	$1,088,735,885	$—
Payable on unsettled trades	54,740,684	—
Interest payable	1,032,158	—
Derivative liabilities, at fair value	8,491,027	—
Dividend payable	4,004,400	—
Due to affiliates	1,295,090	—
Accrued expenses	507,451	—

Total Liabilities	1,158,806,695	—

Stockholders’ Equity (Deficit)
Common stock, par value $0.01 per share; 450,000,000 shares of common stock authorized and 10,005,000 shares issued and outstanding	100,050	1
Additional paid-in capital	198,116,829	999
Retained earnings	9,196,824	—

	207,413,703	1,000

Total Liabilities & Equity	$1,366,220,398	$1,000

The accompanying notes are an integral part of these consolidated financial statements.

AG Mortgage Investment Trust Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30, 2011	Period from March 7, 2011 to September 30, 2011
Net Interest Income
Interest income	$8,726,394	$8,726,394
Interest expense	590,247	590,247

	8,136,147	8,136,147

Other Income (Loss)
Net realized gain	4,291,139	4,291,139
Gain (loss) on linked transactions, net	204,727	204,727
Realized loss on periodic interest settlements of interest rate swaps, net	(986,502)	(986,502)
Unrealized gain (loss) on derivative instruments, net	(6,562,093)	(6,562,093)
Unrealized gain (loss) on real estate securities	9,694,455	9,694,455

	6,641,726	6,641,726

Expenses
Management fee to affiliate	742,557	742,557
Other operating expenses	818,274	834,092

	1,560,831	1,576,649

Net income (loss)	$13,217,042	$13,201,224

Earnings Per Share of Common Stock
Basic	$1.42	$3.20
Diluted	$1.41	$3.18

Weighted Average Number of Shares of Common Stock Outstanding
Basic	9,339,516	4,130,940
Diluted	9,383,253	4,150,285
Dividends Declared per Share of Common Stock	$0.40

AG Mortgage Investment Trust Inc. and Subsidiaries

Consolidated Statement of Stockholders’ Equity

For the period from March 7, 2011 to September 30, 2011

(Unaudited)

	Common Stock		Preferred Stock		Additional Paid-in- Capital	Retained Earnings	Total
	Shares	Amount	Shares	Amount
Balance at March 7, 2011	—	$—	—	$—	$—	$—	$—
Issuance of common stock	10,005,100	100,051	—	—	200,000,949	—	200,101,000
Offering costs	—	—	—	—	(1,985,394)	—	(1,985,394)
Repurchase of shares at issue price	(100)	(1)	—	—	(999)	—	(1,000)
Dividends declared	—	—	—	—	—	(4,004,400)	(4,004,400)
Amortization of equity based compensation	—	—	—	—	102,273	—	102,273
Net income (loss)	—	—	—	—	—	13,201,224	13,201,224

Balance at September 30, 2011	10,005,000	100,050	—	—	198,116,829	9,196,824	207,413,703

The accompanying notes are an integral part of these consolidated financial statements.

AG Mortgage Investment Trust Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Period from March 7, 2011 to September 30, 2011
Cash Flows from Operating Activities
Net income (loss)	$13,201,224
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Realized Gains	(4,291,139)
Net accretion of premium related to real estate securities	1,218,969
Unrealized losses (gains) on linked transactions, net	141,183
Unrealized losses (gains) on derivative instruments, net	6,562,093
Unrealized losses (gains) on real estate securities	(9,694,455)
Equity based compensation expense	102,273
Increase/decrease in operating assets/liabilities:	—
Increase in prepaid expense	(527,217)
Increase in interest receivable	(4,112,253)
Increase in interest payable	1,032,158
Increase in due to affiliates	742,557
Increase in other liabilities	507,451

Net cash provided by (used in) operating activities	4,882,844

Cash Flows from Investing Activities
Purchase of real estate securities	(1,551,839,634)
Purchase of securities underlying linked transactions	(50,394,201)
Proceeds from sale of real estate securities	316,603,583
Principal repayments on securities	19,338,127
Principal repayments on securities underlying linked transactions	1,418,165
Purchase of credit derivatives	204,133
Payments received from credit derivatives	17,355
Restricted cash provided by (used in) investment activities	(3,397,127)

Net cash provided by (used in) investing activities	(1,268,049,599)

Cash Flows from Financing Activities
Proceeds from issuance of common stock	200,101,000
Repurchase of shares	(1,000)
Payment of offering costs	(1,432,862)
Borrowings under repurchase agreements	2,220,836,797
Borrowings under repurchase agreements underlying linked transactions	38,932,000
Repayments of repurchase agreements	(1,132,100,912)
Repayments of repurchase agreements underlying linked transactions	(808,000)
Collateral held by derivative counterparty	(631,920)
Collateral held by repurchase counterparty	(270,000)

Net cash provided by (used in) financing activities	1,324,625,103

Net change in cash	61,458,348
Cash, Beginning of Period	—

Cash, End of Period	$61,458,348

Supplemental disclosure of non-cash financing activities:
Common stock dividends declared but not paid	$4,004,400

The accompanying notes are an integral part of these consolidated financial statements.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

1. Organization

AG Mortgage Investment Trust, Inc. (the “Company”) was organized in the state of Maryland on March 1, 2011. The Company is focused on investing in, acquiring and managing a diversified portfolio of residential mortgage-backed securities, or RMBS, issued or guaranteed by a government-sponsored enterprise such as Fannie Mae or Freddie Mac, or any agency of the U.S. Government such as Ginnie Mae (collectively, “Agency RMBS”), and other real estate-related securities and financial assets, including Non-Agency RMBS, CMBS and ABS.

Non-Agency RMBS represent fixed- and floating-rate residential non-Agency RMBS, including investment grade and non-investment grade classes. The mortgage loan collateral for residential non-Agency RMBS consists of residential mortgage loans that do not generally conform to underwriting guidelines issued by U.S. government agencies or U.S. government-sponsored entities.

Commercial Mortgage Backed Securities (“CMBS”) represent investments of fixed- and floating-rate CMBS, including investment grade and non-investment grade classes. CMBS will be secured by, or evidence ownership interest in, a single commercial mortgage loan or a pool of commercial mortgage loans.

Asset Backed Securities (“ABS”) investments are securitized investments similar to the aforementioned investments except the underlying assets are diverse, not only representing real estate related assets.

Collectively, we refer to all assets types as Real Estate Securities.

On March 7, 2011, AG Funds, L.P. (“AG Funds”), a Delaware limited liability company, entered into a subscription agreement with the Company and agreed to purchase 100 shares of common stock for $1,000. The subscription amount was received by the Company on April 1, 2011 making AG Funds the sole stockholder of the Company. The Company subsequently completed an initial public offering on July 6, 2011 and concurrently repurchased the 100 shares from AG Funds at their issue price.

The Company is externally managed by AG REIT Management, LLC (the “Manager”), a newly formed subsidiary of Angelo, Gordon & Co., L.P. (“Angelo, Gordon”), a privately-held, SEC-registered investment adviser.

The Company intends to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code commencing with its taxable period ending on December 31, 2011.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, AG MIT, LLC and AG MIT II, LLC. All intercompany balances and transactions have been eliminated.

2. Summary of Significant Accounting Policies

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In the opinion of management, all adjustments considered necessary for a fair presentation for the interim period of the Company’s financial position, results of operations and cash flows have been included and are of a normal and recurring nature. The operating results presented for interim periods are not necessarily indicative of the results that may be expected for any other interim period or for the entire year.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Cash and cash equivalents

Cash is comprised of cash on deposit with financial institutions. We classify highly liquid investments with original maturities of three months or less from the date of purchase as cash equivalents. We place our cash and cash equivalents with high credit quality institutions to minimize credit risk exposure.

Offering and organization costs

The Company incurred offering and organization costs in connection with arranging the Company’s initial public offering (the “IPO”) of its common stock. The offering and other organization costs of the IPO were paid out of the proceeds of the offering. Offering costs have been accounted for as a reduction of additional paid-in-capital. Costs incurred to organize the Company have been expensed as incurred. The Company’s obligation to pay for organization and offering expenses incurred is capped at 1% of the total gross proceeds from the IPO and the concurrent private placement, and the Manager paid for such expenses incurred above the cap. See Note 9 for further details.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

Net income (loss) per share

In accordance with the provisions of Accounting Standards Codification (“ASC”) 260, “Earnings per Share,” the Company calculates basic income per share by dividing net income (loss) for the period by weighted-average shares of the Company’s common stock outstanding for that period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options, warrants and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

Valuation of financial instruments

The fair value of the financial instruments that we record at fair value will be determined by the Manager, subject to oversight of the board of directors, and in accordance with ASC 820, “Fair Value Measurements and Disclosures.” When possible, we expect to determine fair value using independent data sources. ASC 820 establishes a hierarchy that prioritizes the inputs to valuation techniques giving the highest priority to readily available unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) when market prices are not readily available or reliable. The three levels of the hierarchy under ASC 820 are described below:

•	Level I – Quoted prices in active markets for identical assets or liabilities.

•	Level II – Prices determined using other significant observable inputs. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

•

Level III – Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Company’s assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Accounting for real estate securities

Our investments in real estate securities are recorded in accordance with ASC 320. We have chosen to make a fair value election pursuant to ASC 825 for our Real Estate securities portfolio. The Real Estate securities are recorded at fair market value on our balance sheet and the period change in fair market value is recorded in current period earnings on our consolidated statement of operations as a component of “Unrealized gain (loss) on real estate securities”.

These investments generally meet the requirements to be classified as available for sale under ASC 320-10-25, Debt and Equity Securities, which requires the securities to be carried at fair value on the Consolidated Balance Sheet with changes in fair value charged to other comprehensive income, a component of Stockholders’ Equity. Electing the fair value option allows the Company to record changes in fair value in the Statement of Operations, which, in management’s view, more appropriately reflects the results of our operations for a particular reporting period as all securities activities will be recorded in a similar manner.

The cost of positions sold is calculated using a FIFO basis. Realized gains and losses on sales of Real Estate securities are recorded in earnings at the time of disposition.

Investment consolidation

For each investment we make, we will evaluate the underlying entity that issued the securities we acquired or to which we make a loan to determine the appropriate accounting. A similar analysis will be performed for each entity with which we enter into an agreement for management, servicing or related services. In performing our analysis, we will refer to guidance in ASC 810-10, “Consolidation.” In situations where we are the transferor of financial assets, we will refer to the guidance in ASC 860-10 “Transfers and Servicing.”

In variable interest entities, or VIEs, an entity is subject to consolidation under ASC 810-10 if the equity investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity’s activities or are not exposed to the entity’s losses or entitled to its residual returns. VIEs within the scope of ASC 810-10 are required to be consolidated by their primary beneficiary. The primary beneficiary of a VIE is determined to be the party that has both the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. This determination can sometimes involve complex and subjective analyses. Further, ASC 810-10 also requires ongoing assessments of whether an enterprise is the primary beneficiary of a VIE. In accordance with ASC 810-10, all transferees, including variable interest entities, must be evaluated for consolidation. If we were to treat securitizations as sales in the future, we will analyze the transactions under the guidelines of ASC 810-10 for consolidation.

We may periodically enter into transactions in which we sell assets. Upon a transfer of financial assets, we will sometimes retain or acquire senior or subordinated interests in the related assets. Pursuant to ASC 860-10, a determination must be made as to whether a transferor has surrendered control over transferred financial assets. That determination must consider the transferor’s continuing involvement in the transferred financial asset, including all arrangements or agreements made contemporaneously with, or in contemplation of, the transfer, even if they were not entered into at the time of the transfer. The financial components approach under ASC 860-10 limits the circumstances in which a financial asset, or portion of a financial asset, should be derecognized when the transferor has not transferred the entire original financial asset to an entity that is not consolidated with the transferor in the financial statements being presented and/or when the transferor has continuing involvement with the transferred financial asset. It defines the term “participating interest” to establish specific conditions for reporting a transfer of a portion of a financial asset as a sale.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Under ASC 860-10, after a transfer of financial assets that meets the criteria for treatment as a sale—legal isolation, ability of transferee to pledge or exchange the transferred assets without constraint and transferred control—an entity recognizes the financial and servicing assets it acquired or retained and the liabilities it has incurred, derecognizes financial assets it has sold and derecognizes liabilities when extinguished. The transferor would then determine the gain or loss on sale of mortgage loans by allocating the carrying value of the underlying mortgage between securities or loans sold and the interests retained based on their fair values. The gain or loss on sale is the difference between the cash proceeds from the sale and the amount allocated to the securities or loans sold. When a transfer of financial assets does not qualify for sale accounting, ASC 860-10 requires the transfer to be accounted for as a secured borrowing with a pledge of collateral.

From time to time, we may securitize mortgage loans we hold if such financing is available. These transactions will be recorded in accordance with ASC 860-10 and will be accounted for as either a “sale” and the loans will be removed from our balance sheet or as a “financing” and will be classified as “securitized loans” on our balance sheet, depending upon the structure of the securitization transaction. ASC 860-10 is a complex standard that may require us to exercise significant judgment in determining whether a transaction should be recorded as a “sale” or a “financing.”

Interest income recognition

Interest income on our real estate securities portfolio is accrued based on the actual coupon rate and the outstanding principal balance of such securities. Premiums and discounts are amortized or accreted into interest income over the lives of the securities using the effective yield method, as adjusted for actual prepayments in accordance with ASC 310-20 “Nonrefundable Fees and Other Costs” or ASC 325-40 “Beneficial Interests in Securitized Financial Assets,” as applicable. Total interest income will flow though the interest income line item on the Consolidated Statement of Operations.

We estimate, at the time of purchase, the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our purchase price. At least quarterly, these estimated cash flows will be assessed and a revised yield is computed based on the current amortized cost of the investment, as needed. In estimating these cash flows, there are a number of assumptions that will be subject to uncertainties and contingencies. These include the rate and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass-through or coupon rate and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying mortgage loans have to be judgmentally estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact our estimates and, as a result, our interest income.

For pools of whole loans purchased with evidence of deterioration of credit quality for which it is probable, at acquisition, that we will be unable to collect all contractually required payments receivable, we will apply the provisions of ASC 310-30 “Loans and Debt Securities Acquired with Deteriorated Credit Quality.” ASC 310-30 addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. ASC 310-30 limits the yield that may be accreted (accretable yield) to the excess of the investor’s estimate of undiscounted expected principal, interest and other cash flows (cash flows expected at acquisition to be collected) over the investor’s initial investment in the loan. ASC 310-30 requires that the excess of contractual cash flows over cash flows expected to be collected (nonaccretable difference) not be recognized as an adjustment of yield, loss accrual or valuation allowance. Subsequent increases in cash flows expected to be collected generally should be recognized prospectively through adjustment of the loan’s yield over its remaining life. Decreases in cash flows expected to be collected should be recognized as impairment.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Our accrual of interest, discount and premium for U.S. federal and other tax purposes is likely to differ from the financial accounting treatment of these items as described above.

Repurchase agreements

We finance the acquisition of certain assets within our portfolio through the use of repurchase agreements. Repurchase agreements are treated as collateralized financing transactions and are carried at primarily their contractual amounts, including accrued interest, as specified in the respective agreements.

We pledge certain of our securities as collateral under repurchase arrangements with financial institutions, the terms and conditions of which are negotiated on a transaction-by-transaction basis. The amounts available to be borrowed are dependent upon the fair value of the securities pledged as collateral, which fluctuates with changes in interest rates, type of security and liquidity conditions within the banking, mortgage finance and real estate industries. In response to declines in fair value of pledged securities, lenders may require us to post additional collateral or pay down borrowings to re-establish agreed upon collateral requirements, referred to as margin calls. As of September 30, 2011, we have met all margin call requirements.

In instances where we acquire assets through repurchase agreements with the same counterparty from whom the assets were purchased, we will evaluate such transactions in accordance with ASC 860-10. This standard requires the initial transfer of a financial asset and repurchase financing that are entered into contemporaneously with, or in contemplation of, one another to be considered linked unless all of the criteria found in ASC 860-10 are met at the inception of the transaction. If the transaction meets all of the conditions, the initial transfer shall be accounted for separately from the repurchase financing, and we will record the assets and the related financing on a gross basis on our balance sheet with the corresponding interest income and interest expense in our statements of operations. If the transaction is determined to be linked, we will record the initial transfer and repurchase financing on a net basis and record a forward commitment to purchase assets as a derivative instrument with changes in market value being recorded on the statement of operations. Such forward commitments are recorded at fair value with subsequent changes in fair value recognized in income.

Accounting for derivative financial instruments

We may enter into derivative contracts, including interest rate swaps and interest rate caps, as a means of mitigating our interest rate risk. We use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns. We account for derivative financial instruments in accordance with ASC 815-10, “Derivatives and Hedging.” ASC 815-10 requires an entity to recognize all derivatives as either assets or liabilities in the balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either other comprehensive income in stockholders’ equity until the hedged item is recognized in earnings or net income depending on whether the derivative instrument is designated and qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity. As of September 30, 2011 none of our interest rate derivatives have been designated as hedges. Such derivatives are recorded at fair value in accordance with ASC 820-10, with corresponding changes in value recognized in the statement of operations.

To-be-announced securities

A to-be-announced security (“TBA”) is a futures contract for the purchase or sale of Agency securities at a predetermined price, face amount, issuer, coupon and stated maturity on an agreed-upon future date. The specific Agency securities delivered into the contract upon the settlement date, published each month by the Securities Industry and Financial Markets Association, are not known at the time of the transaction. TBA securities are

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

exempt from ASC 815 and are accounted for under ASC 320 if there is no other way to purchase or sell that security, if delivery of that security and settlement will occur within the shortest period possible for that type of security and if it is probable at inception and throughout the term of the individual contract that physical delivery of the security will occur (referred to as the “regular-way” exception). Unrealized gains and losses associated with TBA contracts not subject to the regular-way exception or not designated as hedging instruments are recognized in our consolidated statement of operations in the line item unrealized gain (loss) on derivative instruments, net.

Manager compensation

The management agreement provides for the payment to our Manager of a management fee. The management fee is accrued and expensed during the period for which it is calculated and earned. For a more detailed discussion on the fees payable under the management agreement, see Note 9.

Income taxes

We intend to elect and qualify to be taxed as a REIT commencing with our taxable year ending December 31, 2011. Accordingly, we will generally not be subject to corporate U.S. federal or state income tax to the extent that we make qualifying distributions to our stockholders, and provided that we satisfy on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If we fail to qualify as a REIT, and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the four taxable years following the year in which we lost our REIT qualification.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using our taxable income as opposed to net income reported under GAAP in the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

We have elected to treat certain of our subsidiaries, including AG MIT II, LLC, as taxable REIT subsidiaries, or TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS will generate net income, a TRS can declare dividends to us which will be included in our taxable income and necessitate a distribution to our stockholders. Conversely, if we retain earnings at a TRS level, no distribution is required and we can increase book equity of the consolidated entity.

Our financial results are generally not expected to reflect provisions for current or deferred income taxes, except for any activities conducted through one or more taxable REIT subsidiaries, such as AG MIT II, LLC, that are subject to corporate income taxation. We believe that we will operate in a manner that will allow us to qualify for taxation as a REIT. As a result of our expected REIT qualification, we do not generally expect to pay corporate U.S. federal or state income tax. Many of the REIT requirements, however, are highly technical and complex. If we were to fail to meet the REIT requirements, we would be subject to U.S. federal income taxes and applicable state and local taxes.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Share-based compensation

We will follow ASC 718, “Compensation—Stock Compensation” with regard to our equity incentive plans. ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based awards, stock appreciation rights and employee stock purchase plans. ASC 718 requires that compensation cost relating to stock-based payment transactions be recognized in financial statements. The cost is measured based on the fair value of the equity or liability instruments issued.

Compensation cost related to restricted common shares issued to the Company’s directors is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a straight-line basis. Compensation cost related to restricted common shares issued to the Manager is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. The Company has elected to use the straight-line method to amortize compensation expense for the restricted common shares granted to the Manager.

3. Real Estate Securities

The following table presents the current principal balance, amortized cost, gross unrealized gain, gross unrealized loss, and fair market value of the Company’s real estate securities portfolio at September 30, 2011. Real estate securities that are accounted for as components of linked transactions are not reflected in the tables set forth in this note. See Note 6 for further details. The Company’s Agency RMBS are mortgage pass-through certificates representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by Fannie Mae or Freddie Mac. The Non-Agency RMBS, CMBS and ABS portfolios are not issued or guaranteed by Fannie Mae, Freddie Mac and are therefore subject to credit risk. Agency RMBS securities have an explicit government guarantee.

				Gross Unrealized (1)			Weighted Average
	Current Face	Premium (Discount)	Amortized Cost	Gains	Losses	Fair Value	Coupon	Yield
Agency RMBS:
15 Year Fixed Rate	$878,441,239	$27,200,550	$905,641,789	$13,553,579	$(309,386)	$918,885,982	3.50%	2.76%
20 Year Fixed Rate	82,389,263	2,536,978	84,926,241	2,046,442	—	86,972,683	4.06%	3.40%
30 Year Fixed Rate	184,581,876	9,247,516	193,829,392	753,370	—	194,582,762	4.00%	3.25%
Interest Only	46,178,111	(36,137,763)	10,040,348	—	(3,209,024)	6,831,324	5.50%	6.65%
Non-Agency RMBS	81,815,722	(23,089,388)	58,726,334	597,354	(946,989)	58,376,699	4.20%	7.00%
CMBS	20,000,000	(4,467,852)	15,532,148	—	(2,790,888)	12,741,260	5.82%	11.28%
ABS	5,000,000	(593)	4,999,407	—	(2)	4,999,405	3.68%	3.69%

Total	$1,298,406,211	$(24,710,552)	$1,273,695,659	$16,950,745	$(7,256,289)	$1,283,390,115	3.76%	3.18%

(1)	We have chosen to make a fair value election pursuant to ASC 825 for our securities portfolios. Unrealized gains and losses are recognized in current period earnings in the unrealized gain (loss) on real estate securities line item.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

The following table details weighted average life by Agency RMBS, Agency IO and Other Securities:

	Agency RMBS			Agency IO			Other Securities (1)
Weighted Average Life (2)	Fair Value	Amortized Cost	Weighted Average Coupon	Fair Value	Amortized Cost	Weighted Average Coupon	Fair Value	Amortized Cost	Weighted Average Coupon
Less than or equal to 1 year	$—	$—	—	$—	$—	—	$26,510,418	$26,620,178	3.13%
Greater than one year and less than or equal to three years	—	—	—	—	—	—	4,999,405	4,999,407	3.68%
Greater than three years and less than or equal to five years	701,046,296	690,605,740	3.50%	2,879,246	3,655,262	6.00%	—	—	—
Greater than five years	499,395,131	493,791,682	3.79%	3,952,078	6,385,086	5.23%	44,607,541	47,638,304	5.70%

Total	$1,200,441,427	$1,184,397,422	3.62%	$6,831,324	$10,040,348	5.50%	$76,117,364	$79,257,889	4.52%

(1)	For purposes of this table, Other Securities represents Non-Agency RMBS, CMBS and ABS investments held as of September 30, 2011.
(2)	Actual maturities of mortgage-backed securities are generally shorter than stated contractual maturities. Maturities are affected by the contractual lives of the underlying mortgages, periodic payments of principal and prepayments of principal.

During the period ended September 30, 2011, the Company sold nine securities for total proceeds of $316.6 million, recording realized gains of $4.6 million and realized losses of $0.3 million.

4. Fair Value Measurements

As described in Note 2, the fair value of financial instruments that we record at fair value will be determined by the Manager, subject to oversight of the board of directors, and in accordance with ASC 820, “Fair Value Measurements and Disclosures.” When possible, we determine fair value using independent data sources. ASC 820 establishes a hierarchy that prioritizes the inputs to valuation techniques giving the highest priority to readily available unadjusted quoted prices in active markets for identical assets (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements) when market prices are not readily available or reliable. The three levels of the hierarchy under ASC 820 are described below:

•	Level I—Quoted prices in active markets for identical assets or liabilities.

•	Level II—Prices determined using other significant observable inputs. These may include quoted prices for similar securities, interest rates, prepayment speeds, credit risk and others.

•

Level III—Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Company’s assumptions about the factors that market participants would use in pricing an asset or liability, and would be based on the best information available.

Values for the Company’s securities and derivatives portfolios are based upon prices obtained from third party pricing services, which are indicative of market activity. The evaluation methodology of the Company’s third-party pricing services incorporate commonly used market pricing methods, including a spread measurement to various indices such as the one-year constant maturity treasury and LIBOR, which are observable inputs. The evaluation also considers the underlying characteristics of each security, which are also observable inputs, including: coupon; maturity date; loan age; reset date; collateral type; periodic and life cap; geography; and prepayment speeds. The Company collects and considers current market intelligence on all major markets, including benchmark security evaluations and bid-lists from various sources, when available.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

In valuing its derivatives, the Company considers the creditworthiness of both the Company and its counterparties, along with collateral provisions contained in each derivative agreement, from the perspective of both the Company and its counterparties. All of the Company’s derivatives are subject to bilateral collateral arrangements. The Company also has netting arrangements in place with all derivative counterparties pursuant to standard documentation developed by the International Swap and Derivatives Association, or ISDA. Consequently, no credit valuation adjustment was made in determining the fair value of derivatives.

The securities underlying the Company’s linked transactions are valued using similar techniques to those used for the Company’s securities portfolio. The value of the underlying security is then netted against the carrying amount (which approximates fair value) of the repurchase agreement at the valuation date. Additionally, TBA instruments are similar in form to the Company’s Agency securities portfolio, and the Company therefore estimates fair value based on similar methods.

The following table presents the Company’s financial instruments measured at fair value on a recurring basis as of September 30, 2011:

	Fair Value at September 30, 2011
	Level 1	Level 2	Level 3	Total
Assets:
Agency RMBS:
15 Year Fixed Rate	$—	$918,885,982	$—	$918,885,982
20 Year Fixed Rate	—	86,972,683	—	86,972,683
30 Year Fixed Rate	—	194,582,762	—	194,582,762
TBA	—	1,742,156	—	1,742,156
Interest Only	—	6,831,324	—	6,831,324
Non-Agency RMBS	—	31,866,281	26,510,418	58,376,699
CMBS	—	12,741,260	—	12,741,260
ABS	—	—	4,999,405	4,999,405
Linked Transactions	—	5,325,812	5,365,450	10,691,262

Total Assets Carried at Fair Value	$—	$1,258,948,260	$36,875,273	$1,295,823,533

Liabilities:
Swaps	$—	$(7,469,433)	$—	$(7,469,433)
Credit Derivatives	—	(1,021,594)	—	(1,021,594)

Total Liabilities Carried at Fair Value	$—	$(8,491,027)	$—	$(8,491,027)

The Company did not have any transfers of assets or liabilities between Levels 1 and 2 of the fair value hierarchy during the period ended September 30, 2011.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

The following table presents additional information about the Company’s investments which are measured at fair value on a recurring basis for which the Company has utilized Level 3 inputs to determine fair value:

	Non-Agency RMBS	ABS	Linked Transactions
Beginning balance	$—	$—	$—
Transfers (1):
Transfers into level 3	—	—	—
Transfers out of level 3	—	—	—
Purchases	28,057,466	4,999,406	5,271,730
Proceeds from sales	—	—	—
Proceeds from settlement	(1,551,383)	—	—
Total net gains/ (losses) (2)
Included in net income	4,335	(1)	93,720
Included in other comprehensive income (loss)	—	—	—
Ending Balance	$26,510,418	$4,999,405	$5,365,450
Change in unrealized appreciation/depreciation for level 3 assets still held as of September 30, 2011 (2)	$4,335	$(1)	$93,720

(1)	Transfers are assumed to occur at the beginning of the quarter.
(2)	Gains/(losses) are recorded in the following line items in the consolidated statement of operations:

Gain (loss) on linked transactions	$93,720
Unrealized gain (loss) on real estate securities	4,334

Total	$98,054

5. Repurchase Agreements

We pledge certain of our real estate securities as collateral under repurchase arrangements with financial institutions, the terms and conditions of which are negotiated on a transaction-by-transaction basis. Repurchase arrangements involve the sale and a simultaneous agreement to repurchase the transferred assets or similar assets at a future date. The amount borrowed generally is equal to the fair value of the assets pledged less an agreed-upon discount, referred to as a “haircut.” Repurchase arrangements entered into by the Company are accounted for as financings and require the repurchase of the transferred securities at the end of each arrangement’s term, typically 30 to 90 days. The Company maintains the beneficial interest in the specific securities pledged during the term of the repurchase arrangement and receives the related principal and interest payments. Interest rates on these borrowings are fixed based on prevailing rates corresponding to the terms of the borrowings, and interest is paid at the termination of the repurchase arrangement at which time the Company may enter into a new repurchase arrangement at prevailing market rates with the same counterparty or repay that counterparty and negotiate financing with a different counterparty. In response to declines in fair value of pledged securities due to changes in market conditions or the publishing of monthly security paydown factors, lenders typically require the Company to post additional securities as collateral, pay down borrowings or establish cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements, referred to as margin calls. Under the terms of our master repurchase agreements, the counterparties may, in certain cases, sell or re-hypothecate the pledged collateral.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

The following table presents certain information regarding the Company’s repurchase agreements as of September 30, 2011:

	Agency RMBS		Non-Agency RMBS / CMBS / ABS
Repurchase Agreements Maturing Within:	Balance	Weighted Average Rate	Balance	Weighted Average Rate
30 days or less	$806,763,885	0.26%	$2,134,000	1.72%
31-60 days	224,086,000	0.30%	15,696,000	1.47%
61-90 days	—	—	14,440,000	1.50%
Greater than 90 days	25,616,000	0.33%	—	—

Total / Weighted Average	$1,056,465,885	0.27%	$32,270,000	1.50%

Although repurchase agreements are committed borrowings until maturity, the lender retains the right to mark the underlying collateral to fair value. A reduction in the value of pledged assets would require the Company to provide additional collateral or cash to fund margin calls. The following table presents information with respect to the Company’s posting of collateral at September 30, 2011:

September 30, 2011
Repurchase agreements secured by Agency RMBS	$1,056,465,885
Fair Value of Agency RMBS pledged as collateral under repurchase agreements	1,113,726,734
Repurchase agreements secured by Non-Agency RMBS, CMBS and ABS	32,270,000
Fair Value of Non-Agency MBS pledged as collateral under repurchase agreements	41,355,454
Cash pledged (i.e., restricted cash) under repurchase agreements	270,000

The Company seeks to transact with several different counterparties in order to reduce the exposure to any single counterparty. The Company entered into master repurchase agreements (“MRAs”) with 16 counterparties, under which we have outstanding debt with 13 counterparties at September 30, 2011. At September 30, 2011, the Company did not have greater than 10% of stockholders’ equity at risk with any individual counterparty.

As discussed in Note 2, for any transactions determined to be linked, the initial transfer and repurchase financing will be recorded as a forward commitment to purchase assets. At September 30, 2011, the Company had repurchase agreements of $38.1 million that were accounted for as linked. These linked repurchase agreements are not included in the above tables. See Note 6 for details.

6. Derivatives

The Company’s derivatives include interest rate swaps (“swaps”), credit derivates, to-be-announced forward contracts on specified Agency pools (“TBAs”), and linked transactions. Derivatives have not been designated as hedging instruments. The Company has also entered into non-derivative instruments to manage interest rate risk, including Agency interest-only securities.

The following table presents the fair value of the Company’s derivative instruments and their balance sheet location at September 30, 2011.

Derivative Instrument	Designation	Balance Sheet Location	September 30, 2011
Interest Rate Swaps, at fair value	Non-Hedge	Derivative Liabilities	$(7,469,433)
Credit Derivatives, at fair value	Non-Hedge	Derivative Liabilities	(1,021,594)
TBAs, at fair value	Non-Hedge	Derivative Assets	1,742,156
Linked transactions, at fair value	Non-Hedge	Linked transactions, net, at fair value	10,691,262

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

The following table summarizes information related to derivatives:

September 30, 2011
Non-hedge derivatives
Notional amount of Interest Rate Swap Agreements	$728,025,000
Notional amount of Credit Derivatives	23,142,046
Notional amount of TBAs	150,000,000
Notional amount of Linked Transactions (1)	53,288,835

(1)	This represents the current face of the securities comprising linked transactions.

The following table summarizes gains (losses) related to derivatives:

	Income Statement Location	September 30, 2011
Non-hedge derivatives gain (loss):
Interest Rate Swaps	Gain (loss) on derivative instruments, net	$(7,469,434)
Credit Derivatives	Gain (loss) on derivative instruments, net	(834,815)
TBAs	Gain (loss) on derivative instruments, net	1,742,156
Linked transactions	Gain (loss) on linked transactions, net	204,727

Interest Rate Swaps

To help mitigate exposure to higher short-term interest rates, the Company uses currently-paying and forward-starting, one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements. This arrangement establishes a relatively stable fixed rate on related borrowings because the variable-rate payments received on the swap agreements largely offset interest accruing on the related borrowings, leaving the fixed-rate payments to be paid on the swap agreements as the Company’s effective borrowing rate, subject to certain adjustments including changes in spreads between variable rates on the swap agreements and actual borrowing rates.

The following table presents information about the Company’s interest rate swaps as follows:

Interest Rate Swaps
Maturity	Notional Amount		Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Years to Maturity
2012	$100,000,000		0.354%	0.230%	0.39
2013	182,000,000	*	0.535%	0.231%	2.06
2014	204,500,000	*	1.000%	0.248%	2.83
2015	174,025,000		1.436%	0.243%	3.84
2016	67,500,000	*	1.738%	0.233%	4.88

Total/Wtd Avg	$728,025,000		0.968%	0.239%	2.74

*	These figures include forward starting swaps with a total notional of $130.0 million and a weighted average start date of December 9, 2011. Weighted average rates shown are inclusive of rates corresponding to the terms of the swap as if the swap were effective as of September 30, 2011.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Credit Derivatives

The Company utilizes credit derivatives to provide credit event protection based on a financial index or specific security in exchange for receiving a fixed-rate premium over the term of the contract. These instruments enable the Company to synthetically assume the credit risk of a reference security, portfolio of securities or index of securities. The counterparty pays a premium to the Company and the Company agrees to make a payment to compensate the counterparty for losses upon the occurrence of a specified credit event. The maximum payouts for these credit derivatives are limited to the current notional amount of each swap contract. The Company currently holds credit default swaps where the Company is a seller of credit protection on an index of Non-Agency RMBS. The credit derivatives mature in 2037 and pay a monthly fixed-rate premium of 4.58%.

The following table presents information about the Company’s credit derivatives as follows:

September 30, 2011
Fair value amount	$(1,021,594)
Notional amount (1)	23,142,046
Collateral held by counterparty (2)	3,759,848

(1)	Represents the Company’s maximum exposure.
(2)	Collateral held is in the form of cash and securities.

TBAs

The Company has entered into TBA positions to facilitate the future purchase of Agency securities. Pursuant to these TBAs, the Company agrees to purchase, for future delivery, Agency securities with certain principal and interest terms and certain types of underlying collateral, but the particular Agency securities to be delivered would not be identified until shortly, generally two days, before the TBA settlement date. The Company records TBA purchases on the trade date and it presents the purchase net of the corresponding payable until the settlement date of the transaction. The Company generally intends to take delivery of TBA positions. Contracts for the purchase or sale of specified Agency securities are accounted for as derivatives if the delivery of the specified Agency security and settlement extends beyond the shortest period possible for that type of security.

The following table presents information about the Company’s TBAs for the three months ended September 30, 2011:

	Beginning Notional Amount	Additions	Sale or Settlement	Ending Notional Amount	Fair Value as of Period End	Payable to Broker	Derivative Asset	Weighted Average Life
Purchases of TBAs	$—	$150,000,000	—	$150,000,000	$154,816,375	$(153,074,219)	$1,742,156	6.34

Linked Transactions

As discussed in Note 2, when the initial transfer of a financial asset and repurchase financing are entered into contemporaneously with, or in contemplation of, one another, the transaction will be considered linked unless all of the criteria found in ASC 860-10 are met at the inception of the transaction. If the transaction is determined to be linked, we will record the initial transfer and repurchase financing on a net basis and record a forward commitment to purchase assets as a derivative instrument with changes in market value being recorded on the statement of operations. The fair value of linked transactions reflects the value of the underlying non-Agency RMBS and linked repurchase agreement borrowings.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

The following table presents certain information related to the securities and repurchase agreements comprising linked transactions as of September 30, 2011:

Linked Transactions
Instrument	Current Face	Amortized Cost	Fair Value	Net Interest Income	Unrealized MTM	Amount Included in Statement of Operations	Weighted Average Coupon	Weighted Average Life	Repurchase Agreement	Weighted Average Interest Rate	Weighted Average Years to Maturity
Non-Agency RMBS	$31,788,835	$27,429,515	$27,192,138	$271,524	$(237,378)	$34,146	6.04%	4.74	$22,862,000	1.66%	0.07
ABS	21,500,000	21,526,930	21,623,124	74,386	96,195	170,581	4.85%	4.17	15,262,000	1.27%	0.08

Total	$53,288,835	$48,956,445	$48,815,262	$345,910	$(141,183)	$204,727	5.56%	4.49	$38,124,000	1.50%	0.07

At September 30, 2011, the Company had real estate securities with a fair value of $14.1 million and restricted cash of $1.1 million pledged as collateral against its derivatives. The Company reduces credit risk on the majority of its derivative instruments by entering into agreements that permit the closeout and netting of transactions with the same counterparty upon occurrence of certain events.

7. Equity and Earnings per Share

Basic earnings per share (“EPS”) is calculated by dividing net income (loss) for the period by the weighted- average shares of the Company’s common stock outstanding for that period that participate in dividends. Diluted EPS takes into account the effect of dilutive instruments, such as stock options, warrants and unvested restricted stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.

As of September 30, 2011 the Company’s warrants and outstanding shares of restricted common stock are as follows:

Warrants	1,602,500
Restricted stock held by the Manager	40,250
Restricted stock held by the independent directors	6,000

During the quarter ended September 30, 2011, the Company has assumed that no warrants would be exercised as the weighted average market value per share of the Company’s common stock was below the strike price of the warrants, and are therefore not included in the Company’s diluted weighted average shares outstanding. Shares of restricted stock held by the Manager and independent directors accrue dividends, but are not paid until vested and are therefore not considered to be participating shares. These shares are only included in diluted weighted average shares outstanding.

The following table presents a reconciliation of the earnings and shares used in calculating basic and diluted earnings per share, or EPS, for the three months ended September 31, 2011:

Three Months Ended September 30, 2011
Numerator:
Net income to common stockholders for basic and diluted earnings per share	$13,217,042

Denominator:
Basic weighted average shares outstanding	9,339,516
Manager and director units	43,737

Diluted weighted average shares outstanding	9,383,253

Basic Earnings Per Share:	$1.42
Diluted Earnings Per Share:	$1.41

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

During the quarter ended September 30, 2011, the Company declared a quarterly dividend to common stockholders totaling $4.0 million or $0.40 per share, which was paid in October.

8. Income Taxes

As a REIT, the Company is not subject to Federal income tax to the extent that it makes qualifying distributions to its stockholders, and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. Most states recognize REIT status as well. During the quarter ended September 30, 2011, the Company recorded no income tax expense.

The Company files tax returns in several U.S jurisdictions. There are no ongoing U.S. federal, state and local tax examinations.

We have elected to treat certain of our subsidiaries, including AG MIT II, LLC, as taxable REIT subsidiaries, or TRSs. In general, a TRS of ours may hold assets and engage in activities that we cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

In general, common stock cash dividends declared by the Company will be considered ordinary income to stockholders for income tax purposes. From time to time, a portion of the Company’s dividends may be characterized as capital gains or return of capital. For the year ended December 31, 2011, the Company estimates that all income distributed in the form of dividends will be characterized as ordinary income.

9. Related Party Transactions

The Company has entered into a management agreement with the Manager, which provides for an initial term through June 30, 2014, and will be deemed renewed automatically each year for an additional one-year period, subject to certain termination rights. The Company is externally managed and advised by the Manager. Pursuant to the terms of the management agreement, effective July 6, 2011 (the consummation of our initial public offering), the Manager provides the Company with its management team, including its officers, along with appropriate support personnel. Each of the Company’s officers is an employee of Angelo, Gordon. The Company does not have any employees.

Management fee

Our Manager will be entitled to a management fee equal to 1.50% per annum, calculated and paid quarterly, of the Company’s Stockholders’ Equity. For purposes of calculating the management fee, “Stockholders’ Equity” means the sum of the net proceeds from any issuances of equity securities (including preferred securities) since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance, and excluding any future equity issuance to the Manager), plus the Company’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense or other non-cash items described below incurred in current or prior periods), less any amount that the Company pays for repurchases of its common stock, excluding any unrealized gains, losses or other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with GAAP, regardless of whether such items are included in other comprehensive income or loss, or in net income, and excluding one-time events pursuant to changes in GAAP, and certain other non-cash charges after discussions between the Manager and the Company’s independent directors and after approval by a majority of the Company’s independent directors. Stockholders’ Equity, for purposes of calculating the management fee, could be greater or less than the amount of stockholders’ equity shown on the Company’s financial statements.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

For the three months ended September 30, 2011, the Company incurred management fees of approximately $742,557.

Expense reimbursement

The Company will be required to reimburse the Manager for operating expenses related to the Company that are incurred by the Manager, including expenses relating to legal, accounting, due diligence and other services. The Company’s reimbursement obligation is not subject to any dollar limitation. Expenses will be reimbursed in cash on a monthly basis following the end of each month. The Company will not reimburse the Manager for the salaries and other compensation of its personnel except that the Company will be responsible for expenses incurred by the Manager in employing our chief financial officer, general counsel and other employees as further described below.

The Company will reimburse the Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits paid to (1) the Company’s chief financial officer based on the percentage of his time spent on our affairs, (2) the Company’s general counsel based on the percentage of his time spent on the Company’s affairs, and (3) other corporate finance, tax accounting, internal audit, legal, risk management, operations, compliance and other non-investment personnel of the Manager and its affiliates who spend all or a portion of their time managing the Company’s affairs based upon the percentage of time devoted by such personnel to the Company’s affairs. In their capacities as officers or personnel of the Manager or its affiliates, they will devote such portion of their time to the Company’s affairs as is necessary to enable the Company to operate its business. The Manager waived their right to receive their expense reimbursement, for the quarter ended September 30, 2011.

Restricted stock grants

On July 6, 2011 (the consummation of our initial public offering), we entered into (i) a restricted stock award agreement with our Manager under the Manager Equity Incentive Plan, pursuant to which the Manager received 40,250 shares of the Company’s common stock, and (ii) restricted stock award agreements with our independent directors under the Equity Incentive Plan, pursuant to which each of the independent directors received 1,500 shares of the Company’s common stock.

The total number of shares that may be made subject to awards under our Manager Equity Incentive Plan and our Equity Incentive Plan will be equal to 277,500 shares. Awards under our equity incentive plans are forfeitable until they become vested. An award will become vested only if the vesting conditions set forth in the award agreement (as determined by the board of directors or the compensation committee, as applicable) are satisfied. The vesting conditions may include performance of services for a specified period, achievement of performance goal, or a combination of both. The board of directors or the compensation committee, as applicable, also has authority to provide for accelerated vesting upon the occurrence of certain events. The restricted common stock granted concurrently with the closing of the Company’s IPO will vest over a three-year period.

We also pay a $60,000 annual base directors’ fee to each of our independent directors. Base directors’ fees are paid 50% in cash and 50% in restricted common stock. The number of shares of restricted common stock to be issued each quarter to each independent director shall be determined based on the fair market value of the Corporation’s common stock equal to the closing price thereof on the New York Stock Exchange on the last business day of each fiscal quarter. To the extent that any fractional shares would otherwise be issuable and payable to each independent director, a cash payment shall be made to each independent director in lieu of any fractional shares. All directors’ fees will be paid pro rata (and restricted stock grants determined) on a quarterly basis in arrears.

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

Offering and organization costs

The Company’s obligation to pay for the expenses incurred in connection with its formation, the offering and the concurrent private placement has been capped at 1% of the total gross proceeds from the IPO and the concurrent private placement (or approximately $2.0 million when the underwriters exercised their over-allotment option, which occurred on July 20, 2011. The Manager has paid expenses incurred above this 1% cap. The Manager incurred $773,009 of offering costs that will not be reimbursed.

Termination fee

The termination fee, payable for (1) the Company’s termination of the management agreement without cause or (2) the Manager’s termination of the management agreement upon a default in the performance of any material term of the management agreement, will be equal to three times the average annual management fee during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter.

10. Initial Public Offering

On June 29, 2011, the Company entered into (i) a binding underwriting agreement with a group of underwriters to sell 5,500,000 shares of the Company’s common stock for $20.00 per share for an aggregate offering price of $110.0 million, (ii) a unit purchase agreement with the purchasers of units in a concurrent private placement to purchase 3,205,000 units at $20.00 per share, (iii) stock purchase agreements with AG Funds and two of our officers, to purchase in the aggregate 500,000 private placement shares of the Company’s common stock at $20.00 per share, (iv) a registration rights agreement with the purchasers of units in the private placement, AG Funds and two of our officers, and (v) an agreement with our Manager pursuant to which our Manager is entitled to receive a management fee and the reimbursement of certain expenses. See Note 9 for further detail on the management fee and expense reimbursement. The issuance of shares and subsequent receipt of cash related to the IPO and concurrent private placement were recorded upon settlement of the offering.

The Company completed its IPO and concurrent private placement on July 6, 2011, at which time all subscriptions were paid in cash and the Company issued 9,205,000 shares of common stock. Net proceeds to the Company were $182.3 million, net of issuance costs borne by the Company of approximately $1.8 million. As detailed below, on July 20, 2011, the underwriters exercised in part their over-allotment option to purchase 800,000 shares of the Company’s common stock at $20.00 per share. After such exercise, net proceeds to the Company increased to $198.1 million, net of total issuance costs borne by the Company of approximately $2.0 million. The Company’s obligation to pay for the expenses incurred in connection with its formation, the IPO and the concurrent private placement was capped at 1% of the total gross proceeds from the offering and concurrent private placement (or approximately $1.8 million, increasing to approximately $2.0 million when the underwriters exercised their over-allotment option). The Manager will pay the expenses incurred above this 1% cap. Additionally, the Manager has agreed to pay the entire underwriting discount; therefore, no underwriting discount will be borne by the Company.

On July 6, 2011, we entered into (i) warrant agreements with the purchasers of 3,205,000 units in the private placement, (ii) a restricted stock award agreement with our Manager under the Manager Equity Incentive Plan, pursuant to which the Manager received 40,250 shares of the Company’s common stock, and (iii) restricted stock award agreements with our independent directors under the Equity Incentive Plan, pursuant to which each of the independent directors received 1,500 shares of the Company’s common stock.

On July 20, 2011, pursuant to the terms of the Underwriting Agreement, dated June 29, 2011, between the Company, the Manager, Angelo, Gordon and Deutsche Bank Securities Inc., as representative of the several

AG Mortgage Investment Trust Inc. and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

September 30, 2011

underwriters (the “Underwriters”), the Underwriters exercised in part their over-allotment option to purchase 800,000 shares of the Company’s common stock (the “Additional Shares”) at $20.00 per share. The over-allotment option to purchase up to an additional 825,000 shares of the Company’s common stock was granted in connection with the Company’s IPO of 5.5 million shares. The Company received proceeds of $16.0 million from the sale of the Additional Shares. At the completion of the offering, after giving effect to the partial exercise of the over-allotment option and the private placement, the Company has sold a total of 10,005,000 shares of common stock and raised approximately $198.1 million in net proceeds.

11. Private Placement

Concurrently with the IPO, the Company offered a private placement of 3,205,000 units at $20.00 per share to a limited number of investors qualifying as “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Each unit consisted of one share of common stock (“private placement share”) and a warrant (“private placement warrant”) to purchase 0.5 of a share of common stock. Each private placement warrant had an exercise price of $20.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), and was exercised as described below. The private placement shares and private placement warrants were immediately separated and were issued separately, but were purchased together in the private placement. Total proceeds from the private placement were $74.1 million, including 500,000 private placement shares sold to AG Funds and two of our officers.

AG Funds, together with two of our officers, committed to participate in the private placement and subscribed collectively for 500,000 private placement shares.

The Company’s independent directors entered into a lock-up agreement under which they have agreed, subject to the terms and conditions of the lock-up agreement, not to sell the private placement shares, warrants or the shares of our common stock issuable upon exercise of the private placement warrants, which we refer to as the warrant shares, for 180 days from the closing of this private placement. AG Funds and two of our officers entered into a lock-up agreement under which they agreed, subject to the terms and conditions of the lock-up agreement, not to sell the private placement shares, warrants or warrant shares for two years from the closing of the private placement.

12. Commitments and Contingencies

From time to time, the Company may become involved in various claims and legal actions arising in the ordinary course of business. Management is not aware of any significant contingencies at September 30, 2011.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholder of AG Mortgage Investment Trust, Inc.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of AG Mortgage Investment Trust, Inc. at April 1, 2011 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

April 4, 2011 except for Note 4, as to which the date is April 15, 2011

AG Mortgage Investment Trust, Inc.

Balance Sheet

April 1, 2011

Assets:
Cash	$1,000

Stockholder’s equity
Common stock, $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in-capital	999

Total Stockholder’s Equity	$1,000

Please see accompanying notes to the Balance Sheet.

1. Organization

AG Mortgage Investment Trust, Inc. (development stage company) (the “Company”) was organized in the state of Maryland on March 1, 2011. Under the Company’s charter, the Company may issue up to 1,000 shares of common stock, $0.01 par value per share. The Company issued 100 shares of common stock in connection with its initial capitalization. The charter authorizes the Company’s board of directors to amend the charter to increase or decrease the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. The Company has not commenced operations.

2. Formation of the Company and Initial Public Offering

The Company intends to conduct an initial public offering of common stock (the “IPO”), which is anticipated to be finalized in 2011. Proceeds from the IPO will be used to invest in certain of the Company’s target assets, including a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets.

The Company will be subject to the risks involved with real estate and real estate-related debt instruments. These include, among others, the risks normally associated with changes in the general economic climate, changes in the mortgage market, changes in tax laws, interest rate levels, and the availability of financing. The Company intends to qualify as a real estate investment trust (a “REIT”) under the Internal Revenue Code commencing with its taxable period ending on December 31, 2011. In order to maintain its tax status as a REIT, the Company plans to distribute at least 90% of its taxable income to its stockholders.

The sole stockholder of the Company is AG Funds, L.P. (“AG Funds”), a Delaware limited liability company. On March 7, 2011, AG Funds entered into a subscription agreement with the Company and agreed to purchase 100 shares of common stock for $1,000. The subscription amount was received by the Company on April 1, 2011.

The Company will be externally managed by AG REIT Management, LLC, a newly formed subsidiary of Angelo, Gordon & Co., L.P., or Angelo, Gordon, a privately-held, SEC-registered investment adviser, and an affiliate of the sole stockholder.

3. Significant Accounting Policies

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheet. Actual results could differ from those estimates.

Offering Costs

Offering costs to be incurred in connection with the Company’s stock offerings will be reflected as a reduction of additional paid-in capital. Costs incurred that are not directly associated with the completion of the IPO will be expensed as incurred.

Organization Costs

Costs incurred to organize the Company will be expensed as incurred.

Cash

Cash is comprised of cash in bank.

4. Subsequent Events

As of April 15, 2011, AG REIT Management, LLC has incurred approximately $1.2 million of costs related to this offering. Upon successful completion of the offering, the Company will reimburse the Company’s Manager for these amounts from the proceeds of the offering and these amounts will be reflected as a reduction of additional paid-in capital.

Subsequent events have been evaluated through April 15, 2011, the date the balance sheet was available to be issued.

5. Subsequent Events (unaudited)

As of June 21, 2011, AG REIT Management, LLC has incurred approximately $1.5 million of costs related to this offering.

AG REIT Management, LLC has agreed to pay the entire underwriting discount; therefore, no underwriting discount will be borne by the Company. Additionally, AG REIT Management, LLC has agreed to pay any offering costs in excess of 1% of total gross proceeds raised in the offering and the concurrent private placement.

4,000,000 Shares

AG Mortgage Investment Trust, Inc.

Common Stock

PROSPECTUS

Deutsche Bank Securities

BofA Merrill Lynch

Stifel Nicolaus Weisel

                    , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other expenses of issuance and distribution.

The following table shows the fees and approximate expenses to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC registration fee	$11,460
FINRA filing fee	$10,500
Legal fees and expenses (including Blue Sky fees)	$175,000
Accounting fees and expenses	$35,000
Printing and engraving expenses	$31,000
Transfer agent fees and expenses	$1,500
Miscellaneous	$2,000

Total	$266,460

Item 32.	Sales to special parties.

Not applicable.

Item 33.	Recent sales of unregistered securities.

On June 29, 2011, the SEC declared effective our IPO registration statement (File No. 333-172656), pursuant to which we registered 5,500,000 shares of common stock. The Company completed its IPO and the private placement on July 6, 2011, at which time all subscriptions were paid in cash and the Company issued 9,205,000 shares of common stock. Net proceeds to the Company were $182.3 million, net of issuance costs borne by the Company of approximately $1.8 million. As detailed in Note 10 to our unaudited consolidated financial statements, on July 20, 2011, the underwriters exercised in part their over-allotment option to purchase 800,000 shares of the Company’s common stock at $20.00 per share. After such exercise, net proceeds to the Company increased to $198.1 million, net of total issuance costs borne by the Company of approximately $2.0 million. The Company’s obligation to pay for the expenses incurred in connection with its formation, the IPO and the private placement were capped at 1% of the total gross proceeds from the offering and the private placement (or approximately $1.8 million, increasing to approximately $2.0 million when the underwriters exercised their over-allotment option). The Manager has paid the expenses incurred above this 1% cap. Additionally, the Manager has paid the entire underwriting discount; therefore, no underwriting discount was borne by the Company.

The IPO was underwritten by Deutsche Bank Securities Inc., acting as the representative of Stifel, Nicolaus & Company, Incorporated, RBC Capital Markets, LLC, JMP Securities LLC, National Securities Corporation, Sterne, Agee & Leach, Inc., Wunderlich Securities, Inc., Ladenburg Thalmann & Co. Inc., The PrinceRidge Group LLC and SMBC Nikko Capital Markets Limited.

Concurrently with the IPO, the Company offered a private placement of 3,205,000 units at $20.00 per share to a limited number of investors qualifying as “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Each unit consists of one share of common stock (“private placement share”) and a warrant (“private placement warrant”) to purchase 0.5 of a share of common stock. Each private placement warrant has an exercise price of $20.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), will be exercisable as described below and are exercisable during the seven-year period commencing on June 29, 2011. The private placement shares and private placement warrants separated immediately and were issued separately, but were purchased together in the private placement. Total proceeds from the private placement were $74.1 million, including 500,000 private placement shares sold to AG Funds and two of our officers.

At the completion of the IPO, after giving effect to the partial exercise of the over-allotment option and the private placement, the Company sold a total of 10,005,000 shares of common stock and raised approximately $198.1 million in net proceeds.

Item 34.	Indemnification of directors and officers.

Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability which is material to the cause of action, as resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment in the proceeding. The registrant’s charter contains such a provision and limit the liability of the registrant’s directors and officers to the maximum extent permitted by Maryland law.

The registrant’s charter authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer or (ii) any individual who, while serving as the registrant’s director or officer and at its request, serves or has served as a director, officer, partner, member, manager, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The registrant’s charter and bylaws also permit the registrant to indemnify and advance expenses to any person who serves any predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant. The registrant also will enter into indemnification agreements with its directors and executive officers that address similar matters, as described below.

Maryland law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. However, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even if the standard of conduct required for indemnification has not been met and even for proceedings by or in the right of the corporation in which the director or officer has been judged liable, provided, in the latter case, that indemnification is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Upon the completion of this offering, the registrant expects to enter into customary indemnification agreements with each of its directors and executive officers that will obligate the registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements will require the registrant to indemnify the director or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the registrant’s behalf. In addition, the indemnification agreements will require the registrant to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the registrant’s behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.

In addition, the indemnification agreements will require the registrant to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also will provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the registrant.

Item 35.	Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial statements and exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description

1.1	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of AG Mortgage Investment Trust, Inc., incorporated by reference to Exhibit 3.1 of Amendment No. 2 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on April 18, 2011 (“Pre-Effective Amendment No. 2”).

3.2	Amended and Restated Bylaws of AG Mortgage Investment Trust, Inc., incorporated by reference to Exhibit 3.1 of Pre-Effective Amendment No. 2.

4.1	Specimen Stock Certificate of AG Mortgage Investment Trust, Inc., incorporated by reference to Exhibit 4.1 of Pre-Effective Amendment No. 2.

5.1	Opinion of Saul Ewing LLP relating to the legality of the securities being registered.

8.1	Opinion of McDermott Will & Emery LLP regarding tax matters.

10.1	Form of Registration Rights Agreement by and between the Company and the purchasers of units and shares in the private placement, dated June 29, 2011, incorporated by reference to Exhibit 10.1 of Amendment No. 7 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on June 29, 2011 (“Pre-Effective Amendment No. 7”).

10.2	Form of Unit Purchase Agreement by and between the Company and the purchasers of units in the private placement, dated June 29, 2011, incorporated by reference to Exhibit No. 10.2 of Amendment No. 5 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on June 22, 2011. (“Pre-Effective Amendment No. 5”).

10.3	Form of Management Agreement, dated June 29, 2011 by and between the Company and AG REIT Management, LLC, incorporated by reference to Exhibit 10.3 of Amendment No. 3 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on April 25, 2011.

10.4	Equity Incentive Plan, dated July 6, 2011, incorporated by reference to Exhibit 10.4 of Pre-Effective Amendment No. 2.

10.5	Manager Equity Incentive Plan, dated July 6, 2011, incorporated by reference to Exhibit 10.5 of Pre-Effective Amendment No. 2.

10.6	Form of Manager Equity Incentive Plan Restricted Stock Award Agreement, dated July 6, 2011, incorporated by reference to Exhibit 10.6 of Pre-Effective Amendment No. 2.

10.7	Form of Equity Incentive Plan Restricted Stock Award Agreement, dated July 6, 2011, incorporated by reference to Exhibit 10.7 of Pre-Effective Amendment No. 2.

10.8	Form of Warrant between the Company and the purchasers of units in the private placement, incorporated by reference to Exhibit No. 10.4 of Pre-Effective Amendment No. 5.

10.9	Form of Stock Purchase Agreement by and between the Company and the purchasers of shares in the private placement, dated June 29, 2011, incorporated by reference to Exhibit 10.2 of Pre-Effective Amendment No. 2.

Exhibit number	Exhibit description

10.10	Form of Indemnification Agreement, dated July 6, 2011, by and between the Company and the Company’s directors and officers, incorporated by reference to Exhibit 10.10 of Pre-Effective Amendment No. 7.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1).

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on January 18, 2012.

AG Mortgage Investment Trust, Inc.

By:	/s/ David Roberts
David Roberts Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	*	Director and Chief Executive Officer	January 18, 2012
David Roberts

By:	*	Chief Financial Officer	January 18, 2012
	Frank Stadelmaier	(Principal Financial and Accounting Officer)

By:	*	Director and Chief Investment Officer	January 18, 2012
Jonathan Lieberman

By:	*	Director and Executive Chairman	January 18, 2012
John Angelo

By:	*	Director	January 18, 2012
Andrew L. Berger

By:	*	Director	January 18, 2012
Joseph LaManna

By:	*	Director	January 18, 2012
Peter Linneman

By:	*	Director	January 18, 2012
James Voss

*	By:	/s/ Allan N. Krinsman
Allan N. Krinsman
(Attorney-in-Fact)

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of AG Mortgage Investment Trust, Inc., incorporated by reference to Exhibit 3.1 of Amendment No. 2 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on April 18, 2011 (“Pre-Effective Amendment No. 2”).

3.2	Amended and Restated Bylaws of AG Mortgage Investment Trust, Inc., incorporated by reference to Exhibit 3.1 of Pre-Effective Amendment No. 2.

4.1	Specimen Stock Certificate of AG Mortgage Investment Trust, Inc., incorporated by reference to Exhibit 4.1 of Pre-Effective Amendment No. 2.

5.1	Opinion of Saul Ewing LLP relating to the legality of the securities being registered.

8.1	Opinion of McDermott Will & Emery LLP regarding tax matters.

10.1	Form of Registration Rights Agreement by and between the Company and the purchasers of units and shares in the private placement, dated June 29, 2011, incorporated by reference to Exhibit 10.1 of Amendment No. 7 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on June 29, 2011 (“Pre-Effective Amendment No. 7”).

10.2	Form of Unit Purchase Agreement by and between the Company and the purchasers of units in the private placement, dated June 29, 2011, incorporated by reference to Exhibit No. 10.2 of Amendment No. 5 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on June 22, 2011. (“Pre-Effective Amendment No. 5”).

10.3	Form of Management Agreement, dated June 29, 2011 by and between the Company and AG REIT Management, LLC, incorporated by reference to Exhibit 10.3 of Amendment No. 3 to our Registration Statement on Form S-11, filed with the Securities and Exchange Commission on April 25, 2011.

10.4	Equity Incentive Plan, dated July 6, 2011, incorporated by reference to Exhibit 10.4 of Pre-Effective Amendment No. 2.

10.5	Manager Equity Incentive Plan, dated July 6, 2011, incorporated by reference to Exhibit 10.5 of Pre-Effective Amendment No. 2.

10.6	Form of Manager Equity Incentive Plan Restricted Stock Award Agreement, dated July 6, 2011, incorporated by reference to Exhibit 10.6 of Pre-Effective Amendment No. 2.

10.7	Form of Equity Incentive Plan Restricted Stock Award Agreement, dated July 6, 2011, incorporated by reference to Exhibit 10.7 of Pre-Effective Amendment No. 2.

10.8	Form of Warrant between the Company and the purchasers of units in the private placement, incorporated by reference to Exhibit No. 10.4 of Pre-Effective Amendment No. 5.

10.9	Form of Stock Purchase Agreement by and between the Company and the purchasers of shares in the private placement, dated June 29, 2011, incorporated by reference to Exhibit 10.2 of Pre-Effective Amendment No. 2.

10.10	Form of Indemnification Agreement, dated July 6, 2011, by and between the Company and the Company’s directors and officers, incorporated by reference to Exhibit 10.10 of Pre-Effective Amendment No. 7.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1).